Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

WARREN LYNN FRAZIER,

GARRETT LYNN FRAZIER 2018 DG TRUST,

DERRICK CHASE FRAZIER 2018 DG TRUST,

and

FRAZIER FAMILY FOUNDATION, INC.

collectively, as Sellers

WARREN LYNN FRAZIER

as Seller Representative

and

MOTI HOLDCO, LLC

and

NINE ENERGY CANADA INC.

collectively, as Buyers

and

NINE ENERGY SERVICE, INC.

as Buyer Parent

dated as of

October 15, 2018

THIS FORM OF AGREEMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT WITH RESPECT TO THE SUBJECT MATTER HEREOF ENTERED INTO BY EITHER THE RECIPIENT HEREOF OR ANOTHER PERSON FOR WHOM THE RECIPIENT HEREOF IS ACTING IN CONNECTION WITH THE RECEIPT OF THIS FORM OF AGREEMENT.

CIRCULATION OF THIS FORM OF AGREEMENT WILL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

i

ii

SCHEDULES
Schedule 1.1	Apportionment of Purchase Price Among Sellers
Schedule 1.2	Net Working Capital Methodology
Schedule 2.2	Resignation Exceptions
Schedule 5.20.1	US Restricted Area

EXHIBITS
Exhibit A	Assignment of Interests
Exhibit B	Agreement of Employment
Exhibit C	IP Assignment
Exhibit D	Registration Rights Agreement
Exhibit E	EBIT Principles and Calculation
Exhibit F	Indemnification Escrow Agreement

ATTACHMENTS
Glossary	Definitions

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SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of October 15, 2018 by and among (i) Warren Lynn Frazier, an individual and resident of the State of Texas (“Warren Frazier”), Garrett Lynn Frazier 2018 DG Trust, an irrevocable trust (“Garrett Trust”), Derrick Chase Frazier 2018 DG Trust, an irrevocable trust (“Derrick Trust”), and Frazier Family Foundation, Inc., a Texas corporation (“Foundation”, and together with Warren Frazier, Garrett Trust and Derrick Trust, each, a “Seller” and, collectively, the “Sellers”), (ii) Warren Frazier, solely in his capacity as Seller Representative (“Seller Representative”), (iii) MOTI Holdco, LLC, a Delaware limited liability company (“US Buyer”), and Nine Energy Canada Inc., an Alberta (Canada) corporation (“Canada Buyer”, and together with US Buyer, collectively, “Buyers”), (iv) Nine Energy Service, Inc., a Delaware corporation (“Buyer Parent”), and (v) solely for the purposes of Section 5.6.2, Section 5.20 and Section 5.23, Garrett Lynn Frazier, an individual and resident of Corpus Christi, Texas, and Derrick Chase Frazier, an individual and resident of Corpus Christi, Texas (together with Warren Frazier, collectively, the “Fraziers”).

RECITALS

A. (i) Warren Frazier, Garrett Trust, Derrick Trust and Foundation (the “LP Sellers”) own all of the issued and outstanding limited partnership interests (the “LP Interests”) of Magnum Oil Tools International, LTD, a Texas limited partnership (“MOTI” or a “Company”), (ii) Warren Frazier owns all of the issued and outstanding limited liability company interests (the “GP Securities”) of Magnum Oil Tools GP, LLC, a Texas limited liability company (the “General Partner” or a “Company”), and (iii) Warren Frazier owns all of the issued and outstanding shares (the “MOTC Shares” and, together with the LP Interests and the GP Securities, the “Interests”) of Magnum Oil Tools Canada Ltd., an Alberta (Canada) corporation (“MOTC” or a “Company” and, together with MOTI and the General Partner, collectively, the “Companies”);

B. (i) US Buyer is a subsidiary of Buyer Parent and (ii) Canada Buyer is a subsidiary of Buyer Parent;

C. The Companies collectively are engaged in the business of providing the upstream oil and gas well completions market with frac plugs, frac balls, wellbore isolation disks, composite cement retainers, toe initiator subs, pump off-bit subs and pump down gun subs and other related equipment (together with all other business and operations currently being performed by the Companies, collectively, the “Business”); and

D. (i) The LP Sellers wish to sell and assign to US Buyer, and US Buyer wishes to purchase and acquire from the LP Sellers, all right, title and interest in and to the LP Interests, (ii) Warren Frazier wishes to sell and assign to US Buyer, and US Buyer wishes to purchase and acquire from Warren Frazier, all right, title and interest in and to the GP Securities, subject to the terms and conditions set forth herein and (iii) Warren Frazier wishes to sell and assign to Canada Buyer, and Canada Buyer wishes to purchase and acquire from Warren Frazier, all right, title and interest in and to the MOTC Shares, in each case, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the Recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

SECTION 1.1 Purchase and Sale of Interests. Subject to the terms and conditions of this Agreement, effective as of the Effective Time, (i) the LP Sellers will sell, assign, transfer, convey and deliver unto US Buyer, and US Buyer will, and Buyer Parent will cause US Buyer to, purchase, accept and acquire from LP Sellers all of LP Sellers’ right, title and interest in and to the LP Interests, free and clear of all Encumbrances other than Permitted Interest Encumbrances, (ii) Warren Frazier will sell, assign, transfer, convey and deliver unto US Buyer, and US Buyer will, and Buyer Parent will cause US Buyer to, purchase, accept and acquire from Warren Frazier all of Warren Frazier’s right, title and interest in and to the GP Securities, free and clear of all Encumbrances other than Permitted Interest Encumbrances, and (iii) Warren Frazier will sell, assign, transfer, convey and deliver unto Canada Buyer, and Canada Buyer will, and Buyer Parent will cause Canada Buyer to, purchase, accept and acquire from Warren Frazier all of Warren Frazier’s right, title and interest in and to the MOTC Shares, free and clear of all Encumbrances other than Permitted Interest Encumbrances, in exchange for aggregate consideration of (a) three hundred and thirty-four million and four hundred and ninety-four thousand and two hundred and twenty-five and 00/100 Dollars ($334,494,225.00), as adjusted pursuant to Section 1.2 and Section 1.3 (the “Cash Purchase Price”) and (b) five million (5,000,000) shares of Buyer Parent Common Stock (the “Share Purchase Price” and, together with the Cash Purchase Price, the “Purchase Price”). The Share Purchase Price and the Cash Purchase Price shall be apportioned among the Sellers in accordance with Schedule 1.1. The number of shares of Buyer Parent Common Stock constituting the Share Purchase Price shall be proportionately adjusted to reflect any stock split, combination of shares, stock dividend or other similar event affecting the Buyer Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time.

SECTION 1.2 Cash Purchase Price Adjustments.

1.2.1. Adjustments to Cash Purchase Price. The Cash Purchase Price shall be adjusted in the manner provided in this Section 1.2. The Cash Purchase Price shall be:

(a) increased by the amount, if any, by which the Closing Date Net Working Capital exceeds the Net Working Capital Target,

(b) decreased by the amount, if any, by which the Net Working Capital Target exceeds the Closing Date Net Working Capital,

(c) increased by the Closing Date Cash on Hand,

(d) decreased by the Closing Date Indebtedness, and

(e) decreased by the Closing Date Transaction Expenses.

1.2.2. Estimate Statement. At least five (5) Business Days prior to the Closing, Seller Representative shall provide Buyers with a written statement (the “Estimate Statement”) setting forth, in reasonable detail, Seller Representative’s good faith written estimate of (a) the Closing Date Net Working Capital, (b) the Closing Date Cash on Hand, (c) the Closing Date Indebtedness and (d) the Closing Date Transaction Expenses. The Closing Date Indebtedness and the Closing Date Transaction Expenses in the Estimate Statement and the Flow of Funds shall be based on amounts set forth in the Indebtedness Payoff Letters and Transaction Expense Payoff Letters or, to the extent an Indebtedness Payoff Letter or Transaction Expense Payoff Letter has not been provided, a good faith estimate by Seller Representative of such amount, in each case subject to final determination pursuant to this Section 1.2. If Buyers have any questions or disagreements regarding the Estimate Statement, Buyers shall contact Seller Representative at least one (1) Business Day prior to the Closing, and in such case Seller Representative and Buyers shall in good faith attempt to resolve any disagreements. If Seller Representative and Buyers agree on changes to the Estimate Statement based on such discussions, then the Estimate Statement shall, for purposes of the Estimated Cash Purchase Price (and components thereof) at Closing, be based on such changes. If Seller Representative and Buyers do not agree on changes to the Estimate Statement, then the amounts in Seller Representative’s Estimate Statement shall apply for purposes of the Estimated Cash Purchase Price (and components thereof) at Closing. In either such case, the amounts in the Estimate Statement shall be subject to final determination pursuant to Section 1.2.

1.2.3. Closing Statement. Within ninety (90) calendar days following the Closing Date, Buyers shall prepare and deliver to Seller Representative a closing statement setting forth Buyers’ calculation of (a) the Closing Date Net Working Capital, (b) the Closing Date Cash on Hand, (c) the Closing Date Indebtedness, (d) the Closing Date Transaction Expenses and (e) the Net Adjustment Amount, in each case, with reasonable supporting detail and documentation (the “Closing Statement”). Buyers shall (i) provide Seller Representative and his Representatives with reasonable access (during normal business hours upon reasonable advance notice to Buyers, under the supervision of Buyer Parent’s personnel and in such a manner as not to unreasonably interfere with the conduct of the Business) to the books, records, work papers, and other documents pertaining to or used in connection with preparation of the Closing Statement that are in Buyer Parent’s or any of its Affiliates possession or control as are reasonably necessary and appropriate for the Seller Representative to assess, confirm or object to the calculations in the Closing Statement, and provide Seller Representative with copies thereof reasonably requested by Seller Representative, and (ii) provide Seller Representative and his Representatives with reasonable access to Representatives of Buyers responsible for and knowledgeable about the information used in, and the preparation or calculation of, the Closing Statement, as reasonably requested by Seller Representative with reasonable advance notice, so that Seller Representative and his Representatives may make reasonable inquiries of Representatives of Buyers.

1.2.4. Sellers Objection. If Seller Representative, acting in good faith, disagrees with any part of the calculations or determinations set forth in the Closing Statement (the “Disputed Items”), Seller Representative shall, within thirty (30) calendar days after Seller Representative’s receipt of the Closing Statement (“Objection Date”), provide Buyers with written notice of such disagreement by setting forth in reasonable detail Seller Representative’s Disputed Items and proposed changes, and, the basis for such disagreement with respect to the calculations or determinations set forth in the Closing Statement, together with reasonable additional information and supporting documentation thereof as is reasonably appropriate to support Seller Representative’s calculations and analysis (an “Objection Notice”). If a proper Objection Notice is timely delivered to Buyers on or before the Objection Date, then Buyers and Seller Representative shall negotiate in good faith to resolve their disagreements with respect to any Disputed Items in such Objection Notice. If Buyers and Seller Representative are unable to resolve all such disagreements within fourteen (14) calendar days after Buyers’ receipt of a proper Objection Notice, either Buyers or Seller Representative may thereafter submit such remaining Disputed Items (but no others) to the San Antonio, Texas office of KPMG, or such other nationally recognized certified public independent accounting firm as is acceptable to Buyers and Seller Representative (the “Accounting Firm”). The undisputed portion of the Closing Statement, if any, will be final and binding on all Parties for all purposes of this Agreement. Any matters set forth in the Closing Statement that are not included as Disputed Items in a timely delivered Objection Notice shall be deemed accepted by the Seller Representative and shall be final and binding on all Parties for all purposes of this Agreement, and (i) the failure by the Seller Representative to provide an Objection Notice by the Objection Date or (ii) the delivery by Seller Representative to Buyers before the Objection Date of a written notice stating that the Seller Representative has elected not to deliver an Objection Notice, will constitute a full and complete acceptance of the Closing Statement as determined by Buyers and such Closing Statement shall be final and binding on all Parties for all purposes of this Agreement.

1.2.5. Accounting Firm Procedures. Buyers and Seller Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining Disputed Items (but no others) as soon as practicable, but in any event shall direct the Accounting Firm to render a written determination within forty-five (45) calendar days after its engagement and considering the respective positions as to each remaining Disputed Item in accordance with the terms of this Section 1.2.5. Each of Seller Representative and Buyers shall have the right to provide the Accounting Firm and the other Party with a statement of their respective positions as to the amount for each Disputed Item within ten (10) Business Days after the date the remaining Disputed Items are submitted to the Accounting Firm; provided, that if a Party fails to deliver such statement within such ten (10) Business Day period, such Party shall be deemed to have accepted and taken the other Party’s position as to the amount of each remaining Disputed Item. The Accounting Firm shall consider only those Disputed Items and amounts (and any statement and substantiating documentation from Buyers or Seller Representative in connection therewith) that are identified as the items in dispute. For the avoidance of doubt, the Parties shall not disclose, directly or indirectly, any communications among the Parties with respect to the negotiation or settlement of any Disputed Items to the Accounting Firm. In resolving any Disputed Item, the Parties will direct the Accounting Firm not to assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Firm’s determination of the Disputed Items shall be made based solely on the statements and substantiating documentation submitted by Buyers and Seller Representative (i.e., not on an independent review), the applicable provisions and definitions set forth herein, and an analysis that is consistent with and in accordance with the methodologies and principles contemplated herein. If at any time Seller Representative and Buyers resolve any Disputed Items, then notwithstanding the preceding provisions of this Section 1.2.5, the Accounting Firm’s involvement promptly shall be discontinued as to such Disputed Items and the Closing Statement shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding on the Parties for all purposes of this Agreement. The Parties shall make readily available to the Accounting Firm all relevant books, records, work papers, and other documents relating to the Disputed Items and all other items reasonably requested by the Accounting Firm in connection with resolving the disagreement regarding the Disputed Items. The determination of the Accounting Firm shall be final and binding upon all Parties as an arbitral award, and shall not be subject to appeal or further review absent manifest error.

1.2.6. Accounting Firm Expenses. The costs and expenses of the Accounting Firm incurred in connection with any payment under this Section 1.2 shall be borne by Buyers, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyers claim the Closing Date Net Working Capital is $1,000 less than the amount determined by Seller Representative, and Seller Representative contests only $500 of the amount claimed by Buyers, and if the Accounting Firm ultimately resolves the dispute by awarding Buyers $300 of the $500 contested, then the costs and expenses of the Accounting Firm attributable to such item will be allocated 60% (i.e., 300 ÷ 500) to Seller Representative (on behalf of Sellers) and 40% (i.e., 200 ÷ 500) to Buyers.

1.2.7. Net Adjustment Amount. Within five (5) Business Days after the items set forth in the Closing Statement are finally determined pursuant to this Section 1.2, and subject to Section 1.2.8:

(a) If the Net Adjustment Amount is positive, Buyers shall, and Buyer Parent shall cause Buyers to, deliver to Seller Representative (on behalf of Sellers) such Net Adjustment Amount; and

(b) If the Net Adjustment Amount is negative, Seller Representative (on behalf of Sellers) shall deliver to Buyers cash in an amount equal to the absolute value of the Net Adjustment Amount. In such event, Buyers and Seller Representative will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Buyers from the Indemnification Escrow Account cash in an amount equal to the absolute value of the Net Adjustment Amount; provided, that if the distributable amounts in the Indemnification Escrow Account are insufficient to pay the entire Net Adjustment Amount, Sellers shall pay such excess amount from other sources.

1.2.8. Payment of Net Adjustment Amount. All payments of the Net Adjustment Amount, if any, shall be made pursuant to Section 1.2.7 by wire transfer of immediately available funds to the account or accounts designated by Buyers or Seller Representative, as the case may be, within five (5) Business Days after the final determination thereof.

1.2.9. Closing and Post-Closing Bonuses. Buyer Parent shall, and shall cause the Companies to, pay all cash bonuses payable in connection with the Closing (the “Closing Bonuses”) and payable subject to satisfying certain vesting requirements post-Closing (the “Post-Closing Bonuses”, and each Post-Closing Bonus or Closing Bonus, a “Bonus”) in the amounts equal to the “Closing Bonus Amount” (with respect to a Closing Bonus) and “Post-Closing Bonus Amount” (with respect to a Post-Closing Bonus) when and as owed, in each case as, and under the terms, set forth on the “Closing and Post-Closing Bonus Schedule” (a copy of which is attached to the Bonus Letter, the “Bonus Schedule”); provided; that if any Bonus is not paid when and as owed as set forth in the Bonus Schedule or is cancelled prior to payment, then Buyer Parent shall promptly pay to Seller Representative, on behalf of Sellers, an amount equal to the “Net Closing Bonus Obligation” (with respect to a Closing Bonus) or “Net Post-Closing Bonus Obligation” (with respect to a Post-Closing Bonus), as applicable, set forth for such Bonus on the Bonus Schedule.

SECTION 1.3 Earnout. Upon the terms and subject to the conditions of this Section 1.3, Buyers shall pay (or cause to be paid) to Sellers the dollar amount, if any, that becomes payable in accordance with the provisions of this Section 1.3. Any amounts due pursuant to this Section 1.3 shall be calculated based on the results of a complete, applicable Earnout Period, and in no event shall the results or operations of any interim period cause the vesting or accrual of any amounts hereunder:

1.3.1. For each Earnout Period, Sellers shall be entitled to receive a payment from Buyers in an aggregate amount in cash (each, an “E-Set Earnout Payment”) equal to sixty percent (60%) of the EBIT generated by or attributable to the E-Set Business for each calendar year (each such calendar year, an “Earnout Period”) beginning on January 1, 2019 and ending on December 31, 2025, inclusive (the “Earnout Term”); provided that, for the avoidance of doubt, in the event that the EBIT generated by or attributable to the E-Set Business for any Earnout Period is less than or equal to zero, Buyers, Buyer Parent and the Companies shall have no obligation to make any E-Set Earnout Payment for such Earnout Period. Sellers acknowledge and agree that the amount of any E-Set Earnout Payment is speculative, Buyers have provided no assurance that any particular amount or level of any E-Set Earnout Payment will be payable to Sellers and Buyers have not promised or projected the amount or payment of any E-Set Earnout Payment.

1.3.2. For the Earnout Period beginning January 1, 2019 and ending December 31, 2019 (the “Sales Earnout Period”), if there are Completed Sales of (i) at or fewer than 18,000 units of Dissolvable Plugs, Sellers shall not be entitled to receive any payment from Buyers under this Section 1.3.2, or (ii) at or more than 18,001 units of Dissolvable Plugs, Sellers shall be entitled to receive a payment from Buyers in cash equal to the lesser of (x) $25,000,000 and (y) the product of (A) $25,000,000 and (B) the quotient of (1) the difference between such number of units of Dissolvable Plugs sold in Completed Sales and 18,000 and (2) 9,200 (any such payment, the “Sales Earnout Payment”). For example, if there were Completed Sales of 25,820 Dissolvable Plugs in Sales Earnout Period, Sellers

shall be entitled to receive a payment from Buyers of $21,250,000 in cash [$25,000,000*(7,820/9,200)]. Sellers acknowledge and agree that the amount of any Sales Earnout Payment is speculative, Buyers have provided no assurance that any particular amount or level of any Sales Earnout Payment will be payable to Sellers and Buyers have not promised or projected the amount or payment of any Sales Earnout Payment. For the avoidance of doubt, in no event shall the Sales Earnout Payment exceed $25,000,000.

1.3.3. (i) No later than ninety (90) calendar days after the completion of any Earnout Period, Buyers and Buyer Parent shall prepare and deliver to Seller Representative a written statement setting forth Buyers’ calculation of the Earnout EBIT for such Earnout Period with reasonable supporting detail and documentation and (ii) no later than thirty (30) calendar days after the completion of the Sales Earnout Period, Buyers and Buyer Parent shall prepare and deliver to Seller Representative a written statement setting forth Buyers’ calculation of the Completed Sales for the Sales Earnout Period with reasonable supporting detail and documentation (each such statement described in the foregoing clauses (i) and (ii), an “Earnout Statement”). Earnout EBIT and any related financial calculations under this Section 1.3.3 shall be made in accordance with the methodologies and principles set forth on Exhibit E and, in the case of both EBIT and Completed Sales, otherwise in accordance with GAAP. Buyers shall (i) provide Seller Representative and his Representatives with reasonable access (during normal business hours upon reasonable advance notice to Buyers, under the supervision of the Companies’ personnel and in such a manner as not to unreasonably interfere with the conduct of the Business) to the books, records, work papers, and other documents pertaining to or used in connection with preparation of the Earnout Statement that are in Buyers’, Buyer Parent’s, or Company’s possession or control (including the possession or control of any Representative of the Company, Buyers, or Buyer Parent) for the purpose of confirming, reviewing, assessing, and, if applicable, objecting to the calculations in the Earnout Statement, and provide Seller Representative with copies thereof reasonably requested by Seller Representative, and (ii) provide Seller Representative and his Representatives with reasonable access to Representatives of Buyers responsible for and knowledgeable about the information used in, and the preparation or calculation of, any Earnout Statement, as reasonably requested by Seller Representative with reasonable advance notice, so that Seller Representative and his Representatives may make reasonable inquiries of Representatives of Buyers.

1.3.4. If Seller Representative, acting in good faith, disagrees with any part of the calculations or determinations of the Earnout EBIT or Completed Sales set forth in an Earnout Statement (the “Earnout Disputed Items”), Seller Representative shall, within thirty (30) calendar days after Seller Representative’s receipt of such Earnout Statement (the “Earnout Objection Date”), provide Buyers with written notice of such disagreement by setting forth in reasonable detail Seller Representative’s Earnout Disputed Items and proposed changes, and, the basis for such disagreement with respect to the calculations or determinations set forth in such Earnout Statement, together with reasonable additional information and supporting documentation thereof as is reasonably appropriate to support Seller Representative’s calculations and analysis (an “Earnout Objection Notice”). If a proper Earnout Objection Notice is timely delivered to Buyers on or before the applicable Earnout Objection Date, then Buyers and Seller Representative shall negotiate in good faith to resolve their disagreements with respect to any Earnout Disputed Items in such Earnout

Objection Notice. If Buyers and Seller Representative are unable to resolve all such disagreements within fourteen (14) calendar days after Buyers’ receipt of an Earnout Objection Notice, either Buyers or Seller Representative may thereafter submit such remaining Earnout Disputed Items (but no others) to the Accounting Firm. The undisputed portion of such Earnout Statement, if any, will be final and binding on all Parties for all purposes of this Agreement. Any matters set forth in the applicable Earnout Statement that are not included as Earnout Disputed Items in a timely delivered and proper Earnout Objection Notice shall be deemed accepted by Seller Representative and shall be final and binding on all Parties for all purposes of this Agreement, and (i) the failure by Seller Representative to provide an Earnout Objection Notice by the applicable Earnout Objection Date or (ii) the delivery by Seller Representative to Buyers before such Earnout Objection Date of a written notice stating that Seller Representative has elected not to deliver an Earnout Objection Notice, will constitute a full and complete acceptance of such Earnout Statement as determined by Buyers and such Earnout Statement shall be final and binding on all Parties for all purposes of this Agreement.

1.3.5. Buyers and Seller Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining Earnout Disputed Items (but no others) with respect to any Earnout Period as soon as practicable, but in any event shall direct the Accounting Firm to render a written determination within forty-five (45) calendar days after its engagement and considering the respective positions as to each remaining Earnout Disputed Item in accordance with the terms of this Section 1.3.5. Each of Seller Representative and Buyers shall have the right to provide the Accounting Firm and the other Party with a statement of its position as to the amount for each Earnout Disputed Item within ten (10) Business Days after the date the remaining Earnout Disputed Items are submitted to the Accounting Firm; provided, that if a Party fails to deliver such statement within such ten (10) Business Day period, such Party shall be deemed to have accepted and taken the other Party’s position as to the amount of each remaining Earnout Disputed Item. The Accounting Firm shall consider only those Earnout Disputed Items and amounts (and any statement and substantiating documentation from Buyers or Seller Representative in connection therewith) that are identified as the items in dispute. For the avoidance of doubt, the Parties shall not disclose, directly or indirectly, any communications among the Parties with respect to the negotiation or settlement of any Earnout Disputed Items to the Accounting Firm. In resolving any Earnout Disputed Item, the Parties will direct the Accounting Firm not to assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Firm’s determination of any Earnout Disputed Items shall be made based solely on the statements and substantiating documentation submitted by Buyers and Seller Representative (i.e., not on an independent review), the applicable provisions and definitions set forth herein, and an analysis that is consistent with and in accordance with the methodologies and principles contemplated herein. If at any time Seller Representative and Buyers resolve any Earnout Disputed Items, then notwithstanding the preceding provisions of this Section 1.3.5, the Accounting Firm’s involvement promptly shall be discontinued as to such Earnout Disputed Items and the applicable Earnout Statement shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement and such Earnout Period. The Parties shall make readily available to the Accounting Firm all relevant books, records, work papers, and other documents relating to any Earnout Disputed Items and all other items reasonably requested by the Accounting Firm in connection with resolving the disagreement regarding any Earnout Disputed Items. The determination of the Accounting Firm with respect to any Earnout Disputed Items shall be final and binding upon all Parties as an arbitral award, and shall not be subject to appeal or further review absent manifest error.

1.3.6. The costs and expenses of the Accounting Firm incurred in connection with any engagement under this Section 1.3 shall be borne by Buyers, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller Representative claims an Earnout Payment is $1,000 more than the amount determined by Buyers, and Buyers contest only $500 of the amount claimed by Seller Representative, and if the Accounting Firm ultimately resolves the dispute by awarding Seller Representative $300 of the $500 contested, then the costs and expenses of the Accounting Firm attributable to such item will be allocated 60% (i.e., 300 ÷ 500) to Buyers and 40% (i.e., 200 ÷ 500) to Seller Representative (on behalf of Sellers).

1.3.7. When an Earnout Statement becomes final and binding in accordance with Section 1.3.4 and Section 1.3.5, if there is an Earnout Payment owing to Sellers with respect thereto, then, subject to Section 7.8.1, no later than five (5) Business Days of such Earnout Statement becoming final and binding, Buyers shall pay such Earnout Payment by wire transfer of immediately available funds to Sellers addressed to such account or accounts designated by Seller Representative. In addition, if a proper Earnout Objection Notice has been timely delivered pursuant to Section 1.3.4 with respect to any Earnout Period, the portion of the applicable Earnout Payment (if any) set forth in the applicable Earnout Statement that is not in dispute shall be paid within twenty (20) Business Days after the date on which such Earnout Statement is delivered in accordance with Section 1.3.3; provided, however, that Buyers and Buyer Parent shall have no obligation to pay any portion of such Earnout Payment (if any) that is in dispute until five (5) Business Days after the date that such Earnout Statement becomes final and binding in accordance with Section 1.3.5.

1.3.8. Until the end of the Earnout Term (with respect to the E-Set Business) and Sales Earnout Period (with respect to the Dissolvable Plugs Business), Buyers and Buyer Parent agree, except as otherwise provided herein or consented to in writing by Seller Representative, to make all decisions with respect to the operation of the E-Set Business and the Dissolvable Plugs Business, respectively, in good faith, and not to take any actions or omit to take any actions (A) for the primary purpose of, or (B) that would without a good faith business reason unrelated to the results described in the following clauses (i) and (ii) reasonably be expected to result in, in each case (i) thwarting or inhibiting the achievement of an Earnout Payment or (ii) reducing the Earnout EBIT or number of Completed Sales or the amount of an Earnout Payment. Subject to the provisions of this Section 1.3.8 and Section 1.3.9, Sellers acknowledge and agree that, (a) after the Closing, Buyers and their Affiliates shall have the right to operate the Companies and the Business, including the E-Set Business and the Dissolvable Plugs Business, in any manner they believe to be prudent and to make any and all decisions with respect to the

Companies and the Business, including the E-Set Business and the Dissolvable Plugs Business (but with regard to the E-Set Business and the Dissolvable Plugs Business only to the extent consistent with clauses (i) and (ii) of the preceding sentence and Section 1.3.9), in their sole discretion, (b) Buyers, Buyer Parent and their respective Affiliates are not obligated to operate the Companies or the Business, including the E-Set Business and the Dissolvable Plugs Business, or to take any actions or refrain from taking any actions, in order to achieve payment of any Earnout Payment or to maximize any Earnout Payment (and Buyers and Buyer Parent have not promised nor projected any particular amount or level of any Earnout Payment), (c) subject to Sections 1.3.12 and 1.3.13, Buyers, Buyer Parent or their respective Affiliates are not prohibited from engaging in any business, opportunity, acquisition, entry into a joint venture, investment or otherwise cooperating with other Persons, including Persons that may have interests adverse to or otherwise compete, directly or indirectly, with the Companies or Sellers (d) Buyers, Buyer Parent or their respective Affiliates are not prohibited from discontinuing sales of, or reducing efforts to sell, any product if Buyers determine, in good faith, that after giving effect to all allocable costs and expenses such product line is no longer profitable (but with regard to the E-Set Business and the Dissolvable Plugs Business only to the extent consistent with clauses (i) and (ii) of the preceding sentence and Section 1.3.9), (e) Buyers, Buyer Parent or their respective Affiliates are not prohibited from liquidating, disposing of or otherwise distributing any Company or all or any portion of its products, goods or assets (but with regard to the E-Set Business and the Dissolvable Plugs Business only to the extent consistent with clauses (i) and (ii) of the preceding sentence and Sections 1.3.9, 1.3.12 and 1.3.13) and (f) the Parties intend for the express provisions of this Section 1.3 to govern their relationship with respect to the subject matter of this Section 1.3, which shall be a binding contractual relationship, and no implied or other duty or obligation (including any fiduciary duty or obligation or similar duty or obligation) will apply to such relationship (and all such duties and obligations are hereby expressly disclaimed and which will not give Sellers any dividend rights, voting rights, liquidation rights, preemptive rights, or other rights common to holders of equity securities or voting securities); provided, however, that nothing contained herein shall release a violation of the implied contractual covenant of good faith and fair dealing. Until the end of the Earnout Term and the final determination of the Earnout Statement with respect to such Earnout Term (with respect to the E-Set Business) and the Sales Earnout Period (with respect to the Dissolvable Plugs Business), except as consented to in writing by Seller Representative, Buyers and Buyer Parent (or their respective successors) shall, and shall cause the Companies (or their respective successors) to, maintain adequate records of the E-Set Business and the Dissolvable Plugs Business, on a stand-alone basis in accordance with sound business practices, and such other records necessary or advisable to allow for the calculation of each Earnout Payment, to enable the Parties to calculate each Earnout Payment.

1.3.9. Notwithstanding anything to the contrary in Section 1.3.8, without the written consent of Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed) Buyers and Buyer Parent shall, and shall cause the Companies to:

(a) cause to be expended or incurred at least $10,000,000 of capital expenditures, as calculated in accordance with GAAP (and, for clarity, none of which may be captured in the definition of Net Working Capital or Indebtedness for purposes of any adjustment to the Purchase Price pursuant to Section 1.2), for the purchase of tools to be used in the E-Set Business (including tools manufactured by third parties utilizing the Companies’ Intellectual Property Assets related to the E-Set Business) during the period from the Closing Date to June 30, 2019, inclusive of such dates;

(b) prior to December 31, 2019, take commercially reasonable steps to allocate no less than ten (10) employees who will devote all or substantially all of their business time and attention to the development and operation of the E-Set Business, including employees to serve in the following positions/roles (or functional equivalents): Design Engineer, Project/Product Sales Manager, Technical Advisors, eSet Product Technicians, eSet Field Advisors, Product Developer, Buyer and Project/Product Cost Accountant;

(c) not dispose of any significant portion of the assets of the E-Set Business or the Dissolvable Plugs Business, other than (1) sales of inventory in the ordinary course of business of the Companies, (2) through dispositions of worn-out, obsolete, excess or immaterial equipment or (3) in accordance with Sections 1.3.12 or 1.3.13; or

(d) not sell or rent products in the E-Set Business to (i) Buyer Parent or any of its Affiliates, in each case, except on pricing terms applicable to the E-Set Business which are no less favorable to the E-Set Business than would be expected in an arms-length transaction, or (ii) to third parties in combination with other products or services outside of the E-Set Business, in each case, except on pricing terms applicable to the E-Set Business which are no less favorable to the E-Set Business than would be expected in an arms-length transaction involving only the sale or rental of products in the E-Set Business.

1.3.10. During the Earnout Term (with respect to the E-Set Business) and Sales Earnout Period (with respect to the Dissolvable Plugs Business), a joint management committee (which shall be constituted of (i) Seller Representative and one other of the Fraziers and (ii) two members of senior management appointed by Buyers) (the “Joint Management Committee”) shall meet at least once every three months to (1) review the financial and operational performance of the E-Set Business and the Dissolvable Plugs Business, (2) discuss prospects, plans, budgets and other matters affecting the Earnout Payments and the E-Set Business and the Dissolvable Plugs Business, as applicable, and (3) if advisable, consult regarding the actions listed in Sections 1.3.8 and 1.3.9. For the sake of clarity, the Joint Management Committee shall be consultative in nature and shall have no independent authority. Buyers and Buyer Parent shall not be required to consult with or obtain approval of the Joint Management Committee before taking or omitting from taking any particular action; provided that Buyers and Buyer Parent shall act in good faith to keep the members of the Joint Management Committee reasonably informed at such meetings as to the actions, operations and financial performance of the E-Set Business and the Dissolvable Plugs Business and shall prepare and maintain minutes of the meetings of the Joint Management Committee.

1.3.11. Notwithstanding anything to the contrary in this Agreement, (i) Buyers shall not be liable with respect to any claims (“Capped Operational Requirements Claims”)

for Losses based upon, arising out of, with respect to or by reason of a breach, other than any intentional or willful breach, by Buyer or Buyer Parent of Section 1.3.9 in excess of a cap of $20,000,000 in the aggregate (the “Operational Requirements Cap”) and (ii) any claim for Losses based upon, arising out of, with respect to or by reason of a breach, including any intentional or willful breach, by Buyer or Buyer Parent or Section 1.3.8 or Section 1.3.9 (whether or not Capped Operational Requirements Claims) must be asserted in good faith with reasonable specificity (to the extent known as such time) and in writing by notice from Seller Representative to Buyer Parent within two (2) year of such time as Seller Representative or another member of the Fraziers became aware, or should have been reasonably aware, of such breach or the basis therefor, otherwise after such time such claims shall be barred and Buyer and Buyer Parent shall not have any further obligation with respect thereto (aside from any such claims made in good faith with reasonable specificity prior to the expiration of such survival period which shall survive until finally resolved). For the avoidance of doubt, any claims by Sellers relating to Losses arising under Sections 1.3.1 or 1.3.2 that are not Capped Operational Requirement Claims shall not be subject to the Operational Requirements Cap.

1.3.12. In connection with the consummation of any Change of Control Event or any sale, transfer or other disposition, directly or indirectly (including by operation of law or by the direct or indirect sale, exchange, or transfer of equity interests in any subsidiary holding the E-Set Business the result of which a Person other than Buyers, Buyer Parent or any of their respective Affiliates owns or controls fifty percent (50%) or more of the voting securities of any Person holding the E-Set Business) of all or substantially all of the assets of the E-Set Business prior to the end of the Earnout Term, Buyers shall be required, as a condition precedent to the consummation of such transaction, except as otherwise consented to in writing by Seller Representative, to cause the acquiring, continuing or surviving entity immediately following such transaction to affirmatively assume the obligations under this Section 1.3 relating to the E-Set Business.

1.3.13. In connection with the consummation of any Change of Control Event or any sale, transfer or other disposition, directly or indirectly (including by operation of law or by the direct or indirect sale, exchange, or transfer of equity interests in any subsidiary holding the Dissolvable Plugs Business the result of which a Person other than Buyers, Buyer Parent or any of their respective Affiliates owns or controls fifty percent (50%) or more of the voting securities of any Person holding the Dissolvable Plugs Business) of all or substantially all of the assets of the Dissolvable Plugs Business prior to the end of the Sales Earnout Period, Buyers shall be required, as a condition precedent to the consummation of such transaction, except as otherwise consented to in writing by Seller Representative, to cause the acquiring, continuing or surviving entity immediately following such transaction to affirmatively assume the obligations under this Section 1.3 relating to the Dissolvable Plugs Business.

1.3.14. All amounts paid pursuant to this Section 1.3 shall be deemed to be adjustments to the Purchase Price for U.S. federal income Tax purposes, except as otherwise required by applicable Law. For the avoidance of doubt, all amounts paid pursuant to this Section 1.3 directly attributable to the business of MOTC or other activities or operations of the Companies in Canada shall be allocated to the Purchase Price for

Canada Buyer’s purchase of the MOTC Shares and all other amounts paid pursuant to this Section 1.3 shall be allocated to the Purchase Price for US Buyer’s purchase of the LP Interests and GP Securities.

SECTION 1.4 Withholding. Buyers are entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding of Taxes or other amounts required under the Code or other applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except in the case of amounts subject to withholding as a result of (x) any payment being treated as compensation to the recipient or (y) a failure to deliver the certificates contemplated by Section 2.2.1(c), prior to deducting and withholding any amounts pursuant to this Section 1.4, Buyers shall use commercially reasonable efforts to notify the payee no later than ten (10) days prior to payment thereof of any amounts that Buyers, or any other applicable withholding agent on behalf of Buyers, intend to deduct or withhold from any payments hereunder and provide the payee with reasonable support for the basis on which Buyers, or other applicable withholding agent on behalf of Buyers, intends to deduct or withhold under applicable Law. The Parties shall cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate any potential deductions and withholdings that Buyers, or other applicable withholding agent on behalf of Buyers, may believe it is required to make under applicable Law.

ARTICLE 2

CLOSING

SECTION 2.1 Closing. Subject to the terms and conditions of this Agreement, unless this Agreement is terminated in accordance with the requirements of Article 8, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically at 10:00 a.m. Houston, Texas time on October 24, 2018 or, if all Parties are not prepared to consummate the Closing by such date or the conditions to Closing set forth in Article 6 have not been satisfied or waived in writing as of such date (other than conditions which, by their nature, are to be satisfied on the Closing Date), then the later of (a) the second (2nd) Business Day after all of the conditions to Closing set forth in Article 6 are either satisfied or waived in writing (other than conditions which, by their nature, are to be satisfied on the Closing Date) and (b) November 5, 2018; provided, that all of the conditions to Closing set forth in Article 6 are either satisfied or waived in writing (other than conditions which, by their nature, are to be satisfied on the Closing Date) on such date, or at such other time or date as the Parties mutually agree in writing. The date on which the Closing occurs is the “Closing Date.” Once the Closing has occurred, the Closing will be effective for all purposes hereunder at the Effective Time, and all actions, representations and warranties which are to occur or be made on the Closing Date will deemed to have occurred or made, as applicable, at, and be effective from, the Effective Time.

SECTION 2.2 Closing Deliverables.

2.2.1. Seller Deliverables. At the Closing, Sellers shall deliver or cause to be delivered to Buyers the following:

(a) duly executed assignments in substantially the form of Exhibit A (the “Assignments of Interests”) transferring all right, title and interest in and to the Interests to Buyers, free and clear of all Encumbrances other than Permitted Interest Encumbrances;

(b) duly executed counterparts of agreements of employment substantially in form of Exhibit B (the “Agreement of Employment”) duly executed by each of the Fraziers;

(c) certificate of non-foreign status for each Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner) complying with the requirements of Section 1.1445-2(b) of the Treasury Regulations and, to the extent applicable, Section 1446(f) of the Code in a form reasonably satisfactory to Buyers;

(d) the Sellers’ Closing Certificate;

(e) written resignations effective as of the Effective Time of the managers, directors, officers and attorneys-in-fact of the Companies, other than those identified on Schedule 2.2;

(f) a Flow of Funds in form and substance reasonably satisfactory to Buyers;

(g) the Indemnification Escrow Agreement duly executed by Seller Representative;

(h) no less than two (2) Business Days prior to the Closing, payoff letters, in form and substance reasonably satisfactory to Buyers, from each financial institution, lessor or other lender or Indebtedness holder for borrowed money to which any Company is obligated or which otherwise burdens any Assets or any of the Interests confirming the total payment required to be made as of the Closing Date to repay in full such Indebtedness, and stating, if reasonable and customary based upon the nature of such Indebtedness, that, upon payment of such amount, any Encumbrances securing such Indebtedness shall thereupon be released and authorizing such Company to file the applicable termination statements in respect of such Encumbrances and setting forth pay-off instructions for making such repayment on the Closing Date (the “Indebtedness Payoff Letters”);

(i) payoff letters or final invoices, in form and substance reasonably satisfactory to Buyers, from each Person to whom Transaction Expenses are owed, setting forth the aggregate amount required to be paid to fully satisfy such obligations and setting forth pay-off instructions for making such repayment on the Closing Date (the “Transaction Expense Payoff Letters”);

(j) a counterpart of the Registration Rights Agreement duly executed by each Seller;

(k) duly executed counterparts to the Intellectual Property Assignment substantially in the form of Exhibit C between MOTI and each of the Fraziers;

(l) evidence in form and substance reasonably satisfactory to Buyers that the General Partner is properly treated as an entity disregarded as separate from Warren Frazier for U.S. federal income Tax purposes effective as of or prior to the Closing;

(m) evidence in form and substance reasonably satisfactory to Buyers of the termination and dissolution of Magnum Innovations LLC.

(n) evidence in form and substance reasonably satisfactory to Buyers of the termination without ongoing obligation to the Companies of those Contracts and arrangements listed on Section 3.24(a)(i) and (ii) of the Seller Disclosure Schedules as to be terminated at or prior to Closing; and

(o) such other instruments and documents as may be reasonably requested by Buyers and necessary or appropriate to complete the transactions contemplated by this Agreement and other Transaction Documents.

2.2.2. Buyer Deliverables. At the Closing, Buyers shall deliver or cause to be delivered to Seller Representative the following:

(a) the Estimated Cash Purchase Price by wire transfer of immediately available funds to Sellers addressed to such account designated in the Flow of Funds, less the Indemnification Escrow Amount to be deposited with the Escrow Agent;

(b) evidence in form and substance reasonably satisfactory to Seller Representative of the issuance of the Share Purchase Price in book entry form, registered in the name of each Seller in accordance with Schedule 1.1, and bearing customary legends noting that such securities constitute restricted securities under the Securities Act;

(c) the Estimated Closing Date Indebtedness by wire transfer of immediately available funds to the third-party holders of the Indebtedness addressed to such accounts and in such amounts designated in the Flow of Funds;

(d) the Estimated Closing Date Transaction Expenses by wire transfer of immediately available funds to the third parties to whom the Transaction Expense are due addressed to such accounts and in such amounts designated in the Flow of Funds and Transaction Expense Payoff Letters;

(e) the Indemnification Escrow Amount to be deposited with the Escrow Agent in accordance with Section 2.3;

(f) a duly executed counterpart of each Agreement of Employment duly executed by the Employee party thereto;

(g) the Buyer Closing Certificate;

(h) the Indemnification Escrow Agreement duly executed by Buyers;

(i) registration rights agreement substantially in the form of Exhibit D (the “Registration Rights Agreement”) duly executed by Buyer Parent and Sellers; and

(j) such other instruments and documents as may be reasonably requested by Seller Representative and necessary or appropriate to complete the transactions contemplated by this Agreement and other Transaction Documents.

SECTION 2.3 Escrow Agreement. The Escrow Agent will hold the Indemnification Escrow Amount delivered pursuant to Section 2.2.2(e) to satisfy any payments arising from the indemnification obligations pursuant to Article 7 and to satisfy any payments arising from a downward adjustment to the Cash Purchase Price and payment of Net Adjustment Amount by Seller Representative (on behalf of Sellers) to Buyers pursuant to Section 1.2.7(b) in accordance with the Indemnification Escrow Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Seller Disclosure Schedules (provided that any disclosure in a section or subsection of the Seller Disclosure Schedules shall apply to the corresponding section or subsection of this Article 3, as well as to matters represented or warranted in such other sections or subsections of this Article 3 with respect to which it is readily apparent on the face of such disclosure that such disclosure applies or qualifies), Sellers, jointly and severally, represent and warrant to Buyers that the statements contained in this Article 3 are true and correct as of the date of this Agreement and as of the Closing Date.

SECTION 3.1 Organization and Authority of Each Seller. Each Seller, if an entity, is duly organized, validly existing and in good standing (where such concept is legally relevant) under the Laws of the state of its organization. Each Seller, if an entity, has all necessary company power and authority, and if an individual, has all necessary capacity, power and authority, to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by each Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.2 No Seller Conflicts; Seller Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or other organizational documents of such Seller, if applicable; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which such Seller is a party; or (d) result in the creation of any Encumbrance on any of the Interests other than Permitted Interest Encumbrances. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as previously made under the HSR Act, (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect and (iii) such filings as may be required under the Investment Canada Act (Canada).

SECTION 3.3 Organization and Qualification of Companies. Each Company is duly organized, validly existing and in good standing (where such concept is legally relevant) under the Laws of the state or province of its organization or incorporation, as indicated on Section 3.3 of the Seller Disclosure Schedules, and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Company and to carry on the Business as currently conducted and as conducted since December 31, 2017 by such Company. Each Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its assets or the operation of the Business as currently conducted and as conducted since December 31, 2017 by such Company makes such licensing or qualification necessary. Sellers have heretofore furnished to Buyers complete and correct copies of the organizational documents of each Company, together with any amendments, modifications or supplements thereto as of the date hereof, and such organizational documents remain in full force and effect.

SECTION 3.4 Capitalization; Subsidiaries. The Interests constitute all issued and outstanding ownership interests in the Companies. The LP Sellers own all issued and outstanding LP Interests, Warren Frazier owns all issued and outstanding GP Securities and Warren Frazier owns all issued and outstanding MOTC Shares. All of the Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances, other than Encumbrances arising under the Partnership Agreement and Company Agreement, as indicated on Section 3.4 of the Seller Disclosure Schedules. Other than this Agreement, the Partnership Agreement and the Company Agreement, no Seller is a party to any agreement creating rights in respect of any of the Interests for any third party (i.e., any Person who is neither a Company nor, to the extent relating to any period of time prior to the Closing, a Seller) or relating to the voting or beneficial ownership of the Interests. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital of any Company, or obligating any Seller or any Company to issue, sell, exercise or exchange any ownership of the capital of, or any other interest in, any Company. None of the Companies has outstanding or authorized any equity appreciation, phantom equity, profit participation or other similar rights or arrangements. No former direct or beneficial owner of the Interests has made any claim which has not been fully settled or released (with no recourse to Buyers, the Companies or the Assets) or has any basis to raise any claim or is or would be owed any amounts with respect to any portion of the Interests, interests in the Companies, the Assets or the proceeds of the transactions contemplated hereby. There are no bonds, debentures or other Indebtedness having the right to vote with respect to the equity of any Company or convertible or exchangeable for securities having the right to vote with respect to the equity of any Company. Other than pursuant to the Partnership Agreement or Company Agreement, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests. Except as set forth on Section 3.4 of the Seller Disclosure Schedules, no Company has any ownership interests in any other Person. At the Closing, (i) US Buyer will be the record and beneficial owner of the LP Interests, (ii) US Buyer will be the record and beneficial owner of the GP Securities and (iii) Canada Buyer will be the record and beneficial owner of the MOTC Shares, in each case, free and clear of any Encumbrance other than Permitted Interest Encumbrances.

SECTION 3.5 No Company Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation, certificate or articles of incorporation or other organizational documents of any Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Company; (c) require the consent, notice or other action by any Person under, conflict with, result in the loss of any rights or benefits under, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract to which any Company is a party; (d) give rise to any preferential purchase right, right of first refusal, right of first offer, purchase option, call option or similar right under any applicable Law, organizational document of any Seller or any Material Contract that has not been fully waived or satisfied; (e) result in the creation of any Encumbrance on any of the Assets or the Interests (other than those created or imposed by, or in favor of, Buyer Parent or its Affiliates); or (f) result in the cancellation, forfeiture, revocation or suspension of any Assets or any existing consent, approval, authorization, license, permit, certificate or Governmental Order of any Governmental Authority; except in the cases of clauses (b) - (f), where the violation, breach, conflict, default, acceleration, or failure to give notice would not be (individually or in the aggregate) materially adverse to the Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company in connection with the execution and delivery of this Agreement by any Seller or any other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as previously made under the HSR Act, (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, if not obtained, would not have, individually or in the aggregate, a Material Adverse Effect and (iii) such filings as may be required under the Investment Canada Act (Canada).

SECTION 3.6 Financial Statements. Copies of (a) the audited consolidated financial statements consisting of the consolidated balance sheet of the Companies as of December 31 in each of the years 2016 and 2017 and the related consolidated income statement for the years then ended (the “Historical Financial Statements”), and (b) the unaudited consolidated financial statements consisting of the consolidated balance sheet of the Companies as of June 30, 2018, and the related consolidated income statement for the six (6) month period then ended (the “Interim Financial Statements” and together with the Historical Financial Statements, the “Financial Statements”) have been made available to Buyer. The Financial Statements were prepared in accordance with GAAP, consistently applied, except as expressly stated in the notes thereto and, in the case of the Interim Financial Statements, subject to (a) normal and recurring year-end adjustments that are not expected to be material in the aggregate, and (b) the absence of footnotes or other textual disclosures required under GAAP. The Financial Statements were prepared in accordance with the books and records of the Companies and fairly present in all material respects the financial condition of the Companies as of the respective dates they were prepared and the results of the operations of the Business for the periods presented. The consolidated balance sheet of the Companies as of June 30, 2018, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

SECTION 3.7 Undisclosed Liabilities. To the Knowledge of each Seller, the Companies have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP (as in effect as of the date hereof), consistently applied, except (i) those that are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date; (ii) fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents that will be classified as Transaction Expenses and (iii) those that have been incurred in the ordinary course of conducting the Business since the Interim Balance Sheet Date. After the payments contemplated by the Indebtedness Payoff Letters, the Companies will not have any Indebtedness.

SECTION 3.8 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Section 3.8 of the Seller Disclosure Schedules, from the Interim Balance Sheet until the date of this Agreement, there has not been any:

(a) event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b) amendment to the certificate of formation or other organizational documents of any Company;

(c) split, combination, or reclassification, or offer to split, combine or reclassify, of any Interest;

(d) issuance, sale, transfer or other disposition of any Interest, or authorization to offer any issuance, sale, transfer or other disposition of any Interest, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of Interest;

(e) declaration or payment of any dividends or distributions on or in respect of any Interest or redemption, purchase or acquisition of any, or offer to redeem purchase or acquire any, Interest;

(f) material change in any method of accounting or accounting practice of the Companies, except as required by Law;

(g) material change in practices and policies of the Companies with respect to cash management;

(h) incurrence by any of the Companies of any Indebtedness in an aggregate amount exceeding $250,000, except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(i) sale or other disposition of any of any assets shown or reflected on the Interim Balance Sheet, except for the sale, consumption, or disposal of inventory in the ordinary course of business consistent with past practice and except for any assets having an aggregate value of less than $250,000;

(j) except for the Transaction Expenses taken into account for purposes of determining Net Working Capital for purposes of adjustments to the Purchase Price pursuant to Section 1.2 and the Closing Bonuses and Post-Closing Bonuses, increase in the compensation of any Employees, other than as provided for in any written agreements, in the ordinary course of business consistent with past practice or as required by Law;

(k) adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of any Company by more than 25% percent of its existing annual obligations to such plans;

(l) adoption by any Company of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing by any Company of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent by any Company to the filing of any bankruptcy petition against it under any similar Law;

(m) purchase or other acquisition of any property or asset for use in the Business for an amount in excess of $250,000, except for purchases of inventory, supplies, and equipment in the ordinary course of business consistent with past practice;

(n) adoption or change of any material Tax election, adoption or change of any accounting method or period, entry into any closing agreement with a Taxing Authority, surrender of any right to claim a refund of a material amount of Taxes, filing of any amendment to any Tax Return with respect to any material amount of Taxes, settlement or compromise of any material Tax claim or assessment relating to the Companies;

(o) implementation of any Employee layoffs that would result in WARN Act liability or require notice;

(p) entry into, adoption, amendment, or termination of any collective bargaining agreement or other Contract with any labor organization;

(q) entry into, adoption, amendment, or termination of any Contract with any Employee, officer, director or Affiliate;

(r) sale, transfer, assignment, exclusive license, abandonment, permitting to lapse or other disposal of any Intellectual Property owned or purported to be owned by any of the Companies;

(s) hiring or otherwise entering into any employment, independent contractor, or consulting agreement or arrangement with any employee, consultant, independent contractor or other individual service provider, or termination of any employee, consultant, independent contractor or other individual service provider, in each case, whose total compensation would exceed, on an annualized basis, $250,000; or

(t) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

SECTION 3.9 Material Contracts.

3.9.1. Section 3.9.1 of the Seller Disclosure Schedules lists each of the following Contracts (x) by which the Business or any of the Assets are bound or affected or (y) to which any Company is a party or by which any Company is bound or affected (together with all Leases required to be listed in Section 3.12.2 of the Seller Disclosure Schedules and all Intellectual Property Agreements required to be listed in Section 3.13.1 of the Seller Disclosure Schedules, collectively, the “Material Contracts”):

(a) other than purchase orders or service orders, including related master services agreements or master purchase agreements, entered into in the ordinary course of business consistent with past practice or bids or quotes that have been submitted in the ordinary course of business consistent with past practice, all Contracts (A) obligating the Companies to pay, or entitling the Companies to receive, an amount which, as of the date hereof, is reasonably estimated by Sellers to exceed $250,000 in the aggregate over the next twelve (12) months period or (B) for the sale of any of the Assets or that grant to any Person any option, right of first refusal or preferential or similar right to purchase any of the Assets, in each case for consideration in excess of $250,000;

(b) all master services agreements under which the Companies received revenues for the sale of inventory in excess of $1,000,000 in the aggregate from January 1, 2017 through June 30, 2018;

(c) except for agreements relating to trade receivables, all Contracts evidencing Indebtedness to a third party, in each case having an outstanding principal amount in excess of $250,000;

(d) any Contract creating or imposing an Encumbrance, other than a Permitted Encumbrance, upon any Asset with a value in excess of $250,000;

(e) any lease, sublease or similar Contract with any Person under which any Company is a lessor or sublessor of, or makes available for use to any Person, any Tangible Personal Property having a book value of $250,000 or more;

(f) any Contract with any Person with respect to any partnership or joint venture;

(g) any Contract between any Company, on the one hand, and any Seller or an Affiliate of Seller, on the other hand;

(h) all Contracts that relate to the acquisition of any business, stock or assets (other than in the ordinary course of business consistent with past practice) of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(i) any Contract for the employment or engagement of any Person on a full-time or part-time basis as an employee, independent contractor or consultant and which is not cancellable, or under the terms of which the applicable employee, contractor or consultant may not be terminated, without material payment or penalty or without more than 90 days’ notice;

(j) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or that imposes any material obligation on any Company after the date hereof;

(k) any Contract requiring any Company to make a payment as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document; and

(l) all collective bargaining agreements or Contracts with any labor organization, union or association;

provided, however, that any such Contract that (A) has been terminated, has expired, has been fully performed or which is a services agreement under which services are not currently being performed or under warranty and (B) has no further payment or material performance, indemnification or warranty obligations outstanding, in each case, shall not be deemed a Material Contract for the purposes hereof.

3.9.2. True and correct copies of each Material Contract, together with any amendments, modifications or supplements thereto as of the date hereof, have been delivered to Buyers. No Company is in material breach of, or material default under, any Material Contract. No Seller nor any Company has received or provided any notice of cancellation or non-renewal, or intent to cancel or not renew, with respect to any Material Contract. No event has occurred which (with notice or lapse of time, or both) would constitute a material default or material event of default by a Company under the terms of any Material Contract. Each of the Material Contracts, to each Seller’s Knowledge, is enforceable and in full force and effect and constitutes a legal, valid, and binding obligation of each party thereto, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). To each Seller’s Knowledge, no other party to any Material Contract is in material breach of the terms, provisions or conditions of such Material Contract.

SECTION 3.10 Title to Tangible Personal Property.

3.10.1. The Companies have good and valid title to, or a valid leasehold interest in, all Tangible Personal Property comprising any part of the Assets, free and clear of Encumbrances except for Permitted Encumbrances.

3.10.2. Taken as a whole, the Companies’ items of Tangible Personal Property which have an individual book value of $250,000 or more are materially in good working order and repair (taking age and ordinary wear and tear into account). The Companies have not intentionally deferred maintenance in expectation of the transactions contemplated by this Agreement.

SECTION 3.11 Sufficiency of Assets. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as currently conducted and as conducted since December 31, 2017, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted and as conducted since December 31, 2017.

SECTION 3.12 Real Property.

3.12.1. The Companies do not own any real property.

3.12.2. Section 3.12.2 of the Seller Disclosure Schedules sets forth a description of all real property leased by the Companies (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases governing the Leased Real Property (collectively, the “Leases”). True and correct copies of each Lease has been furnished to Buyers, together with any amendments, modifications or supplements thereto as of the date hereof, and such Leases remain in full force and effect. The Leased Real Property and the Leases constitute all of the real property which has been used in connection with the ownership and operation of the Business since December 31, 2017.

3.12.3. No Seller nor any Company has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty within the past year.

3.12.4. Other than the Companies, there are no Persons in possession of any portion of the Leased Real Property as lessees, subtenants, tenants at sufferance or trespassers. The Companies have the full right and authority to use and operate all of the improvements located on the Leased Real Property, subject to the Leases and applicable Law. The improvements located on the Leased Real Property are suitable and adequate condition for such continued use.

SECTION 3.13 Intellectual Property.

3.13.1. Section 3.13.1 of the Seller Disclosure Schedules lists (i) all Intellectual Property Registrations, (ii) all Intellectual Property Agreements and (iii) all unregistered Intellectual Property (and, in the case of this sub-section (iii), provided that such unregistered Intellectual Property is material to the Business as currently conducted and as conducted since December 31, 2017) owned (in whole or in part) by or exclusively licensed to any Company, identifying for each whether it is owned by or exclusively licensed to such Company. The Companies own or have the right to use all Intellectual Property Assets used or held for use in the Business as currently conducted and as conducted since December 31, 2017, and the Intellectual Property licensed to the Companies under the Intellectual Property Agreements.

3.13.2. No Intellectual Property identified in Section 3.13.1 of the Seller Disclosure Schedules has, since December 31, 2016, been or is now involved in any opposition, cancellation, interference, reissue or reexamination proceeding and, to each Seller’s Knowledge, no such proceeding is or has been, since December 31, 2016, threatened with respect to any of such Intellectual Property identified in Section 3.13.1 of the Seller Disclosure Schedules.

3.13.3. The Companies exclusively own, free and clear of any and all Encumbrances other than Permitted Encumbrances, all Intellectual Property identified in Section 3.13.1 of the Seller Disclosure Schedules and exclusively owns, free and clear of any and all Encumbrances other than Permitted Encumbrances, or has a valid and enforceable right to use under a written license, all other Intellectual Property used in the Business. Except as set forth on Section 3.13.6 of the Disclosure Schedule, the Companies have not received any written notice or claim challenging any Company’s ownership of any of the Intellectual Property owned (in whole or in part) by any Company, nor to each Seller’s Knowledge is there a reasonable basis for any claim that any Company does not so own any of such Intellectual Property.

3.13.4. The Companies have taken commercially reasonable steps in accordance with standard industry practices to protect its right in its Intellectual Property and to maintain the confidentiality of information that constitutes a trade secret of any Company.

3.13.5. All Intellectual Property Registrations are subsisting, and to each Seller’s Knowledge, valid and enforceable, and the Companies have not since December 31, 2016 received any written notice or claim challenging the validity or enforceability of any Intellectual Property Registration or alleging any misuse of such Intellectual Property Registration. The Companies have not taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Intellectual Property Registrations (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

3.13.6. Except as set forth on Section 3.13.6 of the Disclosure Schedule, (i) to each Seller’s Knowledge, the development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of any Company, and all of the other activities or operations of any Company do not currently infringe upon, misappropriate or violate, and since December 31, 2012, have not infringed upon, misappropriated or violated, any Intellectual Property of any third party, and (ii) the Companies have not received any written notice or claim since December 31, 2012 asserting or suggesting that any such infringement, misappropriation or violation is or may be occurring or has or may have occurred, nor to each Seller’s Knowledge, is there a reasonable basis therefor. No Intellectual Property owned by or licensed to any Company is subject to any outstanding order, judgment or decree restricting the use or licensing thereof by any Company. To each Seller’s Knowledge, except as set forth on Section 3.13.6 of the Disclosure Schedule, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to any Company. No Company has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property material to the Business as currently conducted or as conducted since December 31, 2017.

3.13.7. No current or former partner, director, officer, or employee of any of the Companies will, after giving effect to each of the transactions contemplated herein, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any of the Intellectual Property Assets.

3.13.8. (i) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property Assets, (ii) no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Intellectual Property Assets, and (iii) no current or former employee, consultant or independent contractor of any Company who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for any Company.

3.13.9. Each Company has taken commercially reasonable steps to provide for the security, back-up and recovery of data and information, has commercially reasonable information security and disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. In the past three (3) years, there has been no failure, material substandard performance, or breach of any Computer Systems of any Company or its contractors that has caused any material disruption to the Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by any Company. No Company has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, or disclosure of any personally identifiable information.

3.13.10. Notwithstanding anything to the contrary in this Agreement, this Section 3.13 constitutes the sole representation and warranty of Sellers under this Agreement with respect to any intellectual property matters, including any actual or alleged infringement, misappropriation or other violation by any Company of any Intellectual Property of any other Person; provided that, this sentence is not intended to limit the scope of the representations or warranties in Sections 3.2, 3.5, 3.7, 3.8, 3.15, 3.19 or 3.24 on the basis that such representation or warranty could be related to matters arguably relating to intellectual property matters.

SECTION 3.14 Legal Proceedings; Governmental Orders. Except as set forth on Section 3.14 of the Seller Disclosure Schedules:

3.14.1. There are no, and since December 31, 2016 there have been no, material actions, suits, claims, audits, arbitrations, investigations or other legal proceedings pending or, to each Seller’s Knowledge, threatened, in Law or in equity, against any Seller relating to or affecting the Business or the Assets or any Company.

3.14.2. There are no, and since December 31, 2016 there have been no, material outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Business or the Assets.

SECTION 3.15 Compliance with Laws; Permits.

3.15.1. The Companies are, and have been since December 31, 2016, in material compliance with all Laws.

3.15.2. Section 3.15.2 of the Seller Disclosure Schedules lists all material Permits required for the Companies to conduct the Business as currently conducted and as conducted since December 31, 2016 or for the ownership and use of the Assets and all such material Permits are valid and in full force and effect and no Company is in material default, and no condition exists that with notice or lapse of time or both would constitute a material default, under any such material Permit.

3.15.3. None of the Companies or any directors, officers, employees or, to each Seller’s Knowledge, agents of any Company is a Sanctioned Person. No Company nor any of its respective directors, officers, boards of directors (or similar governing body), members or employees or, to each Seller’s Knowledge, agents (in each case acting for and on behalf of any Company) in the past five (5) years has, except as specifically authorized by a governmental license, license exception, or other Permit or applicable authorization of a Governmental Authority, or except as set forth as an exception in Schedule 3.15.3: (i) exported, reexported, deemed exported, deemed reexported, transferred, or brokered the sale of any goods, services, technology, or technical data to or from, or entered into or participated in any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under Ex-Im Laws or entered into any transaction prohibited by Ex-Im Laws; (ii) exported, reexported, deemed exported, deemed reexported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of, or had any transaction or dealing with, any Sanctioned Person or country or territory that is the subject of comprehensive restrictive Sanctions; (iii) entered into any transaction prohibited by or sanctionable under the Iran Threat Reduction and Syria Human Rights Act of 2012, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996 (as amended), the Iranian Transactions and Sanctions Regulations, Executive Order 13628 (as amended), Executive Order 13846, or any other United States Law, order, or regulation pertaining to Iran; (iv) exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities or any other prohibited activity set forth in Part 744 of the U.S. Export Administration Regulations; or (v) otherwise violated applicable Sanctions or Ex-Im Laws. There are no pending or, to each Seller’s Knowledge, threatened claims against any Company with respect to such Ex-Im Laws or Sanctions, and no Company has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a Governmental Authority relating to export, import, or other trade-related activity.

3.15.4. Each Company is, and at all times in the past five (5) years has been, in compliance with (i) all obligations and requirements of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions, (iii) Canada’s Corruption of Foreign Public Officials Act, and (iv) all other similar or equivalent anti-corruption and/or anti-bribery Laws of any jurisdiction applicable to any Company (whether by virtue of such Company’s jurisdiction of organization or conduct of its business) (clauses (i)-(iv) collectively, the “Anti-Corruption Laws”). In the past five (5) years, no Company nor any officer, director, partner, member, equityholder or employee of any Company (in each case acting for and on behalf of any Company), and to each Seller’s Knowledge, no Representative or other Person (in each case acting for and on behalf of any Company), has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value (i) to any Government Official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign Governmental Authority in order to assist any Company to obtain or retain business for, or direct business to, any Company or for the purpose of securing any other improper advantage that would violate any Anti-Corruption Laws or (ii) that is otherwise illegal or improper under any Anti-Corruption Law.

3.15.5. Except as set forth on Section 3.15.5 of the Seller Disclosure Schedules: (i) in the past five (5) years, neither any Company or any officer, director, partner, member, equityholder or employee of any Company (in each case acting for and on behalf of any Company) has been charged with, convicted of, or pleaded guilty to bribery or any other offense under any Anti-Corruption Laws, (ii) to each Seller’s Knowledge, neither any Company or any officer, director, partner, member, equityholder, employee or Representative of any Company (in each case acting for and on behalf of any Company) is now, nor has any been in the past five (5) years, under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) in the past five (5) years, the Companies have not received any requests for information or subpoenas in connection with any Anti-Corruption Laws and have not been assessed civil or criminal penalties under any Anti-Corruption Laws, and (iv) the Companies are not now, nor have they been in the past five (5) years, listed by any Governmental Authority as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for involvement with government programs.

3.15.6. None of the representations and warranties in this Section 3.15 shall apply to any intellectual property matters, environmental matters, employee benefits matters, employment matters or Tax matters.

SECTION 3.16 Environmental Matters. Except as set forth on Section 3.16 of the Seller Disclosure Schedules:

3.16.1. The operations of the Companies (including with respect to the Business, the Leased Real Property and the Assets) are, and have been since December 31, 2016, in compliance in all material respects with all Environmental Laws. No Seller nor any Company has received from any Person, with respect to the Business, any Leased Real Property or the Assets, any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

3.16.2. The Companies possess (and since December 31, 2016 have possessed) and are (and have since December 31, 2016 been) in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16.2 of the Seller Disclosure Schedules) necessary for the conduct of the Business or operation of any Leased Real Property as currently conducted and as conducted since December 31, 2016.

3.16.3. None of the Leased Real Property is listed on, or to each Seller’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

3.16.4. (a) There has been no treatment, storage, disposal, arrangement for disposal, transport, handling, or Release of, contamination by, and exposure of any Person to Hazardous Materials, or ownership or operation of any property or facility which is or has been contaminated by any Hazardous Material, so as to give rise to any liability (contingent or otherwise) of the Companies pursuant to Environmental Laws (including with respect to the Business, the Assets or any Leased Real Property), and (b) no Seller nor any Company has received any Environmental Notice that the Business or any of the Assets or Leased Real Property has been or may be contaminated with any Hazardous Material, including with respect to any such Environmental Notice which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law by, any Company.

3.16.5. The Companies and Sellers have previously furnished to Buyers any and all environmental reports and site assessments with respect to the Business, the Assets, or any Leased Real Property that are in the possession or control of the Companies or any Seller.

3.16.6. Notwithstanding anything to the contrary in this Agreement, this Section 3.16 constitutes the sole representation and warranty of Sellers under this Agreement with respect to Environmental Laws; provided that, this sentence is not intended to limit the scope of the representations or warranties in Sections 3.2, 3.5, 3.7, 3.8 or 3.19 on the basis that such representation or warranty could be related to matters arguably relating to Environmental Laws.

SECTION 3.17 Employee Benefit Matters.

3.17.1. Section 3.17.1 of the Seller Disclosure Schedules contains a list of each material benefit, retirement, pension, employment, consulting, compensation, deferred compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more Employees, former employees of any Company, or the beneficiaries or dependents of any such Persons, and (i) that is maintained, sponsored, contributed to, or required to be contributed to by any Company, or (ii) under which any Company has any material liability for premiums or benefits (as listed on Section 3.17.1 of the Seller Disclosure Schedules, each, a “Benefit Plan”).

3.17.2. To each Seller’s Knowledge, each Benefit Plan and related trust complies with all applicable Laws in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified as of the date of such letter and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to each Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. With respect to any Benefit Plan, to each Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject any Company to a Tax under Section 4971 of the Code or the Assets to a lien under Section 430(k) of the Code.

3.17.3. No Benefit Plan nor any employee benefit plan of any ERISA Affiliate: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, individually or in the aggregate, on the Business, no Company nor any ERISA Affiliate has any liability under Title IV of ERISA or 412 of the Code.

3.17.4. Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health insurance following retirement or other termination of employment.

3.17.5. Except as otherwise specified in this Agreement, no Benefit Plan exists that would: (i) result in the payment to any Employee, director or consultant of the Business of any money or other property; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant of the Business, in each case, as a result of the execution of this Agreement.

3.17.6. Notwithstanding anything to the contrary in this Agreement, this Section 3.17 constitutes the sole representation and warranty of Sellers under this Agreement with respect to compliance with ERISA and other Laws concerning employee benefit plans.

SECTION 3.18 Employment Matters.

3.18.1. Section 3.18.1 of the Seller Disclosure Schedules lists all Employees as of the close of business on October 10, 2018 and their (i) years of service, (ii) annual salary or rate of compensation as of the date hereof, (iii) bonus or other incentive compensation, if any, paid for calendar year 2016 and 2017, and (iv) Benefit Plans in which such Employee currently participates.

3.18.2. No Company is a party to, or bound by, any collective bargaining agreement or other agreement or collective bargaining relationship with a labor organization. Since December 31, 2016, there has not been, nor, to each Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute against or affecting any Company or any of their employees. To each Seller’s Knowledge, since December 31, 2016, there has not been nor has there been any threat of union organizing or decertification activities involving employees of any Company.

3.18.3. Each Company is and since December 31, 2016 has been in material compliance with all applicable Laws pertaining to labor, employment and employment practices. Except as would not result in material Losses for any Company: (i) since December 31, 2016, each Company has fully and timely paid all wages, wage premiums, salaries, bonuses, commissions, severance, and other compensation that has come due and payable under applicable Law, Contract or Company policy; and (ii) each individual who is providing or since December 31, 2016 has provided services to a Company and is or was classified and treated as an independent contractor, consultant, or other non-employee service provider is and was properly classified and treated as such for all applicable purposes.

3.18.4. Since December 31, 2016, no Company has implemented any employee layoffs that would implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law (collectively, “WARN Act”), and no such action is currently contemplated, planned or announced.

SECTION 3.19 Taxes.

3.19.1. Each Company has timely filed all material Tax Returns required to be filed by the relevant Company, and such Tax Returns are true, correct and complete in all material respects. No Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

3.19.2. Each Company has paid all Taxes due and payable by the relevant Company (whether or not shown on any Tax Return) to the appropriate Taxing Authority. Each Company has deducted, withheld and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld or paid by the relevant Company in connection with amounts paid or owing to any Employee, independent contractor, creditor, member or other third party.

3.19.3. No claim has been made by a Taxing Authority in a jurisdiction where any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. No Company has, or has ever had, any branch, agency or permanent establishment outside the jurisdiction in which it was organized. No Company is currently under audit, examination or investigation by any Taxing Authority or the subject of any ongoing Tax Proceeding, nor has any such action been threatened in writing. No waiver or extension of any statute of limitation as to any Taxes of any Company is currently in effect. No Company has applied for any Tax ruling or entered into any Contract with any Taxing Authority.

3.19.4. There are no Encumbrances on any of the Assets that arose in connection with the failure to pay any Tax except for Permitted Encumbrances. No Company is a party to or bound by any Tax indemnity, sharing, allocation or other agreement or contractual obligation to pay the Tax obligations of another Person (other than any agreements with customary tax indemnification provisions entered into in the ordinary course of business the primary purpose of which is not Taxes).

3.19.5. No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (iv) installment sale or open transaction disposition made on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, or (vi) election by any Company under Section 108(i) of the Code (or any corresponding provision of state, local or foreign Law).

3.19.6. No Company has any liability for Taxes of any Person (other than another Company) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Law, or as a transferee or successor.

3.19.7. No Seller is a “foreign person” as that term is used in Section 1.1445-2 of the Treasury Regulations.

3.19.8. No Company has been a party to or participated in a transaction that is a “reportable transaction,” within the meaning of Section 6707A(c)(1) of the Code or Section 1.6011-4(b) of the Treasury Regulations.

3.19.9. MOTI is, and at all times since its formation has been, treated as a “partnership” for U.S. federal income Tax purposes pursuant to Section 301.7701-3(b)(1)(i) of the Treasury Regulations. As of the date of this Agreement, the General Partner is, and at all times since its formation has been, treated as a S corporation for U.S. federal income Tax purposes pursuant to Sections 301.7701-3(a) and (c) of the Treasury Regulations and Section 1361 of the Code.

3.19.10. Each Company has duly and timely collected all Taxes that it is required by Law to collect, and has duly and timely remitted to the appropriate Governmental Authority any such amounts that it is required by Law to so remit.

3.19.11. No Company has acquired property from a non-arm’s length Person, within the meaning of the Income Tax Act (Canada), for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the Income Tax Act (Canada).

3.19.12. For all transactions between MOTC and any non-resident Person with whom MOTC was not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Closing Date, MOTC has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

3.19.13. MOTC is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services Tax and harmonized sales Tax and under Division I of Chapter VIII of Title I of the Quebec Sales Tax Act with respect to the Quebec sales Tax, and MOTC’s registration number is: 86058 4416 RT0001.

3.19.14. The Interests are not “taxable Canadian property” within the meaning of the Income Tax Act (Canada).

3.19.15. None of the Interests derive more than fifty percent (50%) of their fair market value, and at no time during the sixty (60) month period preceding the Closing Date was more than fifty percent (50%) of the fair market value of the Interests derived, directly or indirectly from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties (within the meaning of the Income Tax Act (Canada)); (iii) timber resource properties (within the meaning of the Income Tax Act (Canada)); or (iv) options in respect of, or interests in, or for civil law rights in, property described in (i), (ii) or (iii) above, whether or not the property exists. None of the Interests have not been deemed to be taxable Canadian property (within the meaning of the Income Tax Act (Canada)) under a provision of the Income Tax Act (Canada).

SECTION 3.20 Customers and Suppliers.

3.20.1. Section 3.20 of the Seller Disclosure Schedules sets forth with respect to the Business: (a) the top twenty (20) customers to the Companies for the twelve (12) month period ending June 30, 2018, based on revenues (collectively, the “Material Customers”), and (b) the amount that the Companies received from each Material Customer during such time period.

3.20.2. Section 3.20 of the Seller Disclosure Schedules sets forth with respect to the Business: (a) the top ten (10) vendors to the Companies for the twelve (12) month period ending June 30, 2018 (collectively, the “Material Suppliers”), and (b) the amount that the Companies paid to each Material Supplier during such time period.

SECTION 3.21 No Brokers. Except as disclosed on Section 3.21 of the Seller Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Seller or any Company.

SECTION 3.22 Inventory. All inventory of Companies reflected in the Interim Balance Sheet, (a) is of a quality that is usable and salable in the ordinary course of business consistent with past practice, (b) is not damaged, defective or obsolete to any material extent, in each case except to the extent reflected in reserves set forth in the Interim Balance Sheet, (c) is in the physical possession of the Companies or third parties engaged in product manufacturing, machining or assembly for the Companies or in transit to or from a customer or supplier of the Companies or such third parties (for the Companies) and (d) has been produced by the Companies, to the extent applicable, in accordance with the FLSA. All inventory is owned by the Companies free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis.

SECTION 3.23 Securities Matters.

3.23.1. Each Seller is financially able to hold the Buyer Parent Common Stock received by such Seller for long-term investment and to suffer a complete loss of such Seller’s investment in Buyer Parent Common Stock received by such Seller hereunder. The Buyer Parent Common Stock received by each such Seller hereunder is being obtained by each such respective Seller for his, her or its own account for investment purposes, and not with a view to any distribution thereof in violation of any applicable securities laws. Each Seller has had the opportunity to ask questions of Buyer Parent and its officers and employees and to receive to such Seller’s satisfaction such information about the business and financial condition of Buyer Parent as such Seller considers necessary or appropriate for deciding whether to acquire the Buyer Parent Common Stock, and such Seller is fully capable of understanding and evaluating the risks associated with the ownership of the Buyer Parent Common Stock received by such Seller hereunder.

3.23.2. Each Seller has conducted his, her or its own diligence investigation with respect to the merits and risks associated with his, her or its investment in the Buyer Parent Common Stock to be received by such Seller hereunder. Notwithstanding that Representatives of Buyer Parent may have provided information to such Seller, such Seller is not relying on, and has not relied on, any representation by Buyer Parent or any Affiliate or Representative of Buyer Parent other than the representations and warranties of Buyer Parent hereunder.

3.23.3. Each Seller understands and acknowledges that the Buyer Parent Common Stock received by such Seller hereunder are “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from Buyer Parent in a transaction not involving a public offering. Accordingly, each Seller understands and acknowledges that, under such laws and applicable regulations, such securities may be resold without registration under the applicable United States securities laws only in certain limited circumstances and the Buyer Parent Common Stock received by such Seller hereunder will bear a customary legend noting that such securities constitute restricted securities under the Securities Act.

3.23.4. Each Seller is acquiring the shares of Buyer Parent Common Stock solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Seller acknowledges that the shares of Buyer Parent Common Stock are not registered under the Securities Act, or any state securities laws, and that the shares of Buyer Parent Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Each Seller is able to bear the economic risk of holding the shares of Buyer Parent Common Stock for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 3.24 Affiliate Arrangements. Except as set forth in Section 3.24(a) of the Seller Disclosure Schedules, there are no Contracts or other arrangements involving any Company in which any Seller or any officer or Affiliate of either any Company or any Seller is a party or has a financial interest. Section 3.24(b) of the Seller Disclosure Schedules lists all services and Assets owned, licensed to or otherwise held by any of the Sellers or any Affiliate of any Seller (other than a Company) that are or were made available or provided to or used by any Company within the one-year period prior to the date hereof or which may be required to operate the business of the Companies from and after the Closing Date consistent with past practices in the year preceding the Closing Date.

SECTION 3.25 Product Warranty and Liability. To each Seller’s Knowledge, all products manufactured, sold, leased or delivered by the Companies have been in material conformity with all applicable contractual commitments and all express and implied warranties, and the Companies have no material liabilities (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any Company giving rise to any such liability) for replacement or repair thereof or other damages in connection therewith in excess of past custom and practice and experience. Except as set forth on Section 3.25 of the Seller Disclosure Schedules and excepting the terms and conditions set forth in the Material Contracts (with respect to products sold, leased or delivered, or services rendered pursuant to such terms and conditions under a Material Contract), no products manufactured, sold, leased or delivered by any Company and no services rendered by any Company are subject to any guarantee, warranty or other indemnity which are less favorable to the Companies, taken as a whole, than those provided under the Companies’ applicable standard terms and conditions of such sale, lease or service and applicable Law.

SECTION 3.26 Bank Accounts. Section 3.26 of the Seller Disclosure Schedules sets forth each bank, savings institution and other financial institution with which any Company has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto. Except as disclosed on Section 3.26 of the Seller Disclosure Schedules, no Company has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its Business for any purpose whatsoever.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER PARENT

Each Buyer and Buyer Parent, jointly and severally, represent and warrant to Sellers that the statements contained in this Article 4 are true and correct as of the date of this Agreement and as of the Closing Date.

SECTION 4.1 Organization of Buyers and Buyer Parent. US Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Delaware. Canada Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the province of Alberta, Canada. Buyer Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

SECTION 4.2 Authority of Buyers and Buyer Parent. Each Buyer and Buyer Parent has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Buyer or Buyer Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer and Buyer Parent of this Agreement and any other Transaction Document to which such Buyer or Buyer Parent is a party, the performance by such Buyer or Buyer Parent of its obligations hereunder and thereunder and the consummation by such Buyer or Buyer Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Buyer and Buyer Parent. This Agreement has been duly executed and delivered by each Buyer and Buyer Parent, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of such Buyer and Buyer Parent enforceable against such Buyer and Buyer Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which each Buyer or Buyer Parent is or will be a party has been duly executed and delivered by such Buyer or Buyer Parent, as applicable, (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Buyer or Buyer Parent, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The transactions contemplated by this Agreement and the other Transaction Documents, taken together with any other transactions consummated by each Buyer or Buyer Parent, do not require any vote of the stockholders of Buyer Parent under applicable Law, the rules and regulations of the New York Stock Exchange or any other stock market or exchange, or any other organizational document of such Buyer or Buyer Parent.

SECTION 4.3 No Conflicts; Consents. The execution, delivery and performance by Buyers and Buyer Parent of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyers or Buyer Parent; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyers or Buyer Parent; or (c) except as disclosed in Section 4.3 of the Buyer Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which any Buyer or Buyer Parent is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on any Buyer’s or Buyer Parent’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Buyer or Buyer Parent in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as previously made under the HSR Act and (ii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on any Buyer’s or Buyer Parent’s ability to consummate the transactions contemplated hereby.

SECTION 4.4 Investment Purpose. Buyers are acquiring the Interests solely for their own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Buyer acknowledges that the Interests are not registered under the Securities Act, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Each Buyer is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Each Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

SECTION 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyers.

SECTION 4.6 Sufficiency of Funds. Buyers and Buyer Parent each has (or will have prior to Closing) sufficient cash on hand or other sources, including from the Financing and any Financing Sources, of immediately available funds to enable it to (a) make payment of the Estimated Cash Purchase Price and any Net Adjustment Amount due to Sellers, and (b) consummate the transactions contemplated by this Agreement.

SECTION 4.7 Solvency. Immediately after giving effect to the transactions contemplated hereby, each Buyer together with its Affiliates shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyers or Sellers. In connection with the transactions contemplated hereby, no Buyer has incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

SECTION 4.8 Legal Proceedings. Except as disclosed on Section 4.8 of the Buyer Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Knowledge of Buyers, threatened against or by Buyers or any of their Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports, there are no material actions, suits, claims, investigations or other legal proceedings pending or, to Knowledge of Buyers, threatened against Buyers or Buyer Parent or any of their assets.

SECTION 4.9 Independent Investigation. Buyers have conducted their own independent investigation, review and analysis of the Interests, Companies, Business, and Assets and acknowledges they have been afforded access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Companies, Business, and Assets for such purpose.

SECTION 4.10 Capitalization of Buyer Parent; Issuance of Share Purchase Price. As of the date hereof, the authorized capital stock of Buyer Parent consists of 120,000,000 shares of Buyer Parent Common Stock and 20,000,000 shares of preferred stock. As of October 11, 2018, there were (i) 25,132,045 shares of Buyer Parent Common Stock (all of which were duly authorized, validly issued, fully paid and non-assessable) issued and outstanding and (ii) no shares of Buyer Parent Common Stock held in treasury. Each Buyer is an indirect wholly-owned subsidiary of Buyer Parent. The Buyer Parent Common Stock being issued to Sellers as Share Purchase Price is and shall be duly authorized and, when issued and delivered to Sellers in accordance with the terms of this Agreement, validly issued, fully paid, nonassessable, and free and clear of all Encumbrances other than those arising under generally applicable securities laws, the certificate of incorporation and bylaws of Buyer Parent, as created by such recipient Seller, or as provided for in this Agreement.

SECTION 4.11 SEC Reports. As of the date hereof, Buyer Parent has filed all SEC Reports. All of the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) (i) were filed on a timely basis (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act), (ii) at the time filed (except to the extent corrected by a subsequently filed SEC Report filed prior to the date of this Agreement), complied, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such SEC Reports and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect. The financial statements of Buyer Parent included in the SEC Reports, including the related notes thereto, when filed, fairly presented in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Buyer Parent as of the dates thereof or for the periods presented therein (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments that are not expected to be material in the aggregate).

SECTION 4.12 Undisclosed Liabilities. To the knowledge of Buyer Parent, Buyers and Buyer Parent have no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP (as in effect as of the date hereof), except (i) those that are adequately reflected or reserved against in the audited or unaudited financial statements included in the Buyer Parent SEC Reports; and (ii) those that have been incurred in the ordinary course of conducting the business of Buyers and Buyer Parent since June 30, 2018, that are not material to Buyer Parent.

SECTION 4.13 Listing; Investment Company. The Buyer Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Buyer Parent has not received any written notification that the SEC is contemplating terminating such registration. Buyer Parent has not, in the twelve (12) months preceding the date hereof, received written notice from the New York Stock Exchange or any other stock market or exchange to the effect that Buyer Parent is not in compliance with the listing or maintenance requirements of such market or exchange. Buyer Parent is not, and is not an Affiliate of, and immediately after the Closing, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14 Absence of Changes. Since the date of the filing by Buyer Parent with the SEC of its most recent annual or quarterly report required to be filed prior to the date hereof, (a) there has not occurred any change, event, or development that, individually or in the aggregate, has had, or would reasonably be excepted to have, a material adverse effect on the business, assets, or operations of Buyer Parent and its subsidiaries taken as a whole; (b) the business of Buyer Parent and its subsidiaries has been operated and maintained in the ordinary course of business consistent with Buyer Parent’s past practices; and (c) there has not been any material change by Buyer Parent in accounting or Tax reporting principles, methods, or policies, except as required by applicable Law.

ARTICLE 5

COVENANTS AND AGREEMENTS

SECTION 5.1 Disclaimer of Representations and Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, (A) EACH SELLER DISCLAIMS AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTERESTS, COMPANIES, BUSINESS, OR ASSETS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE INTERESTS, COMPANIES, BUSINESS, OR ASSETS (INCLUDING WITH RESPECT TO (1) THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE INTERESTS, COMPANIES, BUSINESS AND ASSETS FURNISHED OR MADE AVAILABLE TO BUYERS AND THEIR REPRESENTATIVES, (2) THE FUTURE REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS, OR (3) THAT THE ASSETS ARE DELIVERED FREE OF THE RIGHTFUL CLAIM OF ANY THIRD PERSON BY WAY OF INFRINGEMENT OR THE LIKE) AND (B) ALL OF THE ASSETS TO BE TRANSFERRED OR THE LIABILITIES TO BE ASSUMED OR TRANSFERRED, DIRECTLY OR INDIRECTLY, IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED. BUYERS, TOGETHER WITH THEIR ADVISORS, HAVE MADE THEIR OWN INVESTIGATION OF THE INTERESTS, COMPANIES, BUSINESS AND ASSETS AND ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, PROVIDED ORALLY OR CONTAINED IN ANY MATERIALS PROVIDED BY THE COMPANIES, SELLERS OR ANY OF THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR OTHERWISE (INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM, AND ANY ITEMS MADE AVAILABLE TO BUYERS IN THE DATA ROOM OR MANAGEMENT PRESENTATIONS), OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE 3 (INCLUDING THE SELLER DISCLOSURE SCHEDULES), IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND CLOSE THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN. EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE PARTIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 5.2 Conduct of Business Prior to Closing.

5.2.1. From and after the date of this Agreement until the Closing, except as otherwise provided herein or consented to in writing by Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Companies to (a) conduct the Business in the ordinary course of business consistent with past practice; (b) use commercially reasonable efforts to maintain and preserve intact, in the ordinary course of business consistent with past practice, the organization, operations, goodwill and relationships (including with Employees, agents, independent contractors, customers and suppliers) of the Business as currently conducted; (c) use commercially reasonable efforts to maintain the Assets in substantially the same manner as they were maintained on the date of this Agreement in the ordinary course of business consistent with past practice, ordinary wear and tear excepted; (d) use commercially reasonable efforts to keep in full force and effect insurance applicable to the Assets and their respective operations comparable in amount and scope of coverage to that currently maintained; and (e) not amend, modify, cancel, waive, assign or fail to perform or enforce any material rights or obligations under or otherwise change in any material respect any Material Contract. From and after the date of this Agreement until the Closing, except as consented to in writing by Buyers, Sellers shall not take any action that would cause any of the changes, events or conditions described in Section 3.8 to occur. Notwithstanding anything herein to the contrary, Companies may distribute all Cash on Hand prior to the Closing (but not after).

5.2.2. From and after the date of this Agreement until the Closing, except as consented to in writing by Seller Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), Buyer Parent shall not (a) amend the certificate of incorporation or other organizational documents of Buyer Parent; (b) split, combine, or reclassify, or offer to split, combine or reclassify, any shares of Buyer Parent Common Stock in a manner that would be adverse to Sellers, in their capacities as holders of the Buyer Parent Common Stock issuable at Closing; (c) consummate, or agree to consummate, any issuance of Buyer Parent Common Stock or other equity securities that require the approval of the voting stock of Buyer Parent or its successor pursuant to Section 312.03(c) or Section 312.03(d) of the New York Stock Exchange Listed Company Manual (or any similar replacement provision); or (d) other than in the ordinary course of business consistent with past practice, declare or pay any dividends on or in respect of any Buyer Parent Common Stock or redeem, purchase or acquire any, or offer to redeem purchase or acquire any, shares of Buyer Parent Common Stock.

SECTION 5.3 Access to Information. From and after the date of this Agreement until the Closing Date, Sellers shall cause the Companies to (a) permit Buyers and Buyers’ Representatives reasonable access, during normal business hours upon reasonable advance notice to Seller Representative, under the supervision of the Companies’ personnel and in such a manner as not to interfere with the conduct of the Business, at premises located on the Leased Real Property or as otherwise agreed by Seller Representative and Buyers, to inspect such files, books, records, documents, and other information of the Companies regarding the Business or Assets as reasonably requested by Buyers, (b) instruct its Representatives to make available to Buyers and Buyers’ authorized Representatives any and all financial, technical and operating data and other information pertaining to the Business or Assets reasonably requested by Buyers, and (c) make available for inspection by Buyers true and complete copies of any documents relating to the foregoing reasonably requested by Buyers; provided, however, that Buyers shall not, and Buyers shall not permit their authorized Representatives to, conduct any environmental sampling of any real property without the prior written consent of Seller Representative, which may withheld, conditioned, or delayed for any reason. All requests by Buyers pursuant to this Section 5.3 shall be submitted or directed exclusively to FMI Capital Advisors, Inc. or Seller Representative, or such other individuals as either or both of them may designate in writing to Buyers from time to time. Notwithstanding anything herein to the contrary, Sellers shall not be required to disclose (a)

any information to Buyers if such disclosure would, in Seller Representative’s reasonable discretion, based on the advice of outside counsel, contravene any applicable law or fiduciary duty, or non-disclosure obligations or jeopardize any attorney-client privilege (after using reasonable efforts to seek consent or waiver of such privileges if held by a third person or, if held by the Sellers or its Affiliates, an alternative course of action to most closely effectuate such disclosure) or (b) any Excluded Information. Prior to the Closing, without the prior written consent of Seller Representative, not to be unreasonably withheld, conditioned, or delayed, Buyers shall not contact (i) any suppliers to, or customers of, the Business, (ii) any employees of (other than Seller Representative or Scott Duncan) or independent contractors to the Companies, or (iii) any landlord under any of the Leases. Buyers shall, and shall cause their Representatives to, abide by the terms and conditions of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.3. Additionally, in connection with any due diligence regarding the Leases or the Leased Real Property, Buyers shall comply with all the terms, provisions and conditions of the Leases when accessing the premises covered by the Leases for any purpose hereunder, or handling information regarding or relating to any portion of the Leased Real Property. Seller Representative shall be entitled to have a representative present during any discussions between Buyers and any landlord under or with respect to any Leases or Leased Real Property, and during any discussions with any supplier, customer, or independent contractor.

SECTION 5.4 Governmental Approvals and Consents.

5.4.1. General. Each Party shall, as promptly as possible after the date hereof, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary to consummate the transactions contemplated under this Agreement and perform its obligations pursuant to this Agreement and the other Transaction Documents and, for the avoidance of doubt, Sellers will provide Buyers with such assistance, cooperation and information as may reasonably be requested by Buyers in connection with the preparation of the notification required to be filed under the Investment Canada Act (Canada). The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.4.2. [Reserved.]

5.4.3. Communication with Governmental Authorities. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, correspondence, submissions, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, Companies, or Buyers with Governmental Authorities in the ordinary course of business consistent with past practice unrelated to the transactions contemplated hereunder, any disclosure which is not permitted by Law, or any disclosure containing confidential information) shall, to the extent practicable, be disclosed to the other Parties in advance of any filing, submission, correspondence, or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, correspondence, submissions, and proposals. Each Party shall give reasonable prior notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

5.4.4. Specified Notices and Consents. Sellers and Buyers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.5 of the Seller Disclosure Schedules and Section 4.3 of the Buyer Disclosure Schedules; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

SECTION 5.5 Employees and Employee Benefits.

5.5.1. Stable Compensation and Benefits. During the period commencing on the Closing Date and ending on December 31, 2019 (or if earlier, the date of the Continued Employee’s termination of employment with Buyers or an Affiliate of a Buyer, including, following the Closing, any Company), Buyers shall, or shall cause an Affiliate (including, following the Closing, any Company) to, provide each Employee who is employed as of Closing and does not resign promptly after Closing (each, a “Continued Employee”) with: (i) base salary or hourly wages that are no less than the base salary or hourly wages provided to the Continued Employees immediately prior to the Closing; (ii) bonus opportunities which are no less than the bonus opportunities provided to the Continued Employees immediately prior to the Closing; (iii) retirement, welfare, vacation, and paid time off benefits that are no less favorable in the aggregate than those provided to the Continued Employees immediately prior to the Closing; (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for the Continued Employees immediately prior to the Closing; and (v) the profit sharing contribution attributable to calendar year 2018.

5.5.2. Service Recognition. With respect to any Benefit Plan that is continued after Closing or other employee benefit plan maintained by Buyers or an Affiliate of a Buyer (collectively, “Buyer Benefit Plans”) for the benefit of any Continued Employee (other than any equity incentive award plan or arrangement), effective as of the Closing, Buyers shall, or shall cause its Affiliate to, recognize all service of the Continued Employees with the Companies, as if such service were with a Buyer, for vesting, eligibility and accrual purposes; provided, however, that such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

5.5.3. Benefit Plans. Effective as of the Effective Time, Buyers or Affiliates of Buyers (including, following the Closing, any Company) shall have all liability for the Benefit Plans, and Sellers thereafter shall have no liability or obligations with respect thereto.

5.5.4. Continuous Employment. Buyers and Sellers intend that the transactions contemplated by this Agreement will not constitute a separation, termination or severance of employment of any Employee, including for purposes of any Benefit Plan that provides for separation, termination or severance benefits.

5.5.5. COBRA. Buyers shall have all liability and responsibility for COBRA for all participants under the Companies’ group health plans who become “M&A qualified beneficiaries” (as such term is defined under Section 54.4980 B-9, Q&A A-4 of the Treasury Regulations).

5.5.6. No Change in Benefits or Rights to Employment. Nothing contained in this Section 5.5, expressed or implied, is intended to: (i) confer upon any Person, including any Employee, any right to employment or service or continued employment or service or any particular term or condition of employment or service for any period of time by reason of this Agreement; (ii) create any rights or remedies including any third party beneficiary rights in any Person other than a Party; (iii) constitute an establishment, amendment, modification or termination of, or an undertaking to establish, amend, modify or terminate, any compensation or benefit plan, program, policy, Contract or arrangement; (iv) prohibit or limit the ability of Buyers or any of their Affiliates from terminating the employment or service of any Person, including any Employee, at any time or for any or no reason; or (v) prohibit or limit the ability of Buyers or any of their Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

SECTION 5.6 Confidentiality.

5.6.1. Buyers acknowledge and agrees that the Confidentiality Agreement remains in full force and effect until the Closing and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyers pursuant to this Agreement until the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.6.1 shall nonetheless continue in full force and effect.

5.6.2. Each Seller and each of the Fraziers agrees that from and after the Effective Time, any facts, information, know-how, processes, trade secrets, customer lists, vendor lists or confidential matters that relate in any way to the Business or the terms of any of the Transaction Documents shall be maintained in confidence and shall not be divulged by such Seller, such Frazier or any of their respective Affiliates or Representatives to any third party unless and until they become public knowledge (other than by disclosure in breach of this Section 5.6.2) or as required by applicable Law in such Seller’s or such Frazier’s reasonable discretion, based on the advice of outside counsel; provided, that before such Seller, such Frazier or any of their respective Affiliates or Representatives discloses any of the foregoing as may be required by Law in such Seller’s or such Frazier’s reasonable discretion, based on the advice of outside counsel, such Person shall give Buyers reasonable advance notice and take such reasonable actions as Buyers may propose to minimize the required disclosure.

SECTION 5.7 Closing Conditions. Subject to Section 5.4.4, from and after the date of this Agreement until the Closing, each Party shall use commercially reasonable efforts to take or cause such actions as are necessary to expeditiously, on the terms and conditions of this Agreement, satisfy the closing conditions set forth in Article 6 and to consummate the transactions contemplated herein as soon as reasonably possible.

SECTION 5.8 Supplement to Disclosure Schedules. From time to time prior to the Closing, Sellers and Buyers shall promptly supplement or amend the Seller Disclosure Schedules and Buyer Disclosure Schedules, respectively, with respect to any matter hereafter arising or of which Sellers become aware after the date of this Agreement (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether the conditions set forth in Section 6.2(a) have been satisfied; provided, however, that if the Closing occurs, then all matters disclosed pursuant to any such supplement or amendment at or before the Closing that relate to any matter first arising or first occurring after the date hereof and that give rise to any breach or inaccuracy of any representation or warranty made (a) by Sellers under Article 3 shall be deemed to have been included in the Seller Disclosure Schedules, but solely with respect to such matters first arising or first occurring after the date hereof (and shall qualify the relevant representations and warranties for purposes of the rights and remedies available to Buyers and the Buyer Indemnified Parties pursuant to Article 7) and (b) by Buyers under Article 4 shall be deemed to have been included in the Buyer Disclosure Schedules, but solely with respect to such matters first arising or first occurring after the date hereof (and shall qualify the relevant representations and warranties for purposes of the rights and remedies available to Sellers and the Seller Indemnified Parties pursuant to Article 7); provided, further, that, notwithstanding anything herein to the contrary, any supplement or amendment to Section 3.18.1 of the Seller Disclosure Schedules to reflect changes arising after the date of this Agreement in the identity of Employees in the ordinary course of business consistent with past practice shall not give rise to any claim hereunder for inaccuracy in or breach of any representation or warranty contained in Section 3.18.1.

SECTION 5.9 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement; provided, that with respect to any press release or other public announcement or communication for which advance approval is not required in accordance with the foregoing, to the extent practicable, reasonable notice and a copy of such release, announcement or communication will be provided to Buyers or Sellers, as applicable, prior to issuing the same.

SECTION 5.10 Continuing Company Exculpation and Indemnification. Until the sixth (6th) anniversary of the Closing Date, the organizational documents of each Company shall contain provisions no less favorable with respect to the limitations or elimination of liability, indemnification, and advancement of expenses than are set forth in such organizational documents as of the date of this Agreement. Such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of Persons who at or at any time prior to the Closing Date were officers, directors or managers of any Company (each a “Company Indemnified Party”). Buyers shall cause each Company to advance and pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party (and any other individuals entitled to indemnification or similar rights under this Section 5.10) in enforcing the indemnity and other obligations provided in this Section 5.10. In the event that Buyers, or any Company, or any of their respective successors or assigns, hereafter (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyers or such Company, or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 5.10. Notwithstanding anything in this Section 5.10 to the contrary, (i) the payments obligations of the Companies pursuant to this Section 5.10 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received, reasonably expected to be received by the Company Indemnified Party in respect of any such claim (plus (x) any reasonable out-of-pocket costs of collection or other associated expenses in connection with asserting and collecting on such claim and (y) any increases in premiums as a direct result of such claim) and (ii) the Company Indemnified Parties shall not be entitled to indemnification, advancement of expenses, exculpation or other limitations of liability with respect to any Losses for which any Seller is required to indemnify any Buyer Indemnified Party pursuant to Section 7.2.1. The Company Indemnified Parties shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this in this Section 5.10.

SECTION 5.11 Tax Matters.

5.11.1. Tax Treatment. The Parties each hereby acknowledge and agree that, pursuant to IRS Revenue Ruling 99-6, 1999-1 C.B. 432, the sale and purchase of the LP Interests and GP Securities will constitute, (i) from Sellers’ perspective, a purchase and sale of the LP Interests and the interests in MOTI owned by the General Partner in accordance with Code Section 741, and (ii) from US Buyer’s perspective, a purchase and sale of the assets of MOTI (pursuant to Situation 2 of Revenue Ruling 99-6) for U.S. federal income Tax purposes, including for purposes of Code Sections 1012 and 1060. The Parties each further acknowledge and agree that they will file all Tax Returns in accordance with this Section 5.11.1, and will not make any inconsistent statement or take any inconsistent position on any Tax Return, in any refund claim, or during the course of any Tax Proceeding, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Party will notify the other if it receives notice that the Internal Revenue Service (or any other taxing authority) proposes a treatment that is different from the treatment contemplated in this Section 5.11.1; provided, however, that the Parties acknowledge and agree that (x) nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the treatment of the transactions contemplated by this Agreement, and (y) no Party or any of its Affiliates will be obligated to litigate any challenge to the treatment contemplated in this Section 5.11.1 by any Taxing Authority.

5.11.2. Purchase Price Allocation. The Purchase Price (and the amount of any liability or other items required to be treated as purchase price for U.S. federal income tax purposes) shall be allocated among the Assets as follows for U.S. federal income tax purposes:

(a) Within ninety (90) calendar days after the final determination of the Closing Statement pursuant to Section 1.2, Buyers shall prepare and deliver to the Seller Representative a proposed allocation of the portion of the Purchase Price allocated to MOTI and the General Partner in accordance with Schedule 1.1 (and the amount of any liability or other items required to be treated as purchase price for U.S. federal income tax purposes) among the Assets of MOTI and the General Partner (the “Proposed Allocation”). The Proposed Allocation shall be prepared in accordance with Code Section 1060 and the Treasury Regulations thereunder. Buyers shall provide the Seller Representative with copies of such backup documentation and work papers supporting the Proposed Allocation as the Seller Representative may reasonably request.

(b) Within thirty (30) calendar days after delivery of the Proposed Allocation, the Seller Representative will notify Buyers in writing of any objections to the Proposed Allocation by setting forth in reasonable detail the basis for any such objections (and any alternative allocation), and including reasonable documentation supporting such objections (“Allocation Objection Notice”). If the Seller Representative either fails to provide an Allocation Objection Notice to Buyers within such 30-day period, or provides Buyers written notice of the Seller Representative’s approval of the Proposed Allocation within such 30-day period, the Seller Representative shall be conclusively treated as having approved of the Proposed Allocation in its entirety, and the Proposed Allocation thereafter shall be final and binding on both Buyers and Sellers. In the event the Seller Representative timely provides the Allocation Objection Notice to Buyers, Buyers and the Seller Representative shall then use commercially reasonable efforts to resolve their disagreements and agree upon a mutually acceptable allocation. If Buyers and the Seller Representative are unable to agree upon a mutually acceptable allocation within twenty (20) calendar days of Buyers’ receipt of the Allocation Objection Notice, either Buyers or the Seller Representative may thereafter refer the remaining disagreements under the Allocation Objection Notice to the Accounting Firm for resolution in accordance with the procedures set forth in Section 1.2.5 (and Section 1.2.6 with respect to payment of the Accounting Firm’s fees and expenses), mutatis mutandis; provided, however, that the Accounting Firm shall (A) make its determination of the appropriate allocation based solely on substantiating documentation submitted by Buyers and the Seller Representative (i.e., not based on an independent review), and an analysis that is consistent with and in accordance with the methodologies and principles contemplated in this Section 5.11.2, and (B) be entitled to (i) review the books and records of the Companies, and (ii) obtain such appraisals of any Assets as the Accounting Firm determines is reasonably necessary for purposes of making its determination hereunder.

(c) The Proposed Allocation as accepted or as finally agreed or determined pursuant to this Section 5.11.2 will be the “Final Allocation”. The Parties will file all Tax Returns and related forms (including IRS Form 8594) in accordance with the Final Allocation, and will not make any inconsistent statement or take any inconsistent position on any Tax Return or during the course of any Tax Proceeding, except as otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a) (or the corresponding provision of any other applicable Tax law). Each Party will notify the other if it receives notice that the IRS proposes any allocation that is different from the Final Allocation; provided, however, that neither Sellers, Buyers, nor any of their respective Affiliates will be obligated to litigate any challenge to the Final Allocation by the IRS (or any other Taxing Authority). The Parties acknowledge and agree that (i) Buyers’ cost for the Assets may differ from the total amount allocated under this Section 5.11.2 to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the amount so allocated, and (ii) the amount realized by Sellers may differ from the total amount allocated under this Section 5.11.2 to reflect transaction costs that reduce the amount realized for federal income tax purposes.

(d) Buyers and Sellers shall allocate and report any adjustments to the Purchase Price in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the allocation contemplated in this Section 5.11.2. In the event that any adjustment is required to be made to the allocation contemplated in this Section 5.11.2 as a result of any adjustment to the Purchase Price pursuant to this Agreement, Buyers shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative, a revised allocation of the Purchase Price reflecting such adjustment. Such revised allocation shall be subject to the requirements of this Section 5.11.2 (including the review and dispute resolution procedures set forth in subsection (b)), mutatis mutandis.

5.11.3. Tax Returns. The preparation and filing of all Tax Returns by or on behalf of any Company after the Closing shall be governed by the following provisions:

(a) Seller Representative shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns of the Companies that are filed on or before the Closing Date. Seller Representative also shall prepare, or cause to be prepared, and file, or caused to be filed, all Pass-Through Tax Returns of the Companies for all Pre-Closing Tax Periods.

(b) Except as provided in Section 5.11.3(a), Buyers shall prepare, or cause to be prepared, and timely file, or caused to be filed, all Tax Returns of the Companies for all Pre-Closing Tax Periods and Straddle Periods that are filed or required to be filed after the Closing Date.

(c) Any Tax Returns prepared in accordance with this Section 5.11.3 shall be prepared in a manner consistent with prior Tax Returns of the Companies except as otherwise required by Law; provided, that the Parties agree to allocate the deductions for the payments of the Closing Bonus Amounts to a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period of MOTI to the extent permitted by applicable Law. Reasonably in advance of filing any such Tax Return, but no later than thirty (30) calendar days prior to the due date (including extensions thereof) (the “Due Date”) for the filing of any such Tax Returns, the Party responsible for preparing such Tax Return (the “Preparing Party”) shall submit, or cause to be submitted, to the other Party (the “Reviewing Party”)

for review, comment, and approval (such approval not to be unreasonably withheld, conditioned, or delayed) a draft of such Tax Return. The Preparing Party shall provide the Reviewing Party with copies of all backup documentation and work papers supporting the preparation of such draft Tax Returns as such Reviewing Party may reasonably request. The Reviewing Party shall have twenty (20) calendar days following the date of delivery of the draft Tax Return to notify the Preparing Party in writing of either (A) any objection to such draft Tax Return or (B) Reviewing Party’s approval of the draft Tax Return. If the Reviewing Party fails to provide written notice to the Preparing Party within such twenty (20) calendar day time period, the Reviewing Party shall be conclusively treated as having approved of such Tax Return for all purposes hereunder. In the event the Reviewing Party timely notifies the Preparing Party of any objection with respect to a draft Tax Return (“Tax Objection Notice”), the Preparing Party shall consider in good faith the Reviewing Party’s comments to such draft Tax Return. The Parties shall attempt in good faith to resolve all disputed items and amounts. If the Parties are unable to resolve any disagreement within thirty (30) calendar days of the Preparing Party’s receipt of the Tax Objection Notice, the unresolved disputes shall be referred to the Accounting Firm for resolution in accordance with Section 5.11.3(d); provided, however, that in the event that any disputed items cannot be resolved by the Due Date for filing the applicable Tax Return, the applicable Tax Return shall be filed by such Due Date reflecting Preparing Party’s position with respect to such disputed items and shall, if necessary, be amended promptly after resolution of the dispute to reflect such resolution. The Preparing Party shall deliver to the Reviewing Party a complete and accurate copy of each such Tax Return prepared and filed pursuant to this Section 5.11.3 within fifteen (15) calendar days of filing. For the avoidance of doubt, the Seller Representative shall act on behalf of the Sellers with respect to any matters (including all rights and obligations) governed by this Section 5.11.3(c).

(d) Buyers and Seller Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements identified in any Tax Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a written determination within sixty (60) calendar days after its retention. The Accounting Firm shall consider only those items and amounts (and any substantiating documentation from Buyers and Seller Representative in connection therewith) that are identified as the items in dispute. In resolving such disputed item, the Parties will direct the Accounting Firm not to assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Accounting Firm’s determination of the disputed items shall be made based solely on substantiating documentation submitted by Buyers and Seller Representative (i.e., not on independent review), the applicable definitions set forth herein, and an analysis that is consistent with and in accordance with the methodologies and principles contemplated herein. The determination of the Accounting Firm shall be final and binding upon Buyers and Sellers, and shall not be subject to appeal or further review absent manifest error. The Parties shall promptly comply with all reasonable requests by the Accounting Firm for information, books, records and similar items. The costs and expenses of the Accounting Firm shall be borne by Buyers, on the one hand, and Seller Representative (on behalf of Sellers), on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyers claim an deduction is $1,000 less than the amount determined by Seller Representative, and Seller Representative contests only $500 of the amount claimed by Buyers, and if the Accounting Firm ultimately resolves the dispute by awarding Buyers $300 of the $500 contested, then the costs and expenses of the Accounting Firm attributable to such item will be allocated 60% (i.e., 300 ÷ 500) to Seller Representative (on behalf of Sellers) and 40% (i.e., 200 ÷ 500) to Buyers.

(e) Sellers shall timely pay or cause to be paid to the appropriate Taxing Authority an amount equal to the total liability for Taxes shown to be due and payable on any Tax Return to be filed pursuant to Section 5.11.3(a). Buyers shall timely pay or cause to be paid to the appropriate Taxing Authority an amount equal to the total liability for Taxes shown to be due and payable on any Tax Return to be filed pursuant to Section 5.11.3(b). In connection with the filing of any such Tax Return by Buyers, Sellers shall pay to Buyers an amount equal to the portion of the total liability for Taxes shown to be due and payable on the Tax Return that constitutes Seller Taxes within seven (7) calendar days after receiving notice from Buyers that payment of such Taxes has either been made or will be made by Buyers or a Company (but in no event any sooner than five (5) Business Days prior to the Due Date for such Tax Return, except as Seller Representative otherwise decides in his sole discretion).

(f) Unless otherwise required by applicable Law, Seller Representative will not file or cause to be filed any amended Tax Returns for the Companies for any Pre-Closing Tax Period or Straddle Period without the prior written consent of Buyers, which consent will not be unreasonably withheld, conditioned, or delayed. Unless otherwise required by applicable Law, Buyers will not file or cause or allow to be filed any amended Tax Returns for the Companies for any Pre-Closing Tax Period or Straddle Period if such action could result in the increase of any Tax liability for the Sellers or result in an indemnification claim against Sellers pursuant to Section 7.2.1 without the prior written consent of Seller Representative, which consent will not be unreasonably withheld, conditioned, or delayed.

5.11.4. Transfer Taxes. All Transfer Taxes shall be borne by Buyers. Except as otherwise required by Law, Buyers shall, at their own expense, timely prepare and file or cause to be timely prepared and filed any Tax Return or other documentation with respect to Transfer Taxes, and pay or cause to be paid the full amount of all Transfer Taxes due with respect thereto.

5.11.5. Cooperation. With respect to all Pre-Closing Tax Periods and Straddle Periods, until expiration of the statutes of limitation (including, to the extent notified by Seller Representative or Buyers, any extensions thereof) applicable thereto, each of Sellers and Buyers will, and will cause each of its Affiliates to, provide the other with such assistance, cooperation and information as may reasonably be requested by any of them in connection with the preparation of any Tax Return, determining a liability for Taxes or a right to a refund of Taxes, or contesting any Tax Proceeding, but only with respect to Tax Returns or Taxes imposed upon or related to the Companies, the Assets, or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any Taxing Authority. Each of

Sellers and Buyers shall, and shall cause each of their Affiliates to, make their respective Representatives and agents available on a basis mutually convenient to the other Party to provide explanations of any documents or information provided hereunder. Each of Sellers and Buyers shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Assets or the Business for all Tax periods beginning on or before the Closing Date until the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate (and, to the extent notified by Seller Representative or Buyers, any extensions thereof); provided, however, that all such foregoing items shall be retained for a minimum of six (6) years from the respective dates on which Tax Returns are filed for all Pre-Closing Tax Periods and Straddle Periods. Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 5.11.5 and Section 5.13 with respect to any Tax matters, this Section 5.11.5 shall govern with respect to such Tax matters.

5.11.6. Refunds and Credits. Any refund of Taxes received by Buyers or any Company (or any of their respective Affiliates), and any amounts credited against Taxes to which Buyers or any Company (or any of their respective Affiliates) would otherwise be required pay, after the Closing Date shall be solely for the account of (a) Sellers to the extent constituting or arising from Seller Taxes (and neither Buyers nor any of their Affiliates at such time, including any Company, shall have any interest therein); provided, that the amount of any such refund or credit that is for the account of Sellers shall be reduced by any reasonable costs and expenses (including Taxes) actually paid or incurred by Buyers or any Company (or any of their respective Affiliates) in connection with obtaining such refund or credit, and (b) solely for the account of Buyers to the extent constituting or arising from Taxes other than Seller Taxes (and no Seller nor any of their Affiliates at such time shall have any interest therein). For the avoidance of doubt, the provisions of this Section 5.11.6 shall not apply to any amount that (x) was taken into account for purposes of determining Final Net Working Capital or (y) arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning on or after the Closing Date.

5.11.7. Wage Reporting. To the extent applicable, Buyers will use, and will cause its Affiliates (including, from and after the Effective Time, each Company) to use, the Alternative Procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting for wages paid during calendar year 2018.

5.11.8. Tax Proceedings. Notwithstanding anything to the contrary in this Agreement, all Tax Proceedings relating to a Pass-Through Income Tax Matter with respect to any Pre-Closing Tax Period shall be controlled by Sellers; provided, however, that Buyers shall be kept reasonably informed with respect to such Tax Proceeding and no such Tax Proceeding that could result in any Tax liability for Buyers or any Company shall be settled without the prior written consent of Buyers, such consent not to be unreasonably withheld, conditioned, or delayed. All other Tax Proceedings shall be controlled by Buyers; provided, however, that with respect to any Tax Proceeding relating to (i) a Pass-Through Income Tax Matter with respect to any Straddle Period or (ii) any other Taxes for which Sellers may have an indemnity obligation pursuant to Section 7.3.1, Buyers shall (A) keep the Seller Representative reasonably informed with respect to such Tax

Proceeding, (B) provide the Seller Representative with copies of all correspondence, notices, and other written material received from, or provided by Buyers to, any Taxing Authority with respect to such Tax Proceeding, (C) provide the Seller Representative with a copy of all written submissions proposed to be made to a Taxing Authority in connection with such Tax Proceeding reasonably in advance of submission, and consider in good faith any reasonable comments from the Seller Representative with respect to such submissions prior to filing, (D) allow the Seller Representative to designate a representative to participate in any meetings or telephone conferences with any Taxing Authority, and (E) not settle any such Tax Proceeding that could result in any Tax liability, or indemnification obligation hereunder, for Sellers without the prior written consent of the Seller Representative, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 5.11.8 and Section 7.7 with respect to any Tax Proceedings, this Section 5.11.8 shall govern with respect to such Tax Proceeding.

SECTION 5.12 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. The Parties will cooperate on the preparation and delivery of the notices set forth on Section 3.5 of the Seller Disclosure Schedules promptly after the date hereof. Prior to the Closing, the Seller Representative and Buyers each shall give prompt notice to the other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its ability to consummate the transactions contemplated by any of the Transaction Documents. Without limiting the foregoing, (i) Seller Representative shall give notice to Buyers as promptly as reasonably practicable upon becoming aware of any fact, change, condition, event, occurrence or non-occurrence that if it occurred or was continuing as of the Closing Date would result in a failure of a condition set forth in Section 6.1 or 6.2 or the institution of, or the threat of institution of, any actions, suits, claims, investigations or other legal proceedings against any of Sellers or the Companies relating to the Transaction Documents or the transactions contemplated hereby or thereby and (ii) Buyers shall give notice to Seller Representative as promptly as reasonably practicable upon becoming aware of any fact, change, condition, event, occurrence or non-occurrence that if it occurred or was continuing as of the Closing Date would result in a failure of a condition set forth in Section 6.1 or 6.3 or the institution of, or the threat of institution of, any actions, suits, claims, investigations or other legal proceedings against Buyers relating to the Transaction Documents or the transactions contemplated hereby or thereby.

SECTION 5.13 Documents and Information. After the Effective Time, Buyers shall, until the seventh (7th) anniversary of the Closing Date, and subject to reasonable and appropriate document retention policies, use commercially reasonable efforts to retain all material books and records pertaining to the portion of the Business conducted by the Companies delivered to the possession of Buyers and the Companies on the Closing Date and make the same available for inspection and copying by Seller Representative (or, alternatively, at a Seller Representative’s request, delivered in electronic form to the extent reasonably available) at Sellers’ expense during normal business hours of the applicable Company, upon reasonable request and upon reasonable advance notice, under supervision of the Companies’ personnel and in such manner as not to interfere with the conduct of the Business. Each Seller acknowledges and agrees that from and after the Effective Time, Buyers will be entitled to the originals of all books and records of the Companies and that the Sellers will promptly deliver to Buyers such originals of all books and records and will cooperate with Buyers in the preparation and/or audit of historical financial statements for the Business for such periods as may be reasonably requested by Buyers; provided, however, that Seller may remove from the Companies’ facilities and Computer Systems (a) all information prepared by the Companies, Sellers or their representatives or advisors to the extent relating to, and any bids received from others in connection with, any sales process involving a sale of the Companies, the transactions contemplated by this Agreement and all information and analysis (including financial analysis) prepared in furtherance of such process or bids and (b) all books and records of the Sellers or their Affiliates, to the extent not relating to the Companies or their Assets or operations (collectively, the “Excluded Information”).

SECTION 5.14 Attorney Conflicts and Privilege Matters.

5.14.1. Right to Represent; Waiver of Conflict. Buyers (for and on behalf of themselves and, with respect to the post-Closing period, each Company) and Buyer Parent each hereby agrees that, notwithstanding any current or prior representation of Sellers, the Companies, or any of their respective Affiliates by Porter Hedges LLP (“PH”), PH is hereby allowed to represent each Seller or any of their Affiliates in any matters and disputes (or any other matters) that relate in any manner to this Agreement or any of the transactions contemplated hereby, including any disputes or matters adverse to Buyers, Buyer Parent, any Company, or any of their respective Affiliates, and regardless of whether such dispute or matter is one with respect to which PH may have previously advised Sellers or the Companies or that is in existence on the date hereof or may arise in the future. Buyers (for and on behalf of themselves and, with respect to the post-Closing period, each Company) and Buyer Parent each hereby waives any claim they have or may have that PH has a conflict of interest or is otherwise prohibited from engaging in any such representation.

5.14.2. Seller Representative Holds Privilege. From and after the Effective Time, (a) Seller Representative shall be the sole holder of (with the sole power and authority to claim and enforce, including on behalf of any Company) the attorney-client privilege regarding any communications associated with the engagement of PH by Sellers and Companies related in any manner to this Agreement or any of the transactions contemplated hereby, and neither Buyers, Buyer Parent, any Company, any of their Affiliates, nor any of their respective officers, directors, or other representatives shall be a holder thereof (and shall have no power to claim or enforce any right with respect thereto); provided, however, that the Companies shall also, along with Seller Representative, hold such attorney-client privilege with regard to any action, suit, claim or other legal proceeding made or brought by a third party (with the power and authority to claim and enforce such attorney-client privilege), (b) to the extent that files of PH in respect of such engagement constitute property of any Company as the client, only Seller Representative, and none of Buyers, Buyer Parent, any Company, their Affiliates, nor their representative officers, directors, or other representatives, shall hold such property rights, and (c) PH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyers, Buyer Parent, any Company, their Affiliates, or their representative officers, directors, or other representatives.

5.14.3. Covenant Not to Assert. Buyers (for and on behalf of themselves and, with respect to the post-Closing period, each Company) and Buyer Parent each hereby agrees that Buyers and Buyer Parent shall not assert and, from and after the Effective Time, Buyers and Buyer Parent will cause each Company and their respective representatives and Affiliates to refrain from asserting, any claim against PH in respect of legal services provided to any Company by PH with respect to the Transaction Documents or any transactions contemplated thereby.

5.14.4. No Continuing Relationship. From and after the Effective Time, the Companies will no longer have any attorney-client relationship with PH unless PH is specifically engaged in writing by a Company to represent the Company after the Closing Date and either the representation involves no conflict of interest with respect to any Seller or the applicable Seller consents in writing to such engagement. Any such representation will not affect the rights and benefits provided in this Section 5.14.

5.14.5. This Section Irrevocable. The rights, benefits, and waivers granted under this Section 5.14 are irrevocable, and no term or condition hereof may be amended, waived or modified without the prior written consent of PH.

SECTION 5.15 Seller Representative.

5.15.1. Appointment and Authority. Each Seller hereby irrevocably appoints the Seller Representative as such Seller Representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller, to act on behalf of such Seller after the Closing Date with respect to matters (including all rights and obligations) designated to the Seller Representative herein, and with respect to any other matters which the Sellers have the opportunity or obligation to act hereunder following the Closing Date. The Seller Representative will have full power and authority, and is hereby appointed, to represent all of the Sellers and their successors with respect to all matters arising under this Agreement and all other Transaction Documents and all actions taken by the Seller Representative hereunder and thereunder will be binding upon all such Sellers and their respective successors. The Seller Representative will take any and all actions which it believes are necessary or appropriate under this Agreement and any other Transaction Documents for and on behalf of the Sellers, including, defending all indemnity claims pursuant to Article 7, consenting to, compromising or settling all such claims and matters, conducting negotiations with Buyers and other applicable counterparties and their agents regarding such claims and matters, dealing with Buyers under this Agreement and any other Transaction Documents with respect to all matters arising under this Agreement and any other Transaction Documents, taking any and all other actions specified in or contemplated by this Agreement and any other Transaction Documents, and engaging counsel, accountants or other representative of Sellers in connection with the foregoing matters. Without limiting the generality of the foregoing, the Seller Representative will have full power and authority on behalf of Sellers to interpret all of the terms and provisions of this Agreement and any other Transaction Documents and to consent to, and execute and deliver, any amendment hereof or thereof on behalf of all such Sellers and such successors. The Seller Representative hereby accepts such appointment. No bond shall be required of the Seller Representative and the Seller Representative shall receive no compensation for services rendered. Notices or communications to or from the Seller Representative shall constitute notice to or from each of Sellers. The power of attorney granted under this Section 5.15.1 is a special power of attorney coupled with an interest and is irrevocable, may be exercised by the attorney-in-fact by listing a Seller on any agreement, certificate, instrument, or other document with the single signature of the attorney-in-fact acting as attorney-in-fact for such Seller, shall survive each Sellers’ subsequent dissolution, bankruptcy or insolvency.

5.15.2. Specific Power and Authority. Without limiting Section 5.15.1, the Seller Representative is the representative of Sellers and can act as the true and lawful agent of Sellers and attorney-in-fact with respect to all matters arising in connection with this Agreement, and any other Transaction Document, including the power and authority on behalf of each Seller to do any one or all of the following:

(a) give any written notices or consents and seek any declaratory judgments, damages or other appropriate relief from a court or other tribunal that the Seller Representative may consider necessary or appropriate;

(b) make, execute and deliver such amendments of and supplements to this Agreement, any Transaction Document or any other agreements, instruments or documents relating hereto that the Seller Representative may consider necessary or appropriate and not materially adverse to the Sellers’ interests hereunder, such authority to be conclusively evidenced by the execution and delivery thereof;

(c) take all actions and do all things, including the execution and delivery of all documents necessary or proper, required, contemplated or deemed advisable by the Seller Representative, and to act for and in the name of each such Seller with respect to this Agreement and any other Transaction Document; and

(d) negotiate and resolve disputes arising under, or relating to, this Agreement or any other Transaction Document.

5.15.3. Exclusive Authority. The Seller Representative shall be the only party entitled to assert the rights of Sellers with respect to any matter contemplated in this Agreement and any other Transaction Document. A decision, act, consent or instruction from the Seller Representative hereunder shall constitute a decision, act, consent or instruction of all Sellers and shall be final, binding and conclusive upon each Seller, and Buyers may rely upon any such decision, act, consent or instruction the Seller Representative as being the decision, act, consent or instruction of each and every Seller. Buyers shall be relieved from any liability to any Person for any acts done by them in accordance with, pursuant to or in reliance on any such decision, act, consent or instruction of the Seller Representative.

5.15.4. No Liability. The Seller Representative will not be liable to any Seller for any action taken by the Seller Representative in subjective good faith pursuant to this Section 5.15, and each Seller will indemnify (but only to the extent of the Sellers’ pro rata share of any liability) the Seller Representative from any Losses arising out of its serving as the Seller Representative hereunder. The Seller Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the indemnification obligations to be funded by the Sellers and each of the Indemnified Parties agrees that it will not look to the personal assets of the Seller Representative, acting in such capacity, for the satisfaction of any obligations under this Agreement or otherwise related to the transactions contemplated hereby, including obligations to be funded by the Sellers.

5.15.5. Access to Information. Prior to the Closing, the Seller Representative shall have reasonable access to information about Company and the reasonable assistance of the officers and employees of Company for purposes of performing its duties and exercising its rights hereunder; provided, that, the Seller Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

5.15.6. Indemnification. Sellers shall, jointly and severally, indemnify the Seller Representative for, and will hold the Seller Representative harmless against, any loss, liability or expense incurred without willful misconduct or bad faith on the part of the Seller Representative, arising out of or in connection with the Seller Representative’s carrying out its duties under this Agreement or any other Transaction Document, including the costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto. The Seller Representative may consult with counsel or advisors of his own choice and will have full and complete authorization and protection for any action taken or suffered by him in good faith and in accordance with the opinion of such counsel. Further in this regard, for the avoidance of doubt, the Seller Representative shall have the authority, in his sole and absolute discretion, to incur out-of-pocket fees, costs and expenses in connection with the performance of its duties hereunder, including reasonable fees and expenses of legal counsel, accountants, investment bankers or other advisors, and to the advancement or reimbursement of such fees and expenses from the Sellers pursuant hereto. THE INDEMNIFICATION OBLIGATIONS PROVIDED IN THIS SECTION 5.15 ARE INTENDED TO BE ENFORCEABLE AGAINST SELLERS IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE HEREOF NOTWITHSTANDING THE EXPRESS NEGLIGENCE OR ANY OTHER SIMILAR RULE OF TEXAS, OR ANY OTHER STATE, THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNIFICATION OBLIGATIONS BECAUSE OF THE SIMPLE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE SELLER REPRESENTATIVE. ACCORDINGLY THE INDEMNIFICATION PROVIDED HEREUNDER SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY BY THE SELLER REPRESENTATIVE; PROVIDED, HOWEVER, THAT THE INDEMNIFICATION PROVIDED HEREUNDER SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR WILLFUL BREACH OF THIS AGREEMENT BY THE SELLER REPRESENTATIVE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF TEXAS AND ALL OTHER STATE LAWS.

5.15.7. Successor. In the event that the Seller Representative becomes unable or unwilling to continue in her capacity as the Seller Representative, or if the Seller Representative resigns as such, Sellers may appoint a new Seller Representative. Notice and a copy of the written consent appointing such new Seller Representative shall be delivered to Buyers. Such appointment will be effective upon the later of the date indicated in the notice or the date such notice is received by Buyers.

SECTION 5.16 Buyer Parent Guaranty. Buyer Parent hereby, unconditionally and irrevocably, guarantees (this “Buyer Parent Guaranty”), by way of an independent obligation to Sellers (i) the due, prompt and faithful performance by Buyers of all undertakings, obligations, required acts and performances of Buyers to Sellers under or arising out of this Agreement and the other Transaction Documents; and (ii) the due and punctual payment of all amounts due and payable by Buyers to Sellers under or arising out of this Agreement and the other Transaction Documents after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement and the other Transaction Documents (the “Guaranteed Obligations”). Buyer Parent guarantees as principal obligor and not as surety the prompt performance and payment of all Guaranteed Obligations, this being a guarantee of payment and not a guarantee of collection. This Buyer Parent Guaranty is not contingent upon the pursuit by Sellers of any rights or remedies against Buyers, such pursuit being hereby waived by Buyer Parent. The obligations, covenants, agreements and duties of Buyer Parent hereunder shall not be released, affected or impaired in any way by the voluntary or involuntary liquidation, sale or disposition of any assets of Buyers, or the merger or consolidation of Buyers with any other Person. This Buyer Parent Guaranty shall be binding upon all successors and assigns of Buyer Parent. Notwithstanding anything to the contrary in this Agreement, this Buyer Parent Guaranty shall automatically terminate, solely as to the Guaranteed Obligations arising under or relating to Section 1.3 with respect to the E-Set Earnout Payments and E-Set Business and operation thereof and/or Sales Earnout Payments and Dissolvable Plugs Business and operation thereof (as applicable), upon the consummation of any Change of Control Event or sale, transfer or other disposition of all or substantially all of the assets of the E-Set Business or the Dissolvable Plugs Business (as applicable) to a third party who is not an Affiliate of a Buyer or Buyer Parent if such acquiring, continuing or surviving entity and, if applicable, the ultimate controlling operating company parent (which shall not need to include, for clarity, a private equity or other investment fund or sponsor) of such entity, affirmatively assumes the obligations of Buyers under Section 1.3 with respect to the E-Set Earnout Payments and E-Set Business and operation thereof and/or Sales Earnout Payments and Dissolvable Plugs Business and operation thereof (as applicable), in a signed undertaking delivered to Seller Representative.

SECTION 5.17 Financing Cooperation.

5.17.1. Prior to Closing, upon the request of Buyers, Sellers and the Companies shall, and shall cause their respective subsidiaries and Representatives to, use commercially reasonable efforts to cooperate in connection with the Financing, including using commercially reasonable efforts to: (i) cause management teams of the Companies, with appropriate seniority and expertise, to participate in meetings, due diligence sessions and rating agency presentations and road shows, if any, (ii) prepare and furnish to Buyers as promptly as practicable the Required Information and any other financial or other pertinent information regarding the Companies reasonably requested by Buyers to consummate the

Financing; (iii) cause the independent accountants of the Companies to provide reasonable assistance to Buyers, consistent with their professional practice, including by participating in accounting due diligence sessions, to provide their consent to use of their audit reports relating to the Companies on customary terms and to deliver customary comfort letters (including as to negative assurance and change period comfort); (iv) assist in the preparation of pro forma financial information, (v) permit the Financing Sources to conduct reasonable due diligence (including conducting customary field exams and appraisals and using commercially reasonable efforts to provide relevant information or documentation reasonably requested in connection therewith); (vi) furnish promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any Financing Source under applicable “know your customer” or anti-money laundering rules and regulations, including the PATRIOT Act, (vii) execute and deliver any definitive financing documents, including any necessary pledge and security documents, guarantees, deposit account control agreements, blocked account control agreements, subordination agreements with respect to intercompany indebtedness, and other collateral documents covering the Assets and the Interests as reasonably requested by Buyers, furnishing exhibits to such instruments (and using commercially reasonable efforts to provide relevant information or documentation reasonably requested in connection therewith) and otherwise facilitating the pledging of collateral in connection with the Financing, including taking reasonable actions necessary to permit the Financing Sources to evaluate the Assets and the Interests for the purpose of establishing collateral arrangements, and providing customary title information; provided that no obligation of the Companies under any such definitive financing documents, including any pledge and security documents, guarantees, deposit account control agreements, blocked account control agreements, subordination agreements regarding intercompany indebtedness or other collateral documents shall be effective until the Closing Date; (viii) seek to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and release of liens contemplated by any repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date; provided that the documents in respect of such arrangements contemplated by this clause (viii) shall not need to be effective until the Closing Date; and (ix) obtaining customary evidence of authority, customary officer’s certificates and using commercially reasonable efforts to obtain customary insurance certificates and insurance endorsements to the extent reasonably requested by the Financing Sources.

5.17.2. Buyers and Buyer Parent shall promptly upon written request by Sellers, reimburse Sellers for any and all reasonable and customarily documented out-of-pocket costs and expenses incurred, paid or payable by Sellers or their Affiliates and Representatives of Sellers and such Affiliates (collectively, the “Seller Related Parties”) in connection with their respective obligations regarding the Financing, including those set forth in this Section 5.17.

5.17.3. Buyers and Buyer Parent, jointly and severally, shall indemnify and hold harmless the Sellers and Seller Related Parties from and against any and all claims and losses suffered or incurred by any of them in connection with the Financing, any information used in connection therewith, and any cooperation pursuant to this

Section 5.17; provided, however, that the foregoing shall not apply to any such claims or losses to the extent they are a direct result of the intentional fraud, bad faith, willful misconduct or gross negligence of any Seller or Seller Related Party.

5.17.4. The Companies hereby consent to the reasonable use of the trademarks, service marks and logos of the Companies in connection with the Financing or the arrangement of financing and repayment or refinancing of Indebtedness in connection with the transactions contemplated by the Transaction Documents.

5.17.5. For the avoidance of doubt, the consummation of any Financing shall not be a condition to Buyers’ or Buyer Parent’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required by this Agreement at Closing.

SECTION 5.18 Use of Name. From and after the Closing Date, none of the Sellers nor any of their Affiliates will directly or indirectly use in any manner any Trademark, used by any of the Companies or confusingly similar thereto (other than in the performance of any such Person’s duties as an employee or otherwise on behalf of the Companies, Buyers or any of their respective Affiliates).

SECTION 5.19 Release and Termination. Effective as of the Closing, each Seller releases and discharges Buyers and their Affiliates (including the Companies after Closing) and their respective successors, heirs and assigns from any and all obligations (including indemnification obligations) and claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Losses, whether such obligations, claims or Losses arise in tort, contract or statute, including obligations, claims or Losses (a) arising under the organizational documents of any equityholder of any Company, any Contract or Law and (b) relating to actions or omissions of any equityholder of any Company, or any acts or omissions of the Representatives of any Company, and including in each case any and all claims which such Seller does not know or suspect to exist in his favor as of the date of this Agreement; provided, however, that the foregoing release shall not release, impair or diminish, in any respect: (i) any of the rights of the Sellers or obligations of Buyers under this Agreement and the other Transaction Documents; (ii) to the extent that such Seller is an employee of any Company, such Seller’s right to any accrued but unpaid salary, wages, bonuses, entitlements to employee expense reimbursements, contributions to, or rights or entitlements under, any Benefit Plans and rights under any employment agreements, bonus agreements or indemnification agreements or other rights to indemnification and expense reimbursement under any organizational documents of any Company as in effect immediately prior to date hereof or under the Texas Business Organizations Code; or (iii) any Seller’s right to any rental or other amounts owed or owing under any of the Leases to the extent attributable to any period of time following the Closing. Each Seller hereby (A) waives any and all preemptive rights, rights of first refusal, rights of first offer or other similar rights that such Seller may have, or ever had, with respect to any Interest in any of the Companies and (B) waives any right such Seller may have, or ever had, under the organizational documents of any Company or otherwise to acquire any Interest in any Company being transferred pursuant to, or as contemplated by, this Agreement or any other Transaction Document or any transfer that occurred prior to the date hereof. THE RELEASES CONTAINED IN THIS SECTION 5.19 APPLY TO ALL CLAIMS WAIVED OR RELEASED PURSUANT HERETO, AND SELLERS

AGREE TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR. Notwithstanding anything contained in this Section 5.19 or otherwise to the contrary, the releases contained in this Section 5.19 shall not be effective so as to benefit a party in connection with any matter or event that would otherwise be released under this Section 5.19 but involved fraud, bad faith, willful misconduct or gross negligence on the part of such party.

SECTION 5.20 Non-Competition; Non-Solicitation.

5.20.1. In (A) consideration for the purchase by US Buyer of the LP Interests, GP Securities and the United States goodwill associated therewith, (B) order to protect the United States goodwill obtained by US Buyer as a result of the acquisition of the LP Interests and GP Securities and (C) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, each Restricted Party expressly covenants and agrees that:

(a) during the Prohibited Period, such Restricted Party will refrain (including, for the avoidance of doubt, through any portfolio company or family member) from, other than on behalf of MOTI, General Partner, US Buyer or Buyer Parent, carrying on or engaging directly or indirectly in the Business in the geographical areas within the states, or specified parishes and counties within particular states, set forth on Schedule 5.20.1 (the “US Restricted Area”). Each Restricted Party agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, such Restricted Party will not, in the US Restricted Area during the Prohibited Period, directly or indirectly (including, for the avoidance of doubt, through any portfolio company or family member), (1) own, manage, operate, join, become an employee of, serve as a director, officer or manager for, act as a consultant or contractor for, control or otherwise participate or engage in any business or Person (other than any member of MOTI, General Partner, US Buyer or Buyer Parent) which engages in the Business (including, for the avoidance of doubt, providing the upstream oil and gas well completions market with frac plugs, frac balls, wellbore isolation disks, composite cement retainers, toe initiator subs, pump off-bit subs and pump down gun subs and other related equipment) or hire, sponsor or otherwise providing financial resources to any Persons to research or develop business plans with respect to the Business or (2) loan money to or sell or lease equipment of the type sold or leased by the Business on the date hereof to any business or Person which engages in the Business where the intended use of the proceeds of such loan or equipment is related to the Business (other than any member of MOTI, General Partner, US Buyer or Buyer Parent). Notwithstanding the foregoing provisions of this Section 5.20.1, but without limiting any applicable Agreement of Employment for such Restricted Party, (A) each Restricted Party may own, solely as an investment, securities of an entity that is engaged in the Business in the US Restricted Area if (1) such Restricted Party is not an Affiliate of the issuer of such securities, (2) such Restricted Party does not, directly or indirectly, beneficially own more than five percent (5%) in the aggregate of such class of securities, and (3) such class of securities is either (a) publicly-traded or (b) a class of limited partnership interests or similar securities issued by a “private equity” or similar fund for which such Restricted Party does not participate in management or investment decisions, and (B) each of Garrett Lynn Frazier and Derrick Chase Frazier may serve as an employee of, serve as a manager for, or act as a consultant or contractor for, any Person which engages in the Business provided that (1) Garrett Lynn Frazier or Derrick Chase Frazier, as applicable, does not participate in management or investment decisions of such Person related to the Business, (2) total revenues from the Business of such Person comprise less than ten percent (10%) of the total revenues of such Person, (3) Garrett Lynn Frazier or Derrick Chase Frazier, as applicable, is otherwise not involved in the development or promotion of any division or operations engaged in or related to, any part of the Business and (4) Garrett Lynn Frazier or Derrick Chase Frazier, as applicable, does not, directly or indirectly, advise or perform any services related to the Business.

(b) during the Prohibited Period, such Restricted Party will not, other than on behalf of any Company, Buyers or Buyer Parent, and such Restricted Party will direct such Restricted Party’s Affiliates not to, directly or indirectly (including through any family member), hire, engage or employ, or solicit or contact with a view to the hiring, engagement or employment of any Person who is, as of the date hereof or as of the Closing Date, an employee of any Company; provided that this Section 5.20.2 shall not prohibit (A) generalized advertisements or solicitations of employment or engagement including in trade or industry publications or other media or recruiting or search firms (not focused specifically on or directed at the employees of any Company, Buyers or Buyer Parent), (B) the hiring of any such employee who seeks employment with such Restricted Party or any of its Affiliates on an unsolicited basis or in response to any such generalized advertisement or (C) soliciting and hiring of any Designated Employee.

(c) during the Prohibited Period, such Restricted Party will not, other than on behalf of MOTI, General Partner, US Buyer or Buyer Parent, and such Restricted Party will direct such Restricted Party’s Affiliates not to, directly or indirectly (including through any family member), solicit, or cause to be solicited, away from the Business any Person who or which, as of the date hereof or as of the Closing Date, is a customer of any member of MOTI or General Partner in the US Restricted Area; provided, that the foregoing shall not restrict the use of general solicitations or advertisements not specifically directed at any customer.

5.20.2. In (A) consideration for the purchase by Canada Buyer of the MOTC Shares and the Canadian goodwill associated therewith, (B) order to protect the Canadian goodwill obtained by Canada Buyer as a result of the acquisition of the MOTC Shares and (C) order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, Warren Frazier expressly covenants and agrees that:

(a) during the Prohibited Period, Warren Frazier will refrain (including, for the avoidance of doubt, through any portfolio company or family member) from, other than on behalf of MOTC, Canada Buyer or Buyer Parent, carrying on or engaging directly or indirectly in the Business in the geographical areas within Canada and its provinces and territories (the “Canada Restricted Area”). Warren Frazier agrees and covenants that, because the following conduct would effectively constitute carrying on or engaging in the Business, Warren Frazier will not, in the Canada Restricted Area during the Prohibited Period, directly or indirectly (including, for the avoidance of doubt, through any portfolio company or family member), (1) own, manage, operate, join, become an employee of, serve as a director, officer or manager for, act as a consultant or contractor for, control or otherwise participate or engage in any business or Person (other than any member of MOTC, Canada Buyer or Buyer Parent) which engages in the Business (including, for the avoidance of doubt, providing the upstream oil and gas well completions market with frac plugs, frac balls, wellbore isolation disks, composite cement retainers, toe initiator subs, pump off-bit subs and pump down gun subs and other related equipment) or hire, sponsor or otherwise providing financial resources to any Persons to research or develop business plans with respect to the Business or (2) loan money to or sell or lease equipment of the type sold or leased by the Business on the date hereof to any business or Person which engages in the Business where the intended use of the proceeds of such loan or equipment is related to the Business (other than any member of MOTC, Canada Buyer or Buyer Parent). Notwithstanding the foregoing provisions of this Section 5.20.2, but without limiting any applicable Agreement of Employment for Warren Frazier, Warren Frazier may own, solely as an investment, securities of an entity that is engaged in the Business in the Canada Restricted Area if (1) Warren Frazier is not an Affiliate of the issuer of such securities, (2) Warren Frazier does not, directly or indirectly, beneficially own more than five percent (5%) in the aggregate of such class of securities, and (3) such class of securities is either (a) publicly-traded or (b) a class of limited partnership interests or similar securities issued by a “private equity” or similar fund for which Warren Frazier does not participate in management or investment decisions.

(b) Warren Frazier further expressly agrees that during the Prohibited Period, Warren Frazier will not, other than on behalf of MOTC, Canada Buyer or Buyer Parent, and such Restricted Party will direct such Restricted Party’s Affiliates not to, directly or indirectly (including through any family member), solicit, or cause to be solicited, away from the Business any Person who or which, as of the date hereof or as of the Closing Date, is a customer of any member of MOTC in the Canada Restricted Area; provided, that the foregoing shall not restrict the use of general solicitations or advertisements not specifically directed at any customer.

5.20.3. To the extent that any part of this Section 5.20 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 5.20 as if so written.

5.20.4. The Parties agree that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 5.20 are reasonable and do not impose any greater restraint than is necessary to protect the goodwill that Sellers are selling and causing to be sold pursuant to this Agreement and are necessary to protect the legitimate business interests of each Buyer and Buyer Parent and that these limitations are intended to comply with all applicable Laws. Each Restricted Party acknowledges and agrees that it is directly associated with the goodwill of the Companies and that such Restricted Party’s agreement to the applicable restrictions in this Section 5.20 is a material inducement for Buyers and Buyer Parent to enter into this Agreement.

5.20.5. The Parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 5.20, US Buyer or Canada Buyer, as applicable, and Buyer Parent shall be entitled to immediate injunctive relief, as any such breach would cause US Buyer or Canada Buyer, as applicable, and Buyer Parent irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyers and Buyer Parent from pursuing or realizing any other remedies available to it under this Agreement, at law or in equity, for any such breach or threatened breach.

5.20.6. Each Restricted Party represents to each Buyer and Buyer Parent that such Restricted Party has read and understands, and agrees to be bound by, the applicable terms of this Section 5.20. The Restricted Parties acknowledge that the geographic scope and duration of the applicable covenants contained in this Section 5.20 are the result of arm’s length bargaining and are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Business (as applicable), (ii) the Restricted Parties’ level of control over, contact with, and association with the goodwill of, the Business (as applicable) in all jurisdictions in which it is conducted, (iii) the fact that the Business (as applicable) is conducted by the Companies throughout the US Restricted Area and Canada Restricted Area (as applicable), and (iv) the consideration that Sellers (as applicable) are receiving in connection with the transactions contemplated by this Agreement and the amount of goodwill for which Buyers are paying (as applicable). It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable Law, whether now or hereafter in effect and therefore, to the extent permitted by applicable Law, the parties waive any provision of applicable Law that would render any provision of this Section 5.20 invalid or unenforceable.

5.20.7. Warren Frazier acknowledges and agrees that he is associated with the goodwill of MOTC and that Warren Frazier’s agreement to the applicable restrictions in this Section 5.20.2 is a material inducement for Canada Buyer and Buyer Parent to enter into this Agreement. The parties intend that the conditions set forth in subsection 56.4(7) of the Income Tax Act (Canada) (the “Tax Act”) (and the equivalent provisions of any applicable provincial Tax legislation) have been met such that subsection 56.4(5) of the Tax Act (and the equivalent provisions of any applicable provincial Tax legislation) applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the Tax Act) granted by Warrant Frazier pursuant to this Section 5.20.2 (the “Warren Restrictive Covenants”). For greater certainty, the parties hereto agree and acknowledge that: (i) for the purposes of the Tax Act, no part of the consideration payable to Warrant Frazier under this Agreement is allocable to, and no proceeds are receivable by Warrant Frazier for granting, the Warren Restrictive Covenants, (ii) the Warren Restrictive Covenants are integral to the Agreement and have been granted to maintain or preserve the fair market value of the MOTC Shares and (iii) the Warren Restrictive Covenants meet the requirements specified in clause 56.4(7)(b)(ii)(B) of the Tax Act.

SECTION 5.21 No Wrong Pocket. If, at any time following the Closing, any Party becomes aware that any asset, Contract or right necessary for the operation of the Business as conducted as of the date hereof or the Closing Date held by a Seller or any of its Affiliates should have been transferred to Buyers or the Companies pursuant to the terms of this Agreement such as to make true and correct any of the representations and warranties set forth in Sections 3.9 through 3.13 was not transferred to or assumed by Buyers or a Company as contemplated by this Agreement, then such Seller shall notify Buyers and, if Buyers elect, (i) such Seller shall promptly transfer or cause its Affiliates to transfer such asset or right, as applicable, to Buyers and (ii) Buyers shall promptly assume or cause their Affiliates to assume such asset or right, in each case for no consideration and at such Seller’s expense. Further, if at any time following the Closing, a Seller or any of its Affiliates receives any notices or monies attributable to the Companies, the Assets or their operations, it shall promptly deliver such notices or monies to Buyers or the Companies, as applicable.

SECTION 5.22 No-Shop.

5.22.1. From and after the date of this Agreement, Sellers shall, and shall cause their respective Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Person conducted heretofore by Sellers or any of their Representatives with respect to any Alternative Transaction.

5.22.2. From and after the date of this Agreement, Sellers shall not, and shall cause their Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate (including by way of furnishing or affording access to any non-public information) any inquiries, proposals or offers regarding, or the making of an Alternative Transaction, (ii) conduct, participate or engage in any discussions or negotiations with any Person with respect to an Alternative Transaction, (iii) furnish or provide any non-public information or data regarding the Companies, or access to the properties, assets or Employees of the Companies, or to any Person except in the ordinary course of business consistent with past practice (and, in any event, not in connection with or in response to an Alternative Transaction or any indication of interest that would or would reasonably be expected to lead to an Alternative Transaction) or (iv) enter into any letter of intent or agreement in principle, or other Contract providing for an Alternative Transaction.

SECTION 5.23 Standstill.

5.23.1. For a period of five (5) years from and after Closing, each Seller and each Frazier shall not, and shall cause each of their respective Affiliates not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, Buyer Parent Common Stock, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Buyer Parent Common Stock, in all cases in an aggregate amount that would result in Sellers, the Fraziers and their Affiliates owning more than 25% of the total outstanding shares of Buyer Parent Common Stock without the prior written consent of Buyer Parent.

5.23.2. For a period of three (3) years from and after Closing, at any time Sellers, the Fraziers and their Affiliates collectively beneficially own 10% or more of the total outstanding shares of Buyer Parent Common Stock, except with the prior written invitation or consent of Buyer Parent (or if confidentially communicated or proposed to or requested of Buyer Parent, its subsidiaries, or its or their Representatives), each Seller and each Frazier shall not, directly or indirectly, singly or as part of a syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Section 5.23): (i) enter into any agreement with any Person to initiate or participate in (other than any such solicitation of proxies by the board of directors of Buyer Parent) any solicitation of proxies (as such term is defined in Rule 14a-1 under the Exchange Act) or consents with respect to the nomination or election of one or more directors of Buyer Parent; (ii) call or request any special meeting of holders of Buyer Parent Common Stock of Buyer Parent or submit or propose the submission of any matter to a vote of the holders of Buyer Parent Common Stock relating to the election of directors of Buyer Parent; (iii) enter into any arrangements or understandings with any other Person with respect to any matter described in the foregoing clauses (i) through (ii) of this Section 5.23.2; or (iv) intentionally publicly disclose any intention, plan or arrangement inconsistent with any provisions of this Section 5.23.2; provided, however, that, for the avoidance of doubt, nothing in this Section 5.23.2 will limit (A) any Seller’s or any Frazier’s (or their respective Affiliates or Representatives) ability to transfer or vote its Buyer Parent Common Stock, including to vote for, vote against or abstain from voting, in their sole and absolute discretion, on any proposal submitted to stockholders, including with respect to any extraordinary transaction involving Buyer Parent or any of its subsidiaries or any of their securities or assets, but without limiting the obligations set forth in clauses (i)-(iv) above, (B) the ability of any Seller or any Frazier (or their respective Affiliates or Representatives) to assert or protect their rights as a stockholder of Buyer Parent, including through the actions described in clauses (i)-(iv) above, in the event Buyer Parent publically discloses (or is required to publically disclose) the consideration by management of a potential restructuring or of the commencement of any bankruptcy or similar proceeding or assignment for the benefit of creditors involving Buyer Parent; (C) communicating privately with Buyer Parent and its subsidiaries (so long as such private communications would reasonably be determined not to trigger public disclosure obligations for any Person); (D) communicating with any Person with respect to the sale, transfer or other disposition of equity securities of Buyer Parent held by Sellers or the Fraziers (or their respective Affiliates or Representatives), but not any other Buyer Parent’s stockholder’s equity securities, in connection with any extraordinary transaction involving Buyer Parent or any of its subsidiaries or any of their securities or assets or (E) tendering into a tender or exchange offer.

5.23.3. The Parties further agree and acknowledge that, in the event of a breach or threatened breach of any of the provisions of this Section 5.23, US Buyer or Canada Buyer, as applicable, and Buyer Parent shall be entitled to immediate injunctive relief, as any such breach would cause US Buyer or Canada Buyer, as applicable, and Buyer Parent irreparable injury for which they would have no adequate remedy at law. Nothing herein shall be construed so as to prohibit Buyers and Buyer Parent from pursuing or realizing any other remedies available to it under this Agreement, at law or in equity, for any such breach or threatened breach.

SECTION 5.24 Buyer Representative. Each of the Buyers and Buyer Parent hereby irrevocably appoints Buyer Parent as its attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Party, to act on its behalf after the Closing Date with respect to matters (including all rights and obligations) which each such Party has the opportunity or obligation to act hereunder following the Closing Date.

SECTION 5.25 Transition Services. For a period of nine (9) months following Closing, Buyers and Buyer Parent shall, for no cost to Sellers, and, with respect to each applicable person, only for so long as such individual remains an employee of the Companies, Buyer Parent or an Affiliate thereof, make available to Sellers and certain of their Affiliates the persons listed under the heading “Designated Employees” on Section 3.18.1 of the Sellers Disclosure Schedules to perform certain administrative, accounting, legal, human resources, employee benefit plan administration, marketing and information technology services for Seller and certain of their Affiliates, in each case in accordance with past practices; provided, that (i) such services shall not unreasonably interfere with such employee’s services to the Companies, as such services were performed in accordance with past practices prior to Closing and (ii) Sellers shall (or shall cause their Affiliates to) reimburse the Companies, Buyer Parent and their Affiliates for any third party, out-of-pocket costs incurred by such Company, Buyer Parent or Affiliate directly related to the provision of such services to Sellers and their Affiliates; provided that, for clarity, such reimbursable costs shall not include compensation and benefits paid by such Company, Buyer Parent or Affiliate to the Designate Employees.

ARTICLE 6

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement, and perform the actions required of such Party at the Closing, shall be subject to the satisfaction or written waiver (to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that is outstanding and has the effect of either making the transactions contemplated by this Agreement illegal, otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, or causing any of the transactions contemplated by this Agreement to be rescinded following completion thereof;

(b) all notices to, and declarations, filings and registrations with, and all consents, authorizations, approvals and waivers from, any Governmental Authority and other Persons required to consummate the transactions contemplated under this Agreement, shall have been made or obtained;

(c) no action, suit, or proceeding before any Governmental Authority shall be pending (or threatened), and no investigation by any Governmental Authority shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement;

(d) the applicable waiting period and any extensions of the filings made by Buyer and Sellers required pursuant to the HSR Act shall have expired or been terminated.

SECTION 6.2 Conditions to Obligations of Buyers. The obligations of Buyers to consummate the transactions contemplated by this Agreement, and perform the actions required of Buyers at the Closing, shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Sellers contained in Article 3 shall be (i) with respect to the Fundamental Representations, true and correct in all respects, and (ii) with respect to the other representations and warranties, true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material” or “materially”) as of the date hereof and the Closing Date with the same effect as though made at and as of such date (except such representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) except, with respect to this clause (ii), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Sellers prior to or on the Closing Date;

(c) there has been no Material Adverse Change;

(d) Buyers shall have received a certificate signed by Seller Representative (on behalf of Sellers) that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) has been satisfied (the “Sellers’ Closing Certificate”) on and as of the Closing Date;

(e) Sellers shall have delivered to Buyers duly executed Assignments of Interests and counterparts to the Transaction Documents (other than this Agreement), and such other items as are set forth in Section 2.2.1, including, for the avoidance of doubt, fully executed versions of the Indebtedness Payoff Letters and Transaction Expense Payoff Letters; and

(f) the Partnership Agreement and the Company Agreement shall have been terminated or, as elected by Buyers, amended and restated, effective upon the Closing.

SECTION 6.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement, and perform the actions required of Sellers at the Closing, shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Buyers contained in Article 4 shall be (i) with respect to the Fundamental Representations, true and correct in all respects,

and (ii) with respect to the other representations and warranties, true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), with respect to this clause (ii), where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyers’ ability to consummate the transactions contemplated by this Agreement;

(b) Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Buyers prior to or on the Closing Date;

(c) Sellers shall have received a certificate signed by a duly authorized officer of each Buyer that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Buyer Closing Certificate”) on and as of the Closing Date;

(d) Buyers shall have delivered to Sellers the Estimated Cash Purchase Price (pursuant to Section 2.2.2(a)) and Share Purchase Price (pursuant to Section 2.2.2(b)), duly executed counterparts to the Transaction Documents (other than this Agreement), and such other items as are set forth in Section 2.2.2; and

(e) the Partnership Agreement and the Company Agreement shall have been terminated effective upon the Closing.

ARTICLE 7

INDEMNIFICATION

SECTION 7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until 5:00 p.m. Corpus Christi, Texas time on the date that is nine (9) months following the Closing Date (the “Survival Period Expiration Date”); provided, however, that (i) the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the later of the date that is five (5) years following the Closing Date and the ninetieth (90th) day after the expiration of the applicable statute of limitation and (ii) the representations and warranties in Section 3.19 (Taxes) shall survive until the ninetieth (90th) day after the expiration of the applicable statute of limitation. The covenants or other agreements contained in this Agreement which by their terms contemplate performance before the Closing Date shall survive the Closing until the Survival Period Expiration Date. The covenants or other agreements contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing until fully performed in accordance with the terms of this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Additionally, for the avoidance of doubt, the Parties hereby acknowledge and agree that the survival periods set forth in this Section 7.1 are contractual statutes of limitation and any claim brought by any Party pursuant to Section 7.2.1(a) or Section 7.2.2(a) must be brought or filed prior to the expiration of the survival period (as contemplated in this Section 7.1).

SECTION 7.2 Indemnification.

7.2.1. Indemnification by Sellers. Subject to the other terms and conditions of this Article 7, Sellers, jointly and severally, shall indemnify each Buyer Indemnified Party against, and shall hold each Buyer Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, such Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or the Sellers’ Closing Certificate;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers, or, prior to the Closing, the Companies pursuant to this Agreement; or

(c) Seller Taxes.

7.2.2. Indemnification by Buyers. Subject to the other terms and conditions of this Article 7, Buyers shall indemnify each Seller Indemnified Party against, and shall hold each Seller Indemnified Party harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyers and Buyer Parent contained in this Agreement or the Buyer Closing Certificate; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyers or Buyer Parent pursuant to this Agreement, including pursuant to Section 5.5.4.

7.2.3. Determining Amount of Losses. For purposes of determining the amount of Losses resulting from the breach or inaccuracy of any representation or warranty for purposes of this Section 7.2 and for purposes of determining the existence of any such breach or inaccuracy, all references in Article 3 or Article 4 to “material,” “materially,” “materiality,” or “Material Adverse Effect,” other than the Excluded Materiality Qualifications, will be disregarded.

SECTION 7.3 Limitations on Buyer Indemnified Parties.

7.3.1. Threshold Amounts. Sellers shall not be liable to any Buyer Indemnified Party for indemnification under Section 7.2.1(a) or Section 7.2.1(b) (but, with respect to Section 7.2.1(b), only with respect to Section 5.2) until the aggregate amount of all Losses in respect of indemnification under Section 7.2.1(a) and Section 7.2.1(b) (but, with respect to Section 7.2.1(b), only with respect to Section 5.2) exceeds $2,450,000 (the “Deductible Threshold”), in which event Sellers shall only be required to pay or be liable for Losses in excess of the Deductible Threshold. With respect to any claim as to which a Buyer Indemnified Party may be entitled to indemnification under Section 7.2.1(a) or Section 7.2.1(b) (but, with respect to Section 7.2.1(b), only with respect to Section 5.2), Sellers shall not be liable for any individual Loss or series of related Losses the amount of which does not or do not exceed $490,000 (and such Losses shall not be counted toward the Deductible Threshold) (the “Claim Threshold”). Notwithstanding the foregoing, the limitations in this Section 7.3.1 shall not apply to any claims for indemnification for any breach of the Fundamental Representations or the representations and warranties in Section 3.19 (Taxes).

7.3.2. Cap on Certain Liability. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 7.2.1(a) or Section 7.2.1(b) (but, with respect to Section 7.2.1(b), only with respect to Section 5.2) (other than with respect to any breach or inaccuracy of Fundamental Representations or the representations and warranties in Section 3.19 (Taxes)) shall not exceed $49,000,000 (the “Cap”).

7.3.3. Maximum Liability. The aggregate amount of all Losses for which any Seller shall be liable hereunder or in connection with any other Transaction Document shall not exceed an amount equal to $490,000,000 multiplied by the percentage allocable to such Seller as set forth on Schedule 1.1.

7.3.4. Time Limitation for Asserting Certain Claims. Any claim that a Buyer Indemnified Party may have regarding Seller Taxes pursuant to Section 7.2.1(c) must be made prior to the ninetieth (90th) calendar day following expiration of all statutes of limitation for assessment or collection of the underlying Taxes, after which Sellers shall have no further obligation with respect thereto (aside from claims made in good faith with reasonable specificity prior to expiration of such time period).

7.3.5. Post-Closing Events. No Buyer Indemnified Party shall be entitled to recover under this Article 7 with respect to any Losses (a) arising solely as a result of any change in accounting policies, practices or procedures adopted by Buyers or their Affiliates (including, after the Closing, any Company), or (b) that would not have arisen but for any alteration, repeal, or enactment of any Law after the Closing Date.

SECTION 7.4 Limitations on Seller Indemnified Parties.

7.4.1. Threshold Amounts. Buyers shall not be liable to any Seller Indemnified Party for indemnification under Section 7.2.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2.2(a) exceeds the amount of the Deductible Threshold, in which event Buyers shall only be required to pay or be liable for Losses in excess of the amount of the Deductible Threshold. With respect to any claim as to which a Seller Indemnified Party may be entitled to indemnification under Section 7.2.2(a), Buyers shall not be liable for any individual Loss or series of related Losses the amount of which does not or do not exceed the amount of the Claim Threshold (and such Losses shall not be counted toward the Deductible Threshold).

7.4.2. Cap on Certain Liability. In addition to the limitations set forth in Section 1.3.11, the aggregate amount of all Losses for which Buyers shall be liable pursuant to Section 7.2.2(a) (other than with respect to any breach or inaccuracy of Fundamental Representations) shall not exceed an amount equal to the Cap.

SECTION 7.5 Additional Limitations and Agreements.

7.5.1. Insurance and Similar Amounts. The payments obligation of an Indemnifying Party pursuant to Section 7.2 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim (plus (i) any reasonable out-of-pocket costs of collection or other associated reasonable out-of-pocket expenses in connection with asserting and collecting on such claim and (ii) any increases in premiums as a direct result of such claim for one year following the initial such premium adjustment). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

7.5.2. [Reserved.]

7.5.3. No Punitive, Exemplary or Certain Other Damages. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be entitled to any special, consequential (other than diminution in value to the extent such diminution in value is the reasonable and foreseeable result of the breach), remote, speculative, indirect, punitive damages or exemplary damages suffered by an Indemnified Party except for any such damages which are the reasonable and foreseeable result of the breach or actually paid or payable to a third party pursuant to any claim made by such third party.

7.5.4. Duty to Mitigate. Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to be compensated for any matter which was accounted for in the final determination of the Net Adjustment Amount or be compensated more than once for the same claim under this Article 7.

7.5.5. [Reserved.]

7.5.6. [Reserved.]

7.5.7. Subrogation. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of any Party) relating to any indemnified Losses to the extent of any indemnification payments made hereunder, and the Indemnified Party shall provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation, including executing any instrument reasonably necessary to evidence such subrogation rights.

SECTION 7.6 Indemnification Procedures – Direct Claims.

7.6.1. Notice of Claim. Any claim for indemnification hereunder against any Indemnifying Party by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted promptly after the Indemnified Party becomes aware of such claim by written notice thereof to the Indemnifying Party; provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party suffers actual and material loss or prejudice as a result of such failure. Such notice by the Indemnified Party shall (i) describe the nature and basis for the Direct Claim in reasonable detail, (ii) indicate the amount or estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, (iii) identify each provision of this Agreement under which the claim is made, (iv) include copies of all material written evidence and correspondence thereof or with respect thereto, (v) describe all claims, and the status of such claims, if any, for insurance coverage as contemplated in Section 7.5.1 and (vi) describe what actions, if any, the Indemnified Party has taken to mitigate any asserted Loss as contemplated in Section 7.5.4. The Indemnified Party shall provide to the Indemnifying Party copies of any documentation supporting the Direct Claim that is in the Indemnified Party’s possession promptly following the delivery of the foregoing notice (or coming into possession of such documentation following delivery of the foregoing notice).

7.6.2. Procedure for Resolution of Claim. The Indemnifying Party shall have twenty (20) Business Days after its receipt of such notice to respond in writing to such Direct Claim. During such twenty (20) Business Day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim. The Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnified Party fails to provide such foregoing assistance, the Indemnified Party hereby acknowledges and agrees that the Indemnified Party shall not be entitled to admit the testimony of any personnel to whom such access was not given or the information reflected in any account, document, or record to which access for examination was not provided as evidence in any mediation, arbitration, hearing, trial or other proceeding with respect to the Direct Claim. If the Indemnifying Party timely responds, the Indemnified Party and Indemnifying Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved after such twenty (20) Business Day period (or such longer period as mutually agreed) through negotiations, the Indemnified Party shall be free to pursue such remedies as may be available, subject to the provisions of this Agreement. If the Indemnifying Party does not so respond within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

SECTION 7.7 Indemnification Procedures – Third Party Claims.

7.7.1. Notice of Claims. Any Indemnified Party wishing to assert a right to indemnification under this Agreement against an Indemnifying Party with respect to any action, suit, claim or other legal proceeding made or brought against such Indemnified Party by any Person who is neither a Party, an Affiliate of a Party, nor a Representative of any of the foregoing (a “Third Party Claim”) shall give the Indemnifying Party written notice thereof promptly after receiving notice of the assertion or commencement of the Third Party Claim; provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party can demonstrate actual material loss or prejudice as a result of such failure. Such notice by the Indemnified Party shall (i) describe the nature and basis for the Third Party Claim in reasonable detail, (ii) indicate the amount or estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, (iii) identify each provision of this Agreement under which the claim of right to indemnification is made, (iv) include copies of all material written evidence and correspondence thereof or with respect thereto, (v) describe all claims, and the status of such claims, if any, for insurance coverage as contemplated in Section 7.5.1, and (vi) describe what actions, if any, the Indemnified Party has taken to mitigate any asserted Loss as contemplated in Section 7.5.4. The Indemnified Party shall provide to the Indemnifying Party copies of any documentation supporting the Third Party Claim that is in the Indemnified Party’s possession (including with respect to any Tax matters, copies of any notices or correspondence received by the Indemnified Party from, or sent by the Indemnified Party to, any Taxing Authority) promptly following the delivery of the foregoing notice (or coming into possession of such documentation following delivery of the foregoing notice). For the avoidance of doubt, this Section 7.7.1 shall apply with respect to any Third Party Claim related to Taxes.

7.7.2. Control of Third Party Claim Defense. The Indemnifying Party shall have the right to assume and control the defense of any Third Party Claim at the Indemnifying Party’s expense, and with counsel of the Indemnifying Party’s own choosing, by giving written notice to the Indemnified Party promptly after receipt by the Indemnifying Party of the notice contemplated in Section 7.7.1 that it is assuming such defense and that it believes, in good faith, that if the facts alleged in such Third Party Claim were determined to be correct, it could reasonably be expected have an obligation to indemnify the Indemnified Party with respect to all or part of such Third Party Claim; provided, however, that any Third Party Claim relating to Taxes shall be governed exclusively by Section 5.11.8. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.7.3, the Indemnifying Party shall have the right to take such action as it deems necessary or appropriate to avoid, dispute, defend, appeal, make counterclaims pertaining to, pay, settle, or compromise the Third Party Claim, including in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to assume and control the defense of a Third Party Claim (including by failing to notify the Indemnified Party in writing of its election to defend as provided in this Section 7.7.2), the Indemnified Party may, subject to Section 7.7.3, take such action as it deems necessary or appropriate to avoid, dispute, defend, appeal, make counterclaims pertaining to, pay, settle, or compromise such Third Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, however, that the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim with counsel of its own choosing and at Indemnifying Party’s sole expense, subject to the Indemnified Party’s right to control the defense thereof. Sellers and Buyers shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.4) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding anything in this Section 7.7.2 to the contrary: (i) Buyers shall in all cases be entitled to control the defense of a Third Party Claim if Buyers reasonably believe such Third Party Claim could result in Losses which, taken together with other then outstanding claims by Buyers under this Agreement, could exceed the remaining potential damages payable by the Sellers under this Agreement or the amount that Buyers reasonably believe they will be able to collect from the Sellers under this Agreement; and (ii) the Indemnified Party shall in all cases be entitled to control the defense of a Third Party Claim if the Indemnifying Party fails to diligently prosecute such Third Party Claim or the Indemnified Party’s outside counsel will have reasonably concluded and advised in writing (with a copy to the Indemnifying Party) that (A) such Third Party Claim could adversely affect in any material respect the Indemnified Party or its Affiliates other than as a result of money damages or if injunctive or other non-monetary relief has been sought against the Indemnified Party or its Affiliates, (B) the Third Party Claim relates to or arises in connection with any criminal proceeding against the Indemnified Party, (C) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party (other than as a result of a claim for indemnification hereunder), or (D) such defense involves defenses of the Indemnified Party that are inconsistent with those available to the Indemnifying Party; provided, that the Indemnifying Party shall have the right, at its own expense, to participate with the Indemnified Party in the defense of any such Third Party Claim.

7.7.3. Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement to the contrary, neither the Indemnifying Party nor the Indemnified Party will settle or compromise any Third Party Claim without the prior written consent of the other (i.e., either the Indemnified Party or Indemnifying Party, as appropriate), which consent shall not be unreasonably withheld, conditioned, or delayed, except under circumstances in which the settlement or compromise includes an unqualified release of all liability associated with the Third Party Claim. If the Indemnified Party fails to consent within seven (7) Business Days after receiving notice from the Indemnifying Party of the Indemnifying Party’s desire to accept a firm offer to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party, the maximum liability of the Indemnifying Party as to such Third Party

Claim shall not exceed the amount of such settlement offer. The Indemnified Party may thereafter assume and continue the defense of such Third Party Claim at the Indemnified Party’s sole cost and expense, by prompt written notice to the Indemnifying Party, and in such event shall not settle or compromise the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnified Party fails to timely consent to such settlement offer and also fails to timely assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in the settlement offer (or such other substantially similar settlement terms as may thereafter be available with respect to the Third Party Claim).

SECTION 7.8 Payment.

7.8.1. All amounts for which indemnification is provided under Article 7 will be paid in cash in immediately available funds upon (i) agreement of Buyers and Seller Representative with respect to the amount thereof or (ii) a final, binding and non-appealable judgment of a court of competent jurisdiction concerning same; provided however, that with respect to any indemnification payment which a Buyer Indemnified Party shall be entitled under Article 7, such payment shall first be recovered from the Indemnification Escrow Account and, after exhaustion thereof, then from, as selected by Seller Representative, either or a combination of (A) the delivery of shares of Buyer Parent Common Stock with a per share value equal to the closing price per share for Buyer Parent Common Stock on the New York Stock Exchange on the date of such delivery; provided, that Sellers and Seller Representative shall use commercially reasonable efforts to cooperate with the delivery and surrender of such shares of Buyer Parent Common Stock to Buyer Parent (including the execution and delivery of necessary certificates, instructions, stock powers and documents) or (B) cash from other sources, including, at the election of such Buyer Indemnified Party, by offset from any Earnout Payment that would otherwise be due and payable in accordance with this Agreement in an amount equal to any such indemnification payment; provided, that if the amount of any such Earnout Payment is not sufficient to provide a full recovery for such indemnification payment, then Sellers shall pay the amount of such indemnification payment that remains outstanding after such Buyer Indemnified Party exercises such offset right with respect to such indemnification payment.

7.8.2. One (1) month after the Survival Period Expiration Date, the Escrow Agent shall release any remaining funds in the Indemnification Escrow Account pursuant to a joint instruction delivered pursuant to the terms of the Indemnification Escrow Agreement (to the extent not utilized to pay Buyer Indemnified Parties for any indemnification claim) to Seller Representative (on behalf of Sellers) in accordance with the Indemnification Escrow Agreement, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of claims for indemnification under this Article 7 asserted prior to such date but not yet resolved (the “Unresolved Claims”). The Indemnification Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyers for any such claims resolved in favor of Buyers) upon their resolution in accordance with this Article 7 and the Indemnification Escrow Agreement.

7.8.3. Sellers and Buyers agree to treat any indemnity payment made, including from the Indemnification Escrow Amount, pursuant to this Article 7 as an adjustment to the Purchase Price for all Tax purposes to the maximum extent permitted by applicable Law.

7.8.4. Notwithstanding anything in this Article 7 to the contrary, there shall be no recovery for any Losses by the Buyer Indemnified Parties under this Article 7 to the extent such Losses have been taken into account in the determination of the final Net Adjustment Amount pursuant to Section 1.2.

SECTION 7.9 Exclusive Remedies. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the Parties have agreed that should any representation and warranty of any Party prove inaccurate, the other Party shall have the specific remedies specified in this Article 7 as the exclusive remedy therefor. Except as otherwise provided in this Section 7.9, (a) the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7, and (b) in furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, and shall not pursue, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement, or otherwise relating to the subject matter of this Agreement, that it may have against the other Parties and their Affiliates, and each of their respective Representatives, arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Subject to Section 5.1, nothing herein shall limit any Party’s right to seek and obtain any remedy of specific performance, injunction, and other equitable relief to which such Party shall be entitled hereunder or to seek any remedy with respect to any claims arising from intentional or willful misrepresentations of material fact pursuant to any representations or warranties contained in this Agreement or any other Transaction Document that constitute common law fraud under applicable Law.

SECTION 7.10 Express Negligence. THE PARTIES INTEND THAT THE INDEMNIFICATION OBLIGATIONS AND BENEFITS PROVIDED IN THIS ARTICLE 7 BE CONSTRUED AND APPLIED AS WRITTEN ABOVE IN THIS ARTICLE 7, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE IN THIS ARTICLE 7, SUCH INDEMNIFICATION OBLIGATIONS AND BENEFITS SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE IN THIS ARTICLE 7, THE INDEMNIFICATION OBLIGATIONS AND BENEFITS SET FORTH ABOVE IN THIS ARTICLE 7 SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE OR GROSS NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

ARTICLE 8

TERMINATION

SECTION 8.1 Termination. This Agreement may be terminated at any time prior to Closing solely as follows:

(a) by mutual written consent of Buyers and Seller Representative;

(b) by either Buyers or Seller Representative by written notice to the other if:

(i) any Governmental Authority of competent jurisdiction shall have issued a Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Governmental Order or action shall have become final and non-appealable; or

(ii) there is any Law of competent jurisdiction that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(c) by Buyers by written notice to Seller Representative if:

(i) Buyers are not then in breach of any provision of this Agreement which causes the conditions to closing in Section 6.1 and Section 6.3 not to be satisfied as of the time the Closing and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would reasonably be expected to give rise to the failure of the conditions set forth in Section 6.1 or Section 6.2 and such breach, inaccuracy or failure has not been cured by Sellers, or cannot be cured by Sellers by November 15, 2018 (the “Expiration Date”); or

(ii) the Closing shall not have taken place on or before the Expiration Date; provided, that Buyers and/or Buyer Parent each are not in material breach of their representations, warranties, covenants or agreements under this Agreement and have not otherwise been the principal cause of the failure of the Closing to occur on or before the Expiration Date;

(d) by Seller Representative by written notice to Buyers if:

(i) no Seller is then in breach of any provision of this Agreement which causes the conditions to closing in Section 6.1 and Section 6.2 not to be satisfied as of the time the Closing and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyers or Buyer Parent pursuant to this Agreement that would reasonably be expected to give rise to the failure of the conditions set forth in Section 6.1 or

Section 6.3, and such breach, inaccuracy or failure has not been cured by Buyers or Buyer Parent, as applicable, or cannot be cured by Buyers or Buyer Parent by the earlier of (A) within thirty (30) calendar days of Seller Representative’s delivery of a written notice to Buyers specifying the breach and (B) the Expiration Date; or

(ii) the Closing shall not have taken place on or before the Expiration Date; provided, further, that no Seller is in material breach of its representations, warranties, covenants or agreements under this Agreement and has not been the principal cause of the failure of the Closing to occur on or before the Expiration Date.

SECTION 8.2 Effect of Termination. Except for the obligations contained in this Agreement which expressly survive its termination, and as set forth in this Article 8, upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void; provided, that nothing in this Article 8 shall be deemed to release any Party from any liability hereunder for any knowing and intentional breach by such Party of the terms and provisions of this Agreement prior to termination. Notwithstanding anything herein to the contrary, the following provisions will survive the termination of this Agreement: Section 5.3, Section 5.6, Section 5.14, Article 7, this Section 8.2, Section 8.3, and Article 9.

SECTION 8.3 Non-Solicitation. If the Closing does not occur for any reason, including pursuant to a termination of this Agreement under Section 8.1, for a period of twelve (12) months from and after the Expiration Date, without the prior written consent of Seller Representative, which may be provided or withheld in the sole discretion of Seller Representative, Buyers and any Buyer’s Affiliates shall not directly or indirectly solicit or hire any officer, manager or employee of the Companies with whom Buyer or any Buyer’s Affiliates first comes into contact in connection with negotiation of the Agreement, or induce any such Person to leave employment with the Companies, except pursuant to a general solicitation that is not targeted to any such Person. To the extent of any conflict between this Section 8.3 and any provision of the Confidentiality Agreement, the terms of this Section 8.3 shall control.

ARTICLE 9

MISCELLANEOUS

SECTION 9.1 Entire Agreement. The Transaction Documents (including Disclosure Schedules, Schedules and Exhibits hereto), together with the Confidentiality Agreement, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, representations, or warranties, both written and oral (including any indications of interest or letters of intent) with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (including schedules and exhibits), the statements in the body of this Agreement will control.

SECTION 9.2 Definitions and Interpretation.

9.2.1. Definitions. Capitalized terms used herein without definition have the meanings ascribed to such terms in the Glossary.

9.2.2. General Rules. For purposes of this Agreement, unless the context shall require otherwise: (a) words importing the singular number or plural number shall include the plural number and singular number respectively; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) references to “paragraphs” and “sections” are to paragraphs and sections of this Agreement; and (e) references to “Appendixes,” “Exhibits,” “Schedules” (including the Disclosure Schedules), and the Glossary are to the Annexes, Appendixes, Attachments, Exhibits, Schedules and Glossary attached to or included with this Agreement, (f) the words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole, including all schedules, exhibits, and appendixes, and not to any particular provision of this Agreement, (g) the term “or” means “and/or;” (h) the term “any” means “any one, more than one, or all”, (i) any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, (j) any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time, and (k) all references to Sellers, Seller Representative or the Companies having “delivered”, “furnished” or “made available” an item to Buyers or Buyer Parent hereunder shall include the items in the Data Room as of October 14, 2018.

9.2.3. Days Taken Into Account. If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

9.2.4. Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.2.5. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.2.6. Date of This Agreement. The date of this Agreement for all purposes under this Agreement (including all references herein to “date of this Agreement”) is the date first set forth above in the introductory paragraph of this Agreement.

SECTION 9.3 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five (5) Business Days after the date mailed by registered or certified mail, postage prepaid, return receipt requested, (b) when sent, if sent by e-mail; provided that the e-mail transmission is promptly confirmed by the intended recipient by either telephone or reply e-mail, or (c) when delivered, if delivered by hand, via courier, or by overnight delivery service to the intended recipient; provided that such delivery is delivered by 5:30 p.m. (Central time) on a Business Day (otherwise, the following Business Day). A notice will be deemed given pursuant to the foregoing sentence only if properly addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.3):

If to Sellers or Seller Representative:	c/o Warren Lynn Frazier
(pre-Closing)	5655 Bear Lane, Suite 100
Corpus Christi, TX 78405
E-mail: Lynn.Frazier@magnumoiltools.com

with a copy to:	Scott J. Duncan
5655 Bear Lane, Suite 100
Corpus Christi, TX 78405
E-mail: SDuncan@magnumoiltools.com
(which shall not constitute notice)

with a copy to:	Porter Hedges, LLP
1000 Main Street, 36th Floor
Houston, TX 77002
E-mail: cbrown@porterhedges.com
Attention: Corey C. Brown
(which shall not constitute notice)

If to Sellers or Seller Representative:	c/o Warren Lynn Frazier
(post-Closing)	713 Snug Harbor
Corpus Christi, TX 78402
E-mail: lynn.frazier.cc@gmail.com

with a copy to:	Scott J. Duncan
214 Country Club Blvd.
Portland, TX 78374
E-mail: Alitig8r@yahoo.com
(which shall not constitute notice)

with a copy to:	Porter Hedges, LLP
1000 Main Street, 36th Floor
Houston, Texas 77002
E-mail: cbrown@porterhedges.com
Attention: Corey C. Brown
(which shall not constitute notice)

If to Buyers or Buyer Parent:	Nine Energy Service, Inc.
2001 Kirby Drive, Suite 200
Houston, TX 77019
E-mail: alex.bougaieff@nineenergyservice.com
Attention: Alex Bougaieff

with a copy to:	Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
E-mail: adam.larson@kirkland.com
Attention: Adam D. Larson, P.C.
(which shall not constitute notice)

SECTION 9.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

SECTION 9.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, that, on or prior to the Closing, Buyers and/or Buyer Parent may assign either this Agreement or its rights, interest or obligations hereunder to any Financing Source (or agent thereof) without the prior written approval of the Sellers of any of their Affiliates for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing. No assignment shall relieve the assigning Party of any of its obligations hereunder.

SECTION 9.6 No Third Party Beneficiaries. This Agreement and the other Transaction Documents are for the sole benefit of the Parties and their respective successors and permitted assign, and nothing herein or therein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or any other Transaction Document; provided, however, that (a) the provisions of Section 5.14 shall inure to the benefit of PH, (b) the provisions of Article 7 shall inure to the benefit of all Buyer Indemnified Parties and Seller Indemnified Parties, and (c) the provisions of Section 5.17, this Section 9.6, Section 9.7, Section 9.8, Section 9.9, Section 9.10 and Section 9.15 shall inure to the benefit of, and shall be enforceable by, the Financing Sources and their respective Affiliates. In this regard, no provision of this Agreement shall be deemed to (i) constitute or create an employment agreement with any person, (ii) confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, with Sellers, Buyers or any of their respective Affiliates, or (iii) create any third party beneficiary or other rights in any participant in any existing Benefit Plan or arrangement, or any dependent or beneficiary thereof.

SECTION 9.7 Amendment and Modification; Waiver. This Agreement (together with any Schedules and Exhibits hereto) may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto; provided, however, that no amendment, modification or supplement shall be made to this Agreement that would adversely affect the rights of the Financing Sources as set forth in Section 5.17, Section 9.6, this Section 9.7, Section 9.8, Section 9.9, Section 9.10 and Section 9.15 without the prior written consent of the Financing Sources. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 9.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract, in tort or by statute) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, enforced in accordance with, and be subject to the remedies available under the internal laws of the State of Texas, including its statutes of limitation and burdens of proof and available remedies; provided, however, that any disputes involving the Financing Sources (or any of their respective Affiliates or Representatives) will be governed by and construed in accordance with, and be subject to the remedies available under the internal Laws of the State of New York, including its statute of limitations and burdens of proof and available remedies, without giving regard to conflicts of choice of law principles that would result in the applicable of any Law other than the Law of the State of New York.

SECTION 9.9 VENUE. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED SOLELY IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS; PROVIDED, HOWEVER, THAT THE PARTIES ACKNOWLEDGE AND IRREVOCABLY AGREE (A) THAT ANY LEGAL SUIT, ACTION OR PROCEEDING INVOLVING THE FINANCING SOURCES (OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES) SHALL BE INSTITUTED SOLELY IN AND SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT THEREOF, (B) NOT TO BRING OR PERMIT ANY OF THEIR AFFILIATES TO BRING OR SUPPORT ANYONE ELSE IN BRINGING ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OTHER COURT AND (C) THAT A FINAL JUDGMENT

RENDERED IN ANY SUCH SUIT, ACTION OR CLAIM SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATED TO THE FINANCING OR INVOLVING OR AGAINST THE FINANCING SOURCES (OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11 Non-Recourse. Notwithstanding anything in this Agreement or any Transaction Document to the contrary, each Party, on behalf of itself, its Affiliates and its and their Representatives, agrees that this Agreement and any other Transaction Document may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement or any other Transaction Document or the Financing, or the negotiation, execution or performance of this Agreement or any other Transaction Document or the Financing, may only be brought against the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein or therein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party or of any Financing Source or any Affiliate of such Financing Source, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or any other Transaction Document or the Financing, or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby or thereby, through any Party or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any Party against such Person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise.

SECTION 9.12    Time is of the Essence. Time is of the essence for purposes of the provisions of this Agreement that contemplate performance within a specified time period, including Section 1.2, Section 1.3.11, Section 7.1, Section 7.3.4, and Section 7.6.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SECTION 9.14    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses; provided that the Parties acknowledge and agree that Buyers paid all filing fees required to be paid in connection with any filings required under the HSR Act or in connection with the transactions contemplated hereby.

SECTION 9.15 Financing Sources. Notwithstanding anything herein to the contrary, each of the Sellers agrees that (a) neither it nor any of its Affiliates or Representatives shall have any rights or claims against any Financing Sources or their respective Affiliates or Representatives in connection with or related to this Agreement or any other Transaction Document, the Financing or the transactions contemplated hereby or thereby, whether at law or in equity, in contract, in tort or otherwise; (b) none of the Financing Sources or any of their respective Affiliates or Representatives shall have any liability or obligation to the Sellers or any of their respective Affiliates or Representatives under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby, including any dispute relating to, or arising from, the Financing, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature; (c) it will not commence (and, if commenced, agrees to dismiss or otherwise terminate, and not assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Financing Sources or their respective Affiliates or Representatives in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby; and (d) it will not seek to enforce this Agreement or any other Transaction Document against any Financing Source.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: WARREN LYNN FRAZIER

By:	/s/ Warren Lynn Frazier

GARRETT LYNN FRAZIER 2018 DG TRUST

By:	/s/ Leah Schexnayder-Delaune
Name: Leah Schexnayder-Delaune Title: Trustee

DERRICK CHASE FRAZIER 2018 DG TRUST

By:	/s/ Leah Schexnayder-Delaune
Name: Leah Schexnayder-Delaune Title: Trustee

FRAZIER FAMILY FOUNDATION, INC.

By:	/s/ Warren Lynn Frazier
Name: Warren Lynn Frazier Title: President

SELLER REPRESENTATIVE: WARREN LYNN FRAZIER

By:	/s/ Warren Lynn Frazier

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

BUYERS: MOTI HOLDCO, LLC

By:	/s/ Ann G. Fox
Name: Ann G. Fox Title: President, Chief Executive Officer, Secretary and Director

NINE ENERGY CANADA INC.

By:	/s/ Ann G. Fox
Name: Ann G. Fox Title: President and Chief Executive Officer

BUYER PARENT: NINE ENERGY SERVICE, INC.

By:	/s/ Ann G. Fox
Name: Ann G. Fox Title: President and Chief Executive Officer

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

And solely for the purposes of Section 5.6.2 and Section 5.20 and Section 5.23: Fraziers: GARRETT LYNN FRAZIER

By:	/s/ Garrett Lynn Frazier

DERRICK CHASE FRAZIER

By:	/s/ Derrick Chase Frazier

SIGNATURE PAGE TO

SECURITIES PURCHASE AGREEMENT

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”), dated as of [•], 2018, is adopted, executed and agreed to, for good and valuable consideration, by and among Nine Energy Service, Inc., a Delaware corporation (the “Company”), the undersigned former owners of the equity interests of Magnum Oil Tools International, LTD (“MOTI”), Magnum Oil Tools Canada Ltd. (“MOTC”) and Magnum Oil Tools GP, LLC (the “General Partner” and, together with MOTI and MOTC, “Magnum”) and the other holders that may become party hereto from time to time (each, a “Party” and collectively, the “Parties”).

RECITALS

A. This Agreement is being entered into pursuant to the Securities Purchase Agreement, dated as of October 15, 2018 (the “Purchase Agreement”), by and among the former owners of Magnum (the “Magnum Owners”), as sellers, Warren Lynn Frazier, in his capacity as seller representative, MOTI Holdco, LLC and Nine Energy Canada Inc., each of which is a wholly-owned subsidiary of the Company, as buyer (the “Buyer”), the Company, and solely for the purposes of Sections 5.6.2, 5.20 and 5.23 thereof, Garrett Lynn Frazier and Derrick Chase Frazier.

B. In connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof, as partial consideration for the sale of the equity interests of Magnum to the Buyer pursuant to the Purchase Agreement, the Company is issuing to the Magnum Owners [5,000,000] shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), pursuant to the terms of the Purchase Agreement.

C. Pursuant to the Purchase Agreement, with respect to the Shares, the Company has agreed to provide the Magnum Owners certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and applicable state securities laws.

NOW, THEREFORE, for and in consideration of the Recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings indicated.

“Affiliate” means, with respect to a particular Person, any Person Controlling, Controlled by or Under Common Control with such Person. With respect to a natural person, such person’s Affiliate shall also include such person’s spouse, children, brothers, sisters, parents, spouse’s parents, the trustee of any trust that treats such natural person or the persons as mentioned above as beneficiary or the object of such trust, or any entities that are Controlled by the foregoing persons.

“Agreement” has the meaning assigned such term in the introductory paragraph.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Texas are authorized or required by law to be closed for business.

“Buyer” has the meaning assigned such term in the Recitals.

“Common Stock” has the meaning assigned such term in the Recitals.

“Company” has the meaning assigned such term in the introductory paragraph.

“Control” (including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Demand Request” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“General Partner” has the meaning assigned such term in the introductory paragraph.

“Holders” means the Magnum Owners, in each case, for so long as such Person owns Registrable Securities; provided, however, that a Person shall cease to be a Holder when such Person owns less than 4% of the then outstanding shares of Common Stock and such Person may dispose of all Registrable Securities then owned by such Person pursuant to Rule 144 (or any successor rule) under the Securities Act without volume or manner-of-sale restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or any successor rule).

“Indemnified Party” is defined in Section 7.3.

“Indemnifying Party” is defined in Section 7.3.

“Inspectors” is defined in Section 5.1(i).

“Magnum” has the meaning assigned such term in the introductory paragraph.

“Magnum Owners” has the meaning assigned such term in the Recitals.

“Majority Holders” means, as of the time of determination, the Holders that hold the majority of the Registrable Securities.

“Material Adverse Effect” is defined in Section 2.5.

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“MOTC” has the meaning assigned such term in the introductory paragraph.

“MOTI” has the meaning assigned such term in the introductory paragraph.

“Participating Holders” means the Requesting Holders and the Holders that request to participate in an Underwritten Shelf Takedown Demand pursuant to Section 2.3.2.

“Party” and “Parties” has the meaning assigned such terms in the introductory paragraph.

“Person” means any natural person, firm, limited partnership, general partnership, joint stock company, joint venture, association, corporation, limited liability company, company, trust, bank trust company, land trust, business trust or other organization whether or not a legal entity, and any government or an agency or political subdivision thereof.

“Piggyback Offering” is defined in Section 3.1.2.

“Piggyback Registration Statement” is defined in Section 3.1.1.

“Purchase Agreement” has the meaning assigned such term in the Recitals.

“Records” is defined in Section 5.1(i).

“Registrable Securities” means the Shares, and any other securities issued or issuable with respect to such Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, that any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the SEC and it has been disposed of pursuant to such effective registration statement, (b) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met, (c)(i) it has been otherwise transferred, (ii) the Company has delivered a new certificate or other evidence of ownership for it not bearing a restrictive legend, and (iii) it may be resold without subsequent registration under the Securities Act, or (d) it is held by a Person that is a transferee that has not taken valid assignment of the rights provided in this Agreement pursuant to Section 9.1 or who is otherwise not a Holder in accordance with the provisos to the definition of Holder provided for herein.

“Registration Expenses” is defined in Section 6.1.1.

“Requesting Holders” means the Holders who make an Underwritten Shelf Takedown Demand pursuant to Section 2.3.1.

“Required Filing Date” is defined in Section 2.1.2.

“SCF Holders” means SCF-VII, L.P., a Delaware limited partnership, and any of its Affiliates that holds Common Stock and each transferee of SCF Registrable Securities (as defined in the Stockholders Agreement) if such transfer was permitted by the Stockholders Agreement.

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“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Securities Act” has the meaning assigned such term in the Recitals.

“Shares” has the meaning assigned such term in the Recitals.

“Shelf Effectiveness Deadline” means as promptly as practicable after the filing of the Shelf Registration Statement, but in no event later than (a) 60 days after the filing thereof or (b) if earlier, three Business Days after the date on which the SEC informs the Company (i) that the SEC will not review the Resale Shelf Registration Statement or (ii) that the Company may request the acceleration of the effectiveness of the Shelf Registration Statement; provided, that if in any case the Shelf Effectiveness Deadline falls on a Saturday, Sunday or any other day which shall be a legal holiday or a day on which the SEC is authorized or required by law or other government actions to close, the Shelf Effectiveness Deadline shall be the following Business Day

“Shelf Effectiveness Period” means the period from the date of the filing of the Shelf Registration Statement until the date that all Registrable Securities registered thereunder cease to be Registrable Securities.

“Shelf Registration Statement” is defined in Section 2.1.1.

“Stockholders Agreement” means that certain Second Amended and Restated Stockholders Agreement of Nine Energy Service, Inc., dated as of February 28, 2017, by and among the Company and the other Persons party thereto and as may be amended from time to time.

“Underwriter” means a securities dealer that purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means an offering in which Common Stock is sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Underwritten Shelf Takedown” is defined in Section 2.3.1.

“Underwritten Shelf Takedown Demand” is defined in Section 2.3.1.

ARTICLE 2

DEMAND RIGHTS

SECTION 2.1 Request for Registration.

2.1.1. Beginning on February 1, 2019, the Majority Holders may make a written request (the “Demand Request”) to have the Company prepare and file a “shelf” registration statement under the Securities Act to permit the resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (or any similar provision adopted by the SEC then in effect) (the “Shelf Registration Statement”).

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2.1.2. Subject to Section 4.1, the Company shall use its best efforts to file under the Securities Act the Shelf Registration Statement within 30 days after receiving the Demand Request (the “Required Filing Date”) and shall use commercially reasonable efforts to (a) cause the Shelf Registration Statement to be declared effective by the SEC on or prior to the Shelf Effectiveness Deadline and (b) cause the Shelf Registration Statement to continue to be effective until the expiration of the Shelf Effectiveness Period.

SECTION 2.2 Effective Registration and Expenses. A registration will not count as the Demand Request until the Shelf Registration Statement has become effective unless the Majority Holders withdraw the Demand Request, in which case the Company will be deemed to have fulfilled its obligations set forth in Section 2.1 unless (a) the Holders pay all Registration Expenses in connection with such withdrawn registration, (b) during the registration process material adverse information regarding the Company is disclosed that was not known by the Holders at the time the Demand Request was made, or (c) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

SECTION 2.3 Request for Underwritten Shelf Takedown.

2.3.1. The Majority Holders may make up to two written requests (each, an “Underwritten Shelf Takedown Demand”) to distribute all or a portion of their Registrable Securities in an Underwritten Offering (an “Underwritten Shelf Takedown”); provided, however, that if (a) the Shelf Registration Statement is not effective or otherwise not available for the offer or sale of Registrable Securities for at least 18 months between February 1, 2019 and January 31, 2021, then the Majority Holders will have the right to one additional Underwritten Shelf Takedown Demand and (b) if the total number of Registrable Securities to be sold or otherwise distributed in any such Underwritten Offering by the Participating Holders is cutback (pursuant to Section 2.5) to less than 50% of the Registrable Securities requested for distribution by the Participating Holders, then such Underwritten Offering shall not be counted for purposes of the Majority Holders’ right to two Underwritten Shelf Takedown Demands.

2.3.2. Within two Business Days of delivery of an Underwritten Shelf Takedown Demand to the Company, the Requesting Holders shall notify the other Holders of such demand, and such other Holders shall have the opportunity to include in such Underwritten Shelf Takedown that number of Registrable Securities as such Holders may request in writing to the Company within two Business Days after the date that notice of the Underwritten Shelf Takedown Demand was delivered to the Holders by the Requesting Holders. Subject to Section 2.5, the Company shall include in the Underwritten Shelf Takedown all such Registrable Securities.

2.3.3. At any time prior to the launch of the Underwritten Shelf Takedown, the Majority Holders may withdraw the Underwritten Shelf Takedown Demand. A withdrawn Underwritten Shelf Takedown Demand shall count as one of the permitted Underwritten Shelf Takedowns pursuant to Section 2.3.1 unless (a) the Holders pay all Registration Expenses incurred in connection with such withdrawn offering, (b) during the offering process material adverse information regarding the Company is disclosed that was not known by the Holders at the time the Underwritten Shelf Takedown Demand was made, or (c) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

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SECTION 2.4 Selection of Underwriters. The Requesting Holders shall select the investment banking firm(s) to act as the managing Underwriter(s) in connection with such offering; provided that such selections shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

SECTION 2.5 Priority on Underwritten Shelf Takedown. If the managing Underwriter(s) advise the Requesting Holders that in their opinion the inclusion of all securities requested to be included in the Underwritten Shelf Takedown (whether by the Company, any other Person, the Requesting Holders or the other Holders) may materially and adversely affect the price or success of the offering (a “Material Adverse Effect”), then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the managing Underwriter(s) believe can be sold without a Material Adverse Effect and shall be allocated (a) first, pro rata among the Requesting Holders, the other Holders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to this Agreement and the SCF Holders and Affiliates of the Company who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to the Stockholders Agreement (based on the number of shares of Common Stock held at such time by such Persons that are “Registrable Securities” under this Agreement or the Stockholders Agreement), (b) second, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, to the Company, and (c) third, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, to the Company’s stockholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement or the Stockholders Agreement, with the Company that provides for registration rights in accordance with the terms of such registration rights agreement.

ARTICLE 3

PIGGYBACK RIGHTS

SECTION 3.1 Piggyback Offerings.

3.1.1. If the Shelf Registration Statement has not yet been filed and declared effective or if the Shelf Registration Statement is not then effective, if the Company proposes to file a registration statement under the Securities Act to permit the sale or resale of any shares of Common Stock for its own account or for the account of any holder of Common Stock in an Underwritten Offering (other than a registration statement on Form S-4 or Form S-8 or any substitute form that may be adopted by the SEC or any registration statement filed in connection with an exchange offer or offering of securities solely to the Company’s existing security holders or under an employee benefit plan and only on a form that would permit the registration of Registrable Securities) (a “Piggyback Registration Statement”), then the Company shall as soon as practicable give written notice of such proposed filing to the Holders (but in no event less than five Business Days before the anticipated filing date of such registration statement), and such notice shall offer each Holder the opportunity to register and sell in such Underwritten Offering such number of

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Registrable Securities as each such Holder may request; provided, however, that the Company shall not be required to provide such notice or make such offer to the Holders if the Company has been advised by the managing Underwriter(s) that the inclusion of any Registrable Securities may have a Material Adverse Effect. Each Holder agrees that the fact that such a notice has been delivered shall constitute confidential information, and each Holder agrees not to disclose that such notice has been delivered or effect any public sale or distribution of Common Stock until the earlier of (a) the date and time on which the registration statement prepared in connection with such notice has been filed with the SEC and (b) 20 days after the date of such notice. Subject to Section 3.2, the Company shall include in each such Piggyback Registration Statement and related Underwritten Offering all Registrable Securities requested by the Holders to be included therein by written notice to the Company within 10 days after the Company’s notice referred to above was given (in accordance with Section 10.3) (except that (i) if the managing Underwriter(s) determine that marketing factors require a shorter time period and the Holders are so informed in the applicable written notice, the Holders’ written request for inclusion must be made within five days and (ii) in the case of an “overnight” offering or a “bought deal,” the Holders’ written request for inclusion must be made within one Business Day); provided, however, that the Company may at any time withdraw or cease proceeding with any such registration prior to effectiveness of such registration whether or not any Holder has elected to include any Registrable Securities in such registration. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Registration Statement at any time prior to the effective date thereof.

3.1.2. On and after the date on which the Shelf Registration Statement has been declared effective, if the Company or any holder of Common Stock proposes to sell any shares of Common Stock in an Underwritten Offering and the Shelf Registration Statement is then effective, then the Company shall promptly give written notice of such proposed offering to the Holders, and such notice shall offer each Holder the opportunity to sell its Registrable Securities in such offering as each such Holder may request (a “Piggyback Offering”). Each Holder agrees that the fact that such a notice has been delivered shall constitute confidential information, and such Holder agrees not to disclose that such notice has been delivered or effect any public sale or distribution of Common Stock until the earlier of (a) the date and time on which the registration statement or prospectus supplement prepared in connection with such notice has been filed with the SEC and (b) 20 days after the date of such notice. Subject to Section 3.2, the Company shall include in each such Piggyback Offering all Registrable Securities requested to be included therein by written notice to the Company within 10 days after the Company’s notice referred to above was given (in accordance with Section 10.3) (except that (i) if the managing Underwriter(s) determine that marketing factors require a shorter time period and the Holders are so informed in the applicable written notice, the Holders’ written request for inclusion must be made within five days and (ii) in the case of an “overnight” offering or a “bought deal,” the Holders’ written request for inclusion must be made within one Business Day); provided, however, that the Company may at any time withdraw or cease proceeding with any such offering prior to the launch of such offering whether or not any Holder has elected to include any Registrable Securities in such offering. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Offering at any time prior to the launch of such offering.

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SECTION 3.2 Selection of Underwriters. The Company shall select the investment banking firm(s) to act as the managing Underwriter(s) in connection with an Underwritten Offering pursuant to a Piggyback Registration Statement or a Piggyback Offering if it is initiated as a primary Underwritten Offering on behalf of the Company. The Company shall use commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in the offering to be included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, the Company shall not be required to include any Holder’s Registrable Securities in such offering unless such Holder complies with the provisions of Section 8.1.

SECTION 3.3 Priority in Underwritten Piggyback Offerings. If the managing Underwriter(s) of a proposed an Underwritten Offering pursuant to a Piggyback Registration Statement or a Piggyback Offering advise the Company that in their opinion the inclusion of all securities requested to be included in such offering (whether by the Company, any other Person or the Holders) may cause a Material Adverse Effect, then all such securities to be included in such offering shall be limited to the securities that the managing Underwriter(s) believe can be sold without a Material Adverse Effect and shall be allocated as follows:

(a) if such offering was initiated by the Company to sell or otherwise distribute securities for its own account, then (i) first to the Company, (ii) second, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, pro rata among the Holders who properly requested to include their securities in such offering pursuant to this Agreement and the SCF Holders and Affiliates of the Company who properly requested to include their securities in such offering pursuant to the Stockholders Agreement (based on the number of shares of Common Stock held at such time by such Persons that are “Registrable Securities” under this Agreement or the Stockholders Agreement), and (iii) third, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, to the Company’s stockholders who properly requested to include their securities in such offering pursuant to an agreement, other than this Agreement or the Stockholders Agreement, with the Company that provides for registration rights in accordance with the terms of such registration rights agreement;

(b) if such offering was initiated by an SCF Holder pursuant to the Stockholders Agreement, then (i) first, pro rata among the SCF Holders who initiated such offering and the other SCF Holders and Affiliates of the Company who properly requested to include their securities in such offering pursuant to the Stockholders Agreement and the Holders who properly requested to include their securities in such offering pursuant to this Agreement (based on the number of shares of Common Stock held at such time by such Persons that are “Registrable Securities” under this Agreement or the Stockholders Agreement), (ii) second, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, pro rata among the Company’s stockholders who properly requested to include their securities in such offering pursuant to an agreement, other than this Agreement or the Stockholders Agreement, with the Company that provides for registration rights in accordance with the terms of such registration rights agreement, and (iii) third, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, to the Company; and

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(c) if such offering was initiated by a stockholder of the Company pursuant to an agreement, other than this Agreement or the Stockholders Agreement, with the Company that provides for registration rights, then (i) first, among the Company’s stockholders who initiated such offering or properly requested to include their securities in such offering pursuant to such registration agreement in accordance with the terms of such registration rights agreement, (ii) second, pro rata among the Holders who properly requested to include their securities in such offering pursuant to this Agreement and the SCF Holders and the Affiliates of the Company who properly requested to include their securities in such offering pursuant to the Stockholders Agreement (based on the number of shares of Common Stock held at such time by such Persons that are “Registrable Securities” under this Agreement or the Stockholders Agreement), and (iii) third, to the extent that any additional securities can, in the opinion of such managing Underwriter(s), be sold without a Material Adverse Effect, to the Company.

ARTICLE 4

DEFERRALS AND SUSPENSIONS

SECTION 4.1 Deferral of Filing. The Company may defer the filing (but not the preparation) of the Shelf Registration Statement if (a) at the time the Company receives the Demand Request, (i) the Company or any of its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed) and the Board determines in good faith that such disclosure would be materially detrimental to the Company or (ii) the Company has experienced some other material non-public event or is in possession of material non-public information concerning the Company, and the Board determines in good faith that such disclosure would be materially detrimental to the Company, until a date not later than 60 days after the Required Filing Date or (b) prior to receiving such Demand Request, the Board had determined to effect an Underwritten Offering of the Company’s equity securities for the Company’s account and the Company had taken substantial steps (including, but not limited to, selecting or entering into a letter of intent with the managing Underwriter(s) for such offering) and is proceeding with reasonable diligence to effect such offering, until a date not later than the end of the lock-up period referred to in the underwriting agreement relating to such Underwritten Offering. A deferral of the filing of the Shelf Registration Statement pursuant to this Section 4.1 shall be lifted, and the Shelf Registration Statement shall be filed as soon as reasonably practicable, if, in the case of a deferral pursuant to clause (a) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or in the case of a deferral pursuant to clause (b) of the preceding sentence, the proposed Underwritten Offering for the Company’s account is abandoned. In order to defer the filing of the Shelf Registration Statement pursuant to this Section 4.1, the Company shall promptly, upon determining to seek such deferral, deliver to each Holder a certificate signed by the Chief Executive Officer of the Company stating that the Company is deferring such filing pursuant to this Section 4.1 and the basis therefor in reasonable detail. Within 20 days after receiving such certificate, the Majority Holders may withdraw the Demand Request by giving written notice to the Company, but following such withdrawal, the Holders shall be prohibited from making a Demand Request until the end of the deferral period as contemplated by

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this Section 4.1. If withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of the Shelf Registration Statement pursuant to this Section 4.1 only two times during any 12-month period.

SECTION 4.2 Use, and Suspension of Use, of Shelf Registration Statement. The Company shall be entitled to suspend for a reasonable period of time (but not more than 60 consecutive days and not more than 120 days in any 12-month period) the offer or sale of Registrable Securities pursuant to the Shelf Registration Statement by any Holder if (a) a “road show” is not then in progress with respect to a proposed offering of Registrable Securities by such Holder pursuant to such registration statement and such Holder has not executed an underwriting agreement with respect to a pending sale of Registrable Securities pursuant to such registration statement and (b)(i) the Company or any of its subsidiaries are engaged in confidential negotiations or other confidential business activities, disclosure of which would be required if such registration statement were used (but would not be required if such registration statement were not used) and the Board determines in good faith that such disclosure would be materially detrimental to the Company or (ii) the Company has experienced some other material non-public event or is in possession of material non-public information concerning the Company, and the Board determines in good faith that such disclosure would be materially detrimental to the Company. In order to suspend the use of the Shelf Registration Statement pursuant to this Section 4.2, the Company shall promptly, upon determining to seek such suspension, deliver to the Holders a certificate signed by the Chief Executive Officer of the Company stating that the Company is suspending use of such registration statement pursuant to this Section 4.2 and the basis therefor in reasonable detail.

ARTICLE 5

REGISTRATION PROCEDURES

SECTION 5.1 Registration Procedures. The Company will, at its expense:

(a)

prepare and file with the SEC the Shelf Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use commercially reasonable efforts and proceed diligently and in good faith to cause such filed registration statement to become effective under the Securities Act; provided that before filing the Shelf Registration Statement or any amendments or supplements thereto, the Company will furnish to the Holders and to one counsel reasonably acceptable to the Company selected by the Majority Holders, copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel; provided further, the Company shall not file the Shelf Registration Statement or any amendments or supplements thereto if the Majority Holders or their counsel reasonably object on a timely basis;

(b)

prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective pursuant to Section 2 for the Shelf Effectiveness Period and comply with the provisions of the Securities

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Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement during such period in accordance with the intended method of disposition set forth in the Shelf Registration Statement; provided, however, that a Holder that has been included on the Shelf Registration Statement may request that such Holder’s Registrable Securities be removed from the Shelf Registration Statement, in which event the Company shall promptly either withdraw the Shelf Registration Statement or file a post-effective amendment to the Shelf Registration Statement removing such Registrable Securities;

(c)

furnish to each Holder such number of copies of the Shelf Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included therein (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d)

notify the Holders promptly, and (if requested by any such Holder) confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective under the Securities Act and each applicable state law, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Shelf Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations or warranties of the Company or any of its subsidiaries contained in any agreement (including any underwriting agreement) contemplated by Section 5.1(i) cease to be true and correct in any material respect, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the happening of any event that makes any statement made in the Shelf Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the Shelf Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of the Company’s reasonable determination that a post-effective amendment to the Shelf Registration Statement would be appropriate;

(e)

use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

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(f)

in connection with any Underwritten Offering, cooperate with the Holders and the managing Underwriter(s) to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depositary Trust Company;

(g)

in connection with any Underwritten Offering, use commercially reasonable efforts to register or qualify such Registrable Securities as promptly as practicable under such other securities or blue sky laws of such jurisdictions as any Holder or managing Underwriter(s) reasonably (in light of the intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder or managing Underwriter(s) to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(g), (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(h)

in connection with any Underwritten Offering, use commercially reasonable efforts to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities, if any, as may be required of the Company to enable the Holders thereof to consummate the disposition of such Registrable Securities;

(i)

in connection with any Underwritten Offering, enter into customary agreements (including an underwriting agreement in customary form with customary indemnification provisions) and take such other actions as are reasonably required or advisable in order to expedite or facilitate the disposition of such Registrable Securities, including providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance in connection with any offering and to participate in customary “road show” presentations in connection with any Underwritten Offerings in substantially the same manner as they would in an Underwritten Offering by the Company of its Common Stock for its own account, after taking into account the reasonable business requirements of the Company in determining the scheduling and duration of any road show;

(j)

in connection with any Underwritten Offering, make available for inspection by any Holder, any Underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other professional retained by any such Holder or Underwriter (collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers,

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directors and employees to supply all information reasonably requested by any such Inspectors in connection with the Shelf Registration Statement. Each Holder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public (other than by such Holder). Each Holder further agrees that it will, as soon as practicable upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(k)

in connection with any Underwritten Offering, use commercially reasonable efforts to obtain a comfort letter or comfort letters from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter(s) reasonably request;

(l)

otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(m)

use commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or quoted on any inter-dealer quotation system on which similar securities issued by the Company are then quoted;

(n)

if any event contemplated by Section 5.1(c)(vi) shall occur, as promptly as practicable prepare a supplement or amendment or post-effective amendment to the Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or promptly file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(o)

in connection with any Underwritten Offering, cooperate and assist in any filing required to be made with FINRA and in the performance of any due diligence investigation by any Underwriter, including any “qualified independent underwriter,” or any Holder; and

(p)

upon request and subject to appropriate confidentiality obligations, furnish to a Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental authority having jurisdiction over the Holder’s offering of Registrable Securities, in each case relating to an offering by the Holder of Registrable Shares, unless confidential treatment of such correspondence has been requested of the SEC; provided that the Company may excise any information contained therein that would constitute material non-public information.

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Notwithstanding anything contained herein to the contrary, the Company hereby agrees that the Shelf Registration Statement shall contain all language (including on the prospectus cover page, the principal stockholders’ chart and the plan of distribution) as may be reasonably requested by a Holder. The Company may require, by written request, each Holder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with such registration. Notwithstanding anything herein to the contrary, the Company shall have the right to exclude from any offering the Registrable Securities of any Holder who does not comply with the provisions of the immediately preceding sentence.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.1(d)(vi), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.1(n), and, if so directed by the Company, such Holder will deliver to the Company all copies, other than permanent file copies, then in such Holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

ARTICLE 6

REGISTRATION EXPENSES

SECTION 6.1 Registration Expenses.

6.1.1. Subject to the provisions in Section 2.2 with respect to a withdrawn Demand Request, in connection with the Shelf Registration Statement, the Company shall pay the following registration expenses (the “Registration Expenses”):

(a)	all registration and filing fees (including with respect to filings to be made with FINRA);

(b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities);

(c)	printing expenses;

(d)	internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties);

(e)

the fees and expenses incurred in connection with the listing on an exchange of the Registrable Securities if the Company shall choose, or be required pursuant to Section 5.1(l), to list such Registrable Securities;

(f)

reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters requested pursuant to Section 5.1(j));

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(g)	the reasonable fees and expenses of any special experts retained by the Company in connection with such registration;

(h)

reasonable fees and expenses of one counsel reasonably acceptable to the Company selected by the Majority Holders incurred in connection with the registration of such Registrable Securities thereunder; and

(i)	fees and expenses of any “qualified independent underwriter” or other independent appraiser participating in any offering pursuant to Rule 2720 of the FINRA Manual.

6.1.2. Subject to the provisions in Section 2.3.3 with respect to a withdrawn Underwritten Shelf Takedown Demand, all Registration Expenses incurred in connection with therewith will be borne by the Company.

6.1.3. The Company shall not have any obligation hereunder to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or, except as provided by clause (b), (h) or (i) above, any out-of-pocket expenses of the Holders (or the agents who manage their accounts) or the fees and disbursements of any Underwriter.

ARTICLE 7

INDEMNIFICATION; CONTRIBUTION

SECTION 7.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, each Person, if any, who Controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the officers, directors, agents, general and limited partners, and employees of each Holder and each such Controlling Person from and against any and all losses, claims, damages, liabilities (joint or several) and expenses (including reasonable costs of investigation and attorneys’ fees) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon and in conformity with, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who Controls such Underwriters on substantially the same basis as that of the indemnification of the Holders provided in this Section 7.1.

SECTION 7.2 Indemnification by Holder. Each Holder agrees to indemnify and hold harmless each other Holder, the Company, each Person, if any, who Controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the

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officers, directors, agents and employees of each other Holder, the Company and each such Controlling Person to the same extent as the foregoing indemnity from the Company to such Holder, but only with respect to information furnished in writing by such Holder or on such Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities. The liability of any Holder under this Section 7.2 shall be limited to the aggregate cash and property received by such Holder pursuant to the sale of Registrable Securities covered by such registration statement or prospectus.

SECTION 7.3 Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person entitled to indemnification under Section 7.1 or 7.2 (an “Indemnified Party”) in respect of which indemnity may be sought from any Person who has agreed to provide such indemnification under Section 7.1 or 7.2 (an “Indemnifying Party”), the Indemnified Party shall give prompt written notice to the Indemnifying Party and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable expenses of such defense. Such Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party has agreed to pay such fees and expenses, (b) the Indemnifying Party fails promptly to assume the defense of such action or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party, or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and Indemnifying Party (or an Affiliate of the Indemnifying Party), and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not, in connection with any such action or proceeding or separate but substantially similar related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable at any time for the fees and expenses of more than one separate firm of attorneys (together in each case with appropriate local counsel). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action or proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

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SECTION 7.4 Contribution. If the indemnification provided for in Section 7.1 or 7.2 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such losses, claims, damages, liabilities and judgments as between the Company on the one hand and each Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Holder in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person, and such Persons’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by any method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.4, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public (less any underwriting discounts or commissions) exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE 8

PARTICIPATION IN UNDERWRITTEN OFFERINGS

SECTION 8.1 Participation in Underwritten Offerings. No Holder may participate in any Underwritten Offerings hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Person entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement; provided that any obligation of such Holder to indemnify any Person pursuant to any such underwriting agreements shall be several, not joint and several, among such Holders selling Registrable Shares, and such liability shall be limited to the proceeds (after deducting underwriting commissions and discounts but before deducting any other expenses) received by such Holder from the sale of his, her or its Registrable Shares pursuant to such Underwritten Offering.

ARTICLE 9

TRANSFERS OF REGISTRATION RIGHTS

SECTION 9.1 Transfers of Registration Rights. The provisions hereof will inure to the benefit of, and be binding upon, the successors and assigns of each of the Parties, except as

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otherwise provided herein; provided, however, that the registration rights granted hereby may be transferred only (a) by operation of law or (b) with the express prior written consent of the Company, provided that any such transferee shall not be entitled to the rights provided in this Agreement unless such transferee of registration rights hereunder agrees to be bound by the terms and conditions hereof and executes and delivers to the Company an acknowledgment and agreement to such effect. Notwithstanding anything to the contrary contained in this Section 9.1, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 9.1.

ARTICLE 10

MISCELLANEOUS

SECTION 10.1 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith.

SECTION 10.2 Amendment; Termination. The provisions of this Agreement may only be amended by the written consent of the Company and the Majority Holders. The provisions of this Agreement shall terminate and be of no further force or effect (a) as of and following the tenth anniversary of the date hereof or (b) as to any Holder, on such earlier date on which such Holder no longer owns any Registrable Securities; provided that the provisions of Article 7 of this Agreement shall survive for any sales of Registrable Securities prior to such date.

SECTION 10.3 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days after the date mailed by registered or certified mail, postage prepaid, return receipt requested, (b) when sent, if sent by e-mail; provided that the e-mail transmission is promptly confirmed by the intended recipient by either telephone or reply e-mail, or (c) when delivered, if delivered by hand, via courier or by overnight delivery service to the intended recipient; provided that such delivery is delivered by 5:30 p.m. (Central time) on a Business Day (otherwise, the following Business Day). A notice will be deemed given pursuant to the foregoing sentence only if properly addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Holders:

c/o Warren Lynn Frazier

5655 Bear Lane, Suite 100

Corpus Christi, TX 78405

E-mail: lynn.frazier.cc@gmail.com

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If to the Company:

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, TX 77019

Attention: General Counsel

E-mail: ted.moore@nineenergyservice.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Matthew R. Pacey

E-mail: matt.pacey@kirkland.com

SECTION 10.4 Binding Effect; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 9.1, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

SECTION 10.5 Governing Law; Waiver of Jury Trial.

10.5.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

10.5.2 THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

SECTION 10.6 Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

SECTION 10.7 Counterparts. This Agreement may be executed in one or more counterparts. Each Party agrees that this Agreement and the transactions contemplated hereby may be entered into electronically and that any electronic signature, whether digital or encrypted, used by any Party is intended to authenticate this Agreement and to have the same force and effect as a manual signature. For purposes of this Agreement, an electronic signature means any electronic

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symbol, designation or process attached to or logically associated with a record, contract, document or instrument and adopted by a Party with the intent to sign such record, contract, document or instrument.

SECTION 10.8 Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

[Signature pages follow.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

NINE ENERGY SERVICE, INC.

By:
Name:
Title:

MAGNUM OWNERS:

WARREN LYNN FRAZIER

GARRETT LYNN FRAZIER 2018 DG TRUST

By:	Leah Schexnayder-Delaune
Title:	Trustee

DERRICK CHASE FRAZIER 2018 DG TRUST

By:	Leah Schexnayder-Delaune
Title:	Trustee

FRAZIER FAMILY FOUNDATION, INC.

By:	Warren Lynn Frazier
Title:	President

[Signature Page to Registration Rights Agreement]

GLOSSARY

DEFINITIONS

The following terms have the meanings for purposes of this Agreement:

“Accounting Firm” has the meaning set forth in Section 1.2.4.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” shall also mean (a) the spouse or children (including those by adoption) and siblings of such Person and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (b) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member is mentally incompetent and (c) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (a) or (b) of this definition.

“Agreement” has the meaning set forth in the introductory paragraph.

“Agreement of Employment” has the meaning set forth in Section 2.2.1(b).

“Alternative Transaction” means any transaction or series of related transactions relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Interests and/or Assets.

“Allocation Objection Notice” has the meaning set forth in Section 5.11.2.

“Anti-Corruption Laws” has the meaning set forth in Section 3.15.4.

“Assets” means all of the assets of the Companies and the Business as of the Closing Date.

“Assignments of Interests” has the meaning set forth in Section 2.2.1(a).

“Benefit Plan” has the meaning set forth in Section 3.17.1.

“Bonus” has the meaning set forth in Section 1.2.9.

“Bonus Letter” means that certain letter dated as of the date hereof from Seller Representative to Buyers containing the “Closing and Post-Closing Bonus Schedule”.

“Bonus Schedule” has the meaning set forth in Section 1.2.9.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Texas are authorized or required by Law to be closed for business.

“Buyer Benefit Plans” has the meaning set forth in Section 5.5.2.

“Buyer Closing Certificate” has the meaning set forth in Section 6.3(c).

“Buyer Disclosure Schedules” means the Buyer Disclosure Schedules delivered by Buyers to Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Indemnified Party” means, individually and collectively, Buyers, Buyers’ officers, managers, directors, employees, owners, agents, representatives, successors, and permitted assigns, and each of their respective officers, managers, directors, employees, owners, agents, representatives, heirs, beneficiaries, legal representatives, successors, and permitted assigns.

“Buyer Parent” has the meaning set forth in the introductory paragraph.

“Buyer Parent Common Stock” means the common stock, par value $0.01 per share, of Buyer Parent, and any other capital stock of Buyer Parent (or its successor) into which such common stock shall be reclassified, changed or converted.

“Buyer Parent Guaranty” has the meaning set forth in Section 5.16.

“Buyers” has the meaning set forth in the introductory paragraph.

“Canada Buyer” has the meaning set forth in the introductory paragraph.

“Canada Restricted Area” has the meaning set forth in Section 5.20.2.

“Cap” has the meaning set forth in Section 7.3.2.

“Capped Operational Requirements Claims” has the meaning set forth in Section 1.3.11.

“Cash on Hand” means, with respect to each Company, as of any date, all cash and cash equivalents (net of overdrafts and outstanding and uncleared checks) held by such Company with financial institutions as of the close of business on such date, determined in accordance with GAAP, consistently applied, but excluding Restricted Cash.

“Cash Purchase Price” has the meaning set forth in Section 1.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control Event” means the occurrence of any of the following transactions with respect to Buyers or the Companies following the Closing Date: (a) a sale of all or substantially all of the assets and properties of Buyers or the Companies to a Person other than Buyer Parent (or its successors) or an Affiliate of Buyer Parent (or its successors); (b) a merger, consolidation, reconstitution or similar transaction of any of Buyers or the Companies, the result of which a

Person other than Buyer Parent (or its successors) or an Affiliate of Buyer Parent (or its successors) owns or controls fifty percent (50%) or more of the voting securities of the continuing or surviving entity immediately after such transaction; or (c) a sale or exchange, directly or indirectly, of the issued and outstanding equity interests of any of Buyers or the Companies by the direct or indirect holders thereof in a single transaction, or a series of related transactions, the result of which a Person other than Buyer Parent (or its successors) or an Affiliate of Buyer Parent (or its successors) owns or controls, directly or indirectly, fifty percent (50%) or more of the voting securities of any of Buyers, Buyer Parent or the Companies immediately after such transaction. For the avoidance of doubt, no merger, consolidation, reconstitution or similar transaction involving Buyer Parent or direct or indirect sale or exchange of equity interests of Buyer Parent shall constitute a “Change of Control Event”.

“Claim Threshold” has the meaning set forth in Section 7.3.1.

“Closing” has the meaning set forth in Section 2.1.

“Closing Bonus Amount(s)” means, with respect to each Closing Bonus, the amounts set forth under the column entitled “Closing Bonus Amount” on the Bonus Schedule.

“Closing Bonuses” has the meaning set forth in Section 1.2.9.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Cash on Hand” means the aggregate Cash on Hand of all Companies at the Closing.

“Closing Date Indebtedness” means the aggregate Indebtedness of all Companies at the Closing.

“Closing Date Net Working Capital” means the aggregate Net Working Capital of all Companies at the Closing.

“Closing Date Transaction Expenses” means the aggregate Transaction Expenses of all Companies at the Closing.

“Closing Statement” has the meaning set forth in Section 1.2.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” have the meanings set forth in the Recitals.

“Company Agreement” means the Company Agreement of Magnum Oil Tools GP, LLC, a Texas limited liability company, effective as of September 30, 2011, by the members thereof, as in effect immediately prior to the Closing Date.

“Company Indemnified Party” has the meaning set forth in Section 5.10.

“Completed Sales” means units of Dissolvable Plugs sold (and actually paid by or invoiced to the buyer thereof) by Companies or Buyers or their respective Affiliates to Persons who are not Affiliates of the Company and included in the Companies’, Buyers’ or their Affiliates’ accounts in accordance with GAAP at prices agreed upon by Buyer Parent’s Vice President of U.S. Completions (as of the date hereof, Nick Pottmeyer) and U.S. & International Completions Tools Sales Manager (as of the date hereof, Garrett Frazier).

“Computer Systems” means software, computer firmware, computer hardware, electronic data processing, telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, information technology systems, and data and information contained therein or transmitted thereby, including any outsourced systems and processes.

“Confidential Information Memorandum” means that certain memorandum prepared by FMI Capital Advisors, Inc. describing the Business and the opportunity for investors to consider an acquisition or recapitalization of the Business or the Companies.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of July 9, 2018, by and between MOTI, MOTC and Buyer Parent.

“Continued Employees” has the meaning set forth in Section 5.5.1.

“Contracts” means all contracts, options, rights to acquire, preferential purchase rights, preemptive rights, warrants, collective bargaining agreements, leases, mortgages, franchises, licenses, purchase orders, bids, instruments, notes, bonds, loans, loan agreements, commitments, letters of credit, guaranties, sureties, undertakings, indentures, debentures and other agreements and legally binding arrangements, whether written or oral.

“Current Assets” means the total current assets of the Companies, including accounts receivable, inventory, deposits, and prepaid expenses, and including all utility, security, and other deposits held by third parties for or on behalf of any Company, but excluding all (i) Cash on Hand, (ii) Restricted Cash, (iii) obligations owed by Sellers or any of their Affiliates to any Company, (iv) amounts receivable from the directors, officers, managers or employees of Sellers or any Company and (v) deferred tax assets.

“Current Liabilities” means the total current liabilities of the Companies, including the Closing Bonus Amounts, but excluding any current liabilities of the Companies included in the calculation of Post-Closing Bonuses, Closing Date Indebtedness and Closing Date Transaction Expenses, all calculated as provided in the definition of Net Working Capital.

“Data Room” means a USB drive or other electronic storage medium containing the full contents of the virtual data room used in connection with “Project Higgins” as of October 12, 2018 at 8:00 p.m. Houston, Texas time and delivered to Buyer Parent on October 14, 2018.

“Deductible Threshold” has the meaning set forth in Section 7.3.1.

“Derrick Trust” has the meaning set forth in the introductory paragraph.

“Direct Claim” has the meaning set forth in Section 7.6.1.

“Disclosure Schedules” means the Seller Disclosure Schedules, the Buyer Disclosure Schedules or both, as applicable.

“Disputed Items” has the meaning set forth in Section 1.2.4.

“Dissolvable Plugs” means frac plugs sold by Companies, and post-Closing Date, by Companies or Buyers or their Affiliates, that incorporate components with downhole degradation properties, including, but not limited to, High Temp Magnum Vanishing Plugs, Mid Temp Magnum Vanishing Plugs, Low Temp Magnum Vanishing Plugs, Hollow Point Plugs and dissolvable Long Range plugs.

“Dissolvable Plugs Business” means the business (to the extent) involving and primarily related to the selling of Dissolvable Plugs.

“Dollars or $” means the lawful currency of the United States.

“Due Date” has the meaning set forth in Section 5.11.3(c).

“E-Set Business” means the business (to the extent) involving and primarily related to the renting or selling of a tool used in oil and gas well construction and completion operations that is used in the placement or setting of downhole equipment by non-pyrotechnic means, together with products primarily derived or developed from or directly related to such tool, as such tool is described in the two pending patents as of the date of filing: (i) Electrically Powered Setting Tool and Perforating Gun, Serial No. 14/922,969, filing date of October 26, 2015, in the United States, and (ii) Electrically Powered Setting Tool and Perforating Gun, Serial No. 2,910,136, filing date of October 26, 2015, in Canada, and any Intellectual Property subsequently primarily derived therefrom.

“E-Set Earnout Payment” has the meaning set forth in Section 1.3.1.

“Earnout Disputed Items” has the meaning set forth in Section 1.3.4.

“Earnout EBIT” means, with respect to any Earnout Period, the EBIT of the E-Set Business during such Earnout Period, calculated in accordance with Section 1.3.3.

“Earnout Objection Date” has the meaning set forth in Section 1.3.4.

“Earnout Objection Notice” has the meaning set forth in Section 1.3.4.

“Earnout Payment” means an E-Set Earnout Payment or a Sales Earnout Payment, as applicable.

“Earnout Period” has the meaning set forth in Section 1.3.1.

“Earnout Statement” has the meaning set forth in Section 1.3.3.

“Earnout Term” has the meaning set forth in Section 1.3.1.

“EBIT” means net income before interest, income taxes and one-time gains or losses on the sale of assets related to Company disposal or accounting decisions, calculated in accordance with the methodologies and principles set forth on Exhibit E and otherwise in accordance with GAAP. Exhibit E also illustrates a sample calculation of EBIT (with actual numbers to be determined at the date of calculation).

“Effective Time” means 11:59 pm Central Daylight Time on the Closing Date.

“Employees” means the Persons employed by any Company immediately prior to either the execution and delivery of this Agreement or, as applicable for purposes of this Agreement, the Closing.

“Encumbrance” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase or offer right, license, mortgage, deed of trust, security interest, or other encumbrance of any nature whatsoever, including any statutory landlord lien.

“Environmental Claim” means any Governmental Order, action, determination, suit, claim, investigation, complaint or other legal proceeding by any Person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, monitoring, governmental response, removal or remediation, natural resources damages, or penalties) arising out of, based on or resulting from: (a) the use, generation, transportation, treatment, storage, disposal, handling, or Release of or exposure of any Person to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority relating to pollution (or the cleanup thereof) or the protection of public health and safety, worker health and safety, natural resources or the environment (including ambient and indoor air, soil, surface water or groundwater, or subsurface strata).

“Environmental Notice” means any directive, notice of violation, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with or liability arising under any Environmental Law.

“Environmental Permit” means any Permit, waiver, exemption, or other authorization required under or issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity, whether or not incorporated, that is a member of Sellers’ controlled group or affiliate service group within the meaning of Code Section 414.

“Escrow Agent” means Frost Bank or such other financial institution acceptable to Buyers and Seller Representative.

“Estimate Statement” has the meaning set forth in Section 1.2.2.

“Estimated Cash Purchase Price” means the sum of (a) the aggregate Cash Purchase Price, minus (b) the amount, if any, by which the Net Working Capital Target exceeds the Estimated Net Working Capital, plus (c) the amount, if any, by which the Estimated Net Working Capital exceeds the Net Working Capital Target, plus (d) the Estimated Closing Date Cash on Hand, minus (e) the Estimated Closing Date Indebtedness, minus (f) the Estimated Closing Date Transaction Expenses.

“Estimated Closing Date Cash on Hand” means Closing Date Cash on Hand estimated on the Estimate Statement.

“Estimated Closing Date Indebtedness” means the Closing Date Indebtedness estimated on the Estimate Statement.

“Estimated Closing Date Transaction Expenses” means the Closing Date Transaction Expenses estimated on the Estimate Statement.

“Estimated Net Working Capital” means the Closing Date Net Working Capital estimated on the Estimate Statement.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, deemed export, deemed re-export, transfer or import controls (including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Information” has the meaning set forth in Section 5.13.

“Excluded Materiality Qualifications” means the qualifications as to materiality, Material Adverse Effect or words of similar import contained in Sections 3.6 (second sentence), 3.8, 3.9.1, 3.13.1(iii), 3.15.2 and 3.17.1.

“Expiration Date” has the meaning set forth in Section 8.1(c)(i).

“FCPA” has the meaning set forth in Section 3.15.4.

“Final Allocation” has the meaning set forth in Section 5.11.2.

“Final Closing Date Cash on Hand” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Final Closing Date Indebtedness” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Final Closing Date Transaction Expenses” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Final Net Working Capital” has the meaning set forth in the definition of “Net Adjustment Amount”.

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing” means the bank debt financing transactions or capital markets debt or equity financing transactions consummated or anticipated to be consummated in connection with the transactions contemplated by this Agreement.

“Financing Sources” means the entities that have committed to provide, or otherwise entered into agreements with Buyer Parent, Buyers or any of their respective Affiliates in connection with, the Financing, including any parties (other than Buyer or any of their Affiliates) to the commitment letters, engagement letters and other Contracts executed in connection with the Financing, any joinder agreements and fee letters (including the definitive agreements executed in connection with the Financing) and their respective successors, assigns and Affiliates.

“Flow of Funds” means a schedule setting forth the sources, uses, and directions for the payment of funds used to satisfy the Share Purchase Price, Estimated Cash Purchase Price, Purchase Price, Net Adjustment Amount, Estimated Closing Date Indebtedness, Estimated Closing Date Transaction Expenses, and other financial obligations arising under this Agreement and the other Transaction Documents with respect to the completion of the transactions contemplated hereunder and thereunder and, as applicable, prepared based on the Indebtedness Payoff Letters and the Transaction Expenses Payoff Letters.

“FLSA” means the Fair Labor Standards Act of 1938, as amended, and the rules and regulations promulgated thereunder.

“Foundation” has the meaning set forth in the introductory paragraph.

“Fraziers” has the meaning set forth in the introductory paragraph.

“Fundamental Representations” means Section 3.1 (Organization and Authority of Each Seller), Section 3.2 (No Seller Conflicts; Seller Consents), Section 3.3 (Organization and Qualification of Companies), Section 3.4 (Capitalization; Subsidiaries), Section 3.21 (No Brokers), Section 4.1 (Organization of Buyers and Buyer Parent), Section 4.2 (Authority of Buyers and Buyer Parent), Section 4.3 (No Conflicts; Consents), Section 4.5 (Brokers) and Section 4.10 (Capitalization of Buyer Parent; Issuance of Share Purchase Price).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Garrett Trust” has the meaning set forth in the introductory paragraph.

“General Partner” has the meaning set forth in the recitals.

“Government Official” means any officer or employee of a government, a public international organization, or any department or agency thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) a foreign public official as defined in the U.K. Bribery Act 2010, (iii) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (iv) any non-U.S. political party or party official or any candidate for non-U.S. political office.

“Governmental Authority” means any federal, state, city, county, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator (public or private), court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, settlement, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GP Securities” has the meaning set forth in the recitals.

“Guaranteed Obligations” has the meaning set forth in Section 5.16.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, in each case, whether naturally occurring or man-made, that is regulated as hazardous, acutely hazardous, or toxic under Environmental Laws, or for which liability or standards of conduct can be imposed; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, mold, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Historical Financial Statements” has the meaning set forth in Section 3.6.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” or “Income Taxes” means any Tax or Taxes imposed on or measured in whole or in part by income.

“Indebtedness” means, with respect to each Company, without duplication, the sum of all: (a) indebtedness for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of each Company and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations evidenced by bonds, debentures, notes or similar instruments, settlement agreements or payment plans; (c) obligations of each Company to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of each Company but are secured by the assets of such Company, but excluding trade accounts payable); (d) indebtedness arising out of outstanding reimbursement obligations with respect to bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (e) obligations of each Company as lessee under capital leases and obligations of such Company is respect of synthetic leases; (f) obligations of each Person under any hedging arrangement; (g) indebtedness secured by an Encumbrance on the Assets or properties of such Company (other than Permitted Encumbrances); (h) obligations of each Company under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of each Company to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; and (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (h); provided, however, notwithstanding anything herein to the contrary and for the avoidance of doubt, the term Indebtedness shall not include any intercompany obligations among or between any Companies.

“Indebtedness Payoff Letters” has the meaning set forth in Section 2.2.1(h).

“Indemnification Escrow Account” means the escrow account established pursuant to the Indemnification Escrow Agreement.

“Indemnification Escrow Agreement” means the escrow agreement which will be executed at the Closing, by and among Buyers, Seller Representative and the Escrow Agent, in substantially the form as attached hereto as Exhibit F, pursuant to which the Escrow Agent will hold the Indemnification Escrow Amount.

“Indemnification Escrow Amount” means $24,500,000.

“Indemnified Party” means a person making a proper claim under Section 7.2 (i.e., either a Buyer Indemnified Party or Seller Indemnified Party, as appropriate).

“Indemnifying Party” means the person against whom a claim is properly asserted under Section 7.2 (i.e., either Sellers or Buyers, as appropriate).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress and other identifiers of source, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (b) copyrights and rights in copyrightable works, including all applications and registrations therefor, and rights in works of authorship, whether or not copyrightable; (c) trade secrets, know-how and rights in confidential information; (d) patents, patent applications, utility models, and rights in inventions (whether patentable or not), including all extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (e) websites and internet domain name registrations; (f) rights in computer software (including source code and object code), data, databases, and documentation thereof; and (g) all other intellectual or industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

“Intellectual Property Agreements” means all licenses, sublicenses and other Contracts (other than off-the-shelf or “shrink wrap” license agreements for unmodified software on generally standard terms) (a) by or through which other Persons grant any Company or any Company grants any other Persons any exclusive or non-exclusive rights, license or interests in or to any Intellectual Property that is used by any Company in connection with the Business or (b) to which any Company is a party relating to the development or acquisition of any Intellectual Property; in each case excluding agreements with employees and non-exclusive licenses to Intellectual Property owned by such Company entered into in the ordinary course of business consistent with past practice and under standard forms of agreement that have been provided to Buyers.

“Intellectual Property Assets” means all Intellectual Property that is owned by or exclusively licensed to the Companies and used in connection with conducting the Business, including the Intellectual Property Registrations.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interests” has the meaning set forth in the Recitals.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Joint Management Committee” has the meaning set forth in Section 1.3.10.

“Knowledge of Buyers” or “Buyers’ Knowledge” or any other similar knowledge qualification, means the knowledge, after reasonable inquiry with immediate reports, of each of Ann G. Fox. Clinton Roeder and Ted Moore.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge, after reasonable inquiry with immediate reports, of each of the Fraziers, Scott Duncan and Leah Schexnayder.

“Law” means any statute, law (including common law), ordinance, regulation, act, rule, code, order, constitution, treaty, judgment, decree, other legally binding requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.12.2.

“Leases” has the meaning set forth in Section 3.12.2.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“LP Interests” has the meaning set forth in the recitals.

“LP Sellers” has the meaning set forth in the recitals.

“Material Adverse Change” means any of the following (a) the death or incapacitation which is expected to last in excess of twelve (12) months of all three Fraziers, (b) the felony indictment of the Fraziers or of any Company, (c) invalidation of patents relating to products that comprise over fifty percent (50%) of the Companies’ revenue during the period beginning on October 15, 2017 and ending on the date hereof, inclusive of such dates, or (d) dissolution or liquidation of, or the termination of the Companies’ relationship with, both of the Companies’ two (2) largest dissolvable material suppliers.

“Material Adverse Effect” means any event, circumstance, occurrence, fact, condition, change or effect that is (or would reasonably be expected to be) materially adverse to (a) the business, prospects, properties, liabilities (contingent or otherwise) results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, circumstance, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or primarily attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyers; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Companies and the Business; (viii) any natural or man-made disaster or acts of God; and (ix) any failure by the Business to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided, that the underlying cause(s) of any such failure may be taken into consideration in making such determination); provided that in the case of the forgoing clauses (i), (ii), (iii), (vi) and (viii), except to the extent that such matters have a disproportionate and materially adverse effect on the Business or the Companies (taken as a whole) relative to other businesses and Persons in the industries in which the Companies operate.

“Material Contracts” has the meaning set forth in Section 3.9.1.

“Material Customers” has the meaning set forth in Section 3.20.1.

“Material Suppliers” has the meaning set forth in Section 3.20.2.

“MOTC” has the meaning set forth in the recitals.

“MOTC Shares” has the meaning set forth in the recitals.

“MOTI” has the meaning set forth in the recitals.

“Net Adjustment Amount” means zero plus, (a) the amount by which the Estimated Net Working Capital is less than the Closing Date Net Working Capital as finally determined pursuant to Section 1.2 (the “Final Net Working Capital”), minus (b) the amount by which the Estimated Net Working Capital is greater than the Final Net Working Capital, plus (c) the amount by which the Closing Date Cash on Hand as finally determined pursuant to Section 1.2 (the “Final Closing Date Cash on Hand”) is greater than the Estimated Closing Date Cash on Hand, minus (d) the amount by which the Estimated Closing Date Cash on Hand is greater than the Final Closing Date Cash on Hand, plus (e) the amount by which the Estimated Closing Date Indebtedness is greater than the Closing Date Indebtedness as finally determined pursuant to Section 1.2 (the “Final Closing Date Indebtedness”), minus (f) the amount by which the Final Closing Date Indebtedness is greater than the Estimated Closing Date Indebtedness, plus (g) the amount by which the Estimated Closing Date Transaction Expenses are greater than the Closing Date Transaction Expenses as finally determined pursuant to Section 1.2 (the “Final Closing Date Transaction Expenses”), minus (h) the amount by which the Final Closing Date Transaction Expenses are greater than the Estimated Closing Date Transaction Expenses.

“Net Working Capital” means, as of a particular date, with respect to the Companies, on a consolidated basis, the amount by which Current Assets exceed Current Liabilities, expressed as a positive number, or the amount by which Current Liabilities exceed Current Assets, expressed as a negative number, as adjusted or otherwise determined in accordance with the Net Working Capital Methodology; provided, however, that in all events Net Working Capital shall (i) be determined without regard to, and thus shall exclude, all Cash on Hand, Restricted Cash, the Post-Closing Bonus Amounts, Closing Date Transaction Expenses and any Indebtedness included in the calculation of Closing Date Indebtedness and (ii) include the Closing Bonus Amounts as Current Liabilities.

“Net Working Capital Methodology” means the methodology for calculating Net Working Capital set forth on Schedule 1.2.

“Net Working Capital Target” means $59,000,000.

“Objection Date” has the meaning set forth in Section 1.2.4.

“Objection Notice” has the meaning set forth in Section 1.2.4.

“Operational Requirements Cap” has the meaning set forth in Section 1.3.11.

“Partnership Agreement” means the Operating Agreement of Magnum Oil Tools International, LTD, effective as of April 25, 2015, by and between the General Partner and Sellers, as in effect immediately prior to the Closing Date.

“Party” and “Parties” means, respectively, each of Sellers, Buyers and Buyer Parent, individually, and Sellers, US Buyer, Canada Buyer and Buyer Parent, collectively.

“Pass-Through Income Tax Matter” means any matter relating to the determination of income, gain, loss, deduction or credits with respect to the operations of the business of any Company if any of the Sellers (or their direct and indirect owners) would be liable as a matter of applicable Law for Income Taxes attributable thereto (e.g., the Income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners with respect to the entity for federal or applicable state and local income Tax purposes).

“Pass-Through Tax Return” means any Tax Return of a Company in respect of which items of income, gain, loss deduction or credit are passed through, directly or indirectly, to the Sellers (or their direct or indirect owners) under applicable Law.

“Permits” means all permits, licenses, certificates, franchises, approvals, authorizations and consents required to be obtained from or issued by Governmental Authorities.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice but only to the extent such Encumbrances secure obligations that, as of the Closing, are not due and payable or being contested in good faith; (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting real property that individually or in the aggregate (i) have not had, and are not reasonably likely to materially and adversely effect on the ability of each Company to use such property in the manner previously owned or used by such Company, or (ii) materially impair the value of such property; (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (e) liens arising under a Lease in favor of the landlord thereunder or statutory liens arising as a result of the Lease; (f) liens created by or on behalf of Buyers; (g) non-exclusive licenses to Intellectual Property owned by a Company entered into in the ordinary course of business consistent with past practice and under standard forms of agreement that have been provided to Buyers; and (h) other imperfections of title or Encumbrances, if any, that are, individually and in the aggregate, immaterial to the Business, Assets and the Companies.

“Permitted Interest Encumbrances” means Encumbrances (a) arising under generally applicable securities laws, (b) created, suffered or imposed by, or in favor of, Buyer Parent or its Affiliates or (c) arising under the certificate of formation or incorporation, as applicable, and other organizational documents of each Company; provided, that any such Encumbrances under (c) are fully waived or satisfied at or prior to Closing with respect to the transactions contemplated by this Agreement.

“Person” means an individual, natural person, corporation, firm, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity (whether or not a legal entity).

“PH” has the meaning set forth in Section 5.14.1.

“Post-Closing Bonuses” has the meaning set forth in Section 1.2.9.

“Post-Closing Bonus Amount(s)” means, with respect to each Post-Closing Bonus, the amounts set forth under the column entitled “Post-Closing Bonus Amount” on the Bonus Schedule.

“Pre-Closing Tax Period” means any taxable period commencing prior to and ending on or before the Closing Date.

“Preparing Party” has the meaning set forth in Section 5.11.3(c).

“Prohibited Period” means the period from and after the date hereof until five (5) years after the Closing Date.

“Proposed Allocation” has the meaning set forth in Section 5.11.2.

“Purchase Price” has the meaning set forth in Section 1.1.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17.2.

“Receiving Party” has the meaning set forth in Section 5.11.3(c).

“Registration Rights Agreement” has the meaning set forth in Section 2.2.2(i).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient and indoor air, surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Information” means (a) audited and, if applicable, consolidated balance sheets of the Companies as of the end of the fiscal years ended December 31, 2017 and December 31, 2016 and related audited and, if applicable, consolidated statements of operations, changes in partners’ capital and cash flows of the Companies for such fiscal years, all of which shall be prepared in accordance with GAAP and in a customary manner for Rule 144A offerings of debt securities, (b) unaudited and, if applicable, consolidated balance sheets and related statements of operations, changes in partners’ capital and cash flows of the Companies for each fiscal quarter of the Companies that started after December 31, 2017 and ended at least forty-five (45) calendar days prior to the Closing Date, all of which shall be prepared in accordance with GAAP and in a customary manner for Rule 144A offerings of debt securities and (c) such other and pertinent information as otherwise reasonably necessary to receive from the Companies’ auditors customary comfort letters (including negative assurance and change period comfort), together with drafts of customary comfort letters that such auditors are prepared to deliver upon the “pricing” and closing of any Rule 144A offerings of debt securities being issued in lieu of any portion of the Financing, with respect to the financial information to be included in such offering memorandum.

“Restricted Cash” means any cash that is held or set aside as a security deposit or that is otherwise not freely usable by the Companies because it is subject to contractual restrictions or limitations on use or distribution by a Contract or Law or would otherwise be deemed “restricted” in accordance with GAAP.

“Restricted Party” means any LP Seller or any Frazier.

“Reviewing Party” has the meaning set forth in Section 5.11.3(c).

“Sales Earnout Payment” has the meaning set forth in Section 1.3.2.

“Sales Earnout Period” has the meaning set forth in Section 1.3.2.

“Sanctioned Person” means at any time any Person: (a) listed on any applicable Sanctions-related list of designated or blocked persons (including without limitation any list administered and maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury,

the Bureau of Industry and Security of the U.S. Department of Commerce, the Directorate of Defense Trade Controls of the U.S. Department of State; any list of sanctioned persons administered and maintained by the U.S. Department of State relating to nonproliferation, terrorism, Iran, or Russia; and any list of sanctioned persons administered and maintained by a Governmental Authority with jurisdiction over any Company); (b) resident in, or organized under the laws of, a country or territory that is the subject of comprehensive restrictive Sanctions (including without limitation Cuba, Iran, North Korea, Syria, and the Crimea Region of Ukraine); or (c) majority-owned (in the aggregate) or controlled by any of the foregoing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including without limitation those administered by the U.S. Treasury, Office of Foreign Assets Control, (b) the European Union and implemented by its member States, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury of the United Kingdom, (e) the Government of Canada, or (f) any Governmental Authority with jurisdiction over a Company.

“Schedule Supplement” has the meaning set forth in Section 5.8.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means all forms, reports, registration statements, definitive proxy statements, schedules, and other materials with the SEC required to be filed by Buyer Parent pursuant to the Exchange Act or other federal securities laws since January 1, 2018.

“Securities Act” means Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” and “Sellers” have the meanings set forth in the introductory paragraph.

“Sellers’ Closing Certificate” has the meaning set forth in Section 6.2(c).

“Seller Disclosure Schedules” means the Seller Disclosure Schedules delivered by Sellers to Buyers concurrently with the execution and delivery of this Agreement.

“Seller Indemnified Party” means each Seller’s agents, representatives, successors, and permitted assigns, and each of their respective officers, managers, directors, employees, owners, agents, representatives, heirs, beneficiaries, legal representatives, successors, and permitted assigns.

“Seller Related Parties” has the meaning set forth in Section 5.17.2.

“Seller Representative” has the meaning set forth in the introductory paragraph.

“Seller Taxes” means (a) all Taxes imposed on the Companies or with respect to the Assets for any Pre-Closing Tax Period, (b) all Straddle Period Seller Taxes, (c) any other Taxes of any Seller or any Affiliates of any Seller for any taxable period, and (d) any Taxes or other Liabilities attributable to (or relating to) (I) any matter at issue or described in the lawsuit, United States of America v. Warren L. Frazier and Patricia A. Frazier, Civil No. 2:17-cv-00208, pending in the

United States District Court for the Southern District of Texas, Corpus Christi Division, or in Warren L. Frazier v. Commissioner of Internal Revenue, United states Tax Court, Docket No. 7003-15 or (II) matters under 31 U.S.C. § 5314; provided; however, that the term “Seller Taxes” shall not include any Taxes (i) taken into account for purposes of determining Final Net Working Capital, (ii) included as part of Closing Date Indebtedness and/or Closing Date Transaction Expenses, or (iii) arising on the Closing Date but after the Closing that arose as a result of actions of Buyers or their Affiliates, including any Company, other than in the ordinary course of business consistent with past practice or as expressly contemplated in this Agreement.

“Share Purchase Price” has the meaning set forth in Section 1.1.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Straddle Period Seller Taxes” means the portion of any Taxes imposed on a Company, or for which a Company may otherwise be liable or obligated to pay with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date as follows: (a) in the case of Taxes that are either (i) based upon or related to income, gains, receipts, or gross margins, or (ii) imposed on a non-periodic basis, the amount of such Taxes that would be payable pursuant to a closing of the books if the applicable taxable year ended on and included the Closing Date; and (b) in the case of Taxes not described above in clause (a), the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that, (A) for purposes of clause (a) above, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period after the Closing Date in proportion to the number of days in each such portion, and (B) any credits relating to a Straddle Period shall be allocated to the portion of the Straddle Period ending on the Closing Date in the same manner as the Taxes to which such credits relate.

“Survival Period Expiration Date” has the meaning set forth in Section 7.1.

“Tangible Personal Property” means all furniture, fixtures, equipment, vehicles, trailers, storage units, supplies and other tangible personal property used or held for use in conducting the Business.

“Tax” and “Taxes” means each and all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, escheat, unclaimed property, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties and other taxes, fees, assessments or charges of any kind whatsoever (including any civil or criminal fines under Title 31 of the U.S. Code), whether computed on a separate, consolidated, unitary, or combined basis, or in any other manner, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed, including any obligation to indemnify or otherwise assume, succeed to, or be responsible for the liability for Taxes of any other Person.

“Tax Act” has the meaning set forth in Section 5.20.7.

“Tax Objection Notice” has the meaning set forth in Section 5.11.3(c).

“Tax Proceeding” means any claim, assessment, audit, administrative proceeding, judicial proceeding, investigation or other similar event or activity with respect to Taxes of any Company, or with respect to the Assets, for any Pre-Closing Tax Period or Straddle Period, or that constitute any Transfer Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Federal, state, provincial, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising Tax regulatory authority.

“Third Party Claim” has the meaning set forth in Section 7.7.1.

“Transaction Documents” means this Agreement, the Assignments of the Interests, the Agreement of Employment, the Indemnification Escrow Agreement, the Bonus Letter and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expense Payoff Letters” has the meaning set forth in Section 2.2.1(i).

“Transaction Expenses” means, with respect to each Company, to the extent not paid prior to the Closing Date and to the extent not taken into account for purposes of determining Net Working Capital, (a) all fees and expenses of counsel, financial advisors, investment bankers, brokers, finders, accountants, consultants and other advisors, service providers and third parties to such Company (or Sellers to the extent such fees and expenses are borne by such Company) incurred in connection with the transactions contemplated under this Agreement and the other Transaction Documents and (b) any change of control, severance, retention, exit or other similar bonuses or payments that are payable as a result of the consummation of the transactions contemplated by this Agreement or any other Transaction Document and all payroll Taxes which would be owed by Buyer Parent or its Affiliates with respect to such bonuses or payments, but excluding, for clarity, the Bonuses.

“Transfer Taxes” means all sales, use, transfer, recording, filing, value added, ad valorem, privilege, documentary, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other similar fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement; provided that Transfer Taxes shall not include Taxes on or measured by net income, franchise Taxes or Taxes on capital gains.

“Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.

“Unresolved Claims” has the meaning set forth in Section 7.8.2.

“US Buyer” has the meaning set forth in the introductory paragraph.

“US Restricted Area” has the meaning set forth in Section 5.20.1.

“WARN Act” has the meaning set forth in Section 3.18.4.

“Warren Frazier” has the meaning set forth in the introductory paragraph.

“Warren Restrictive Covenants” has the meaning set forth in Section 5.20.7.